                                                                   EXHIBIT 2.1




                            AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER made as of this 21st day of July, 1997, by and among CLUBHOUSE HOTELS, INC., a Kansas corporation (the "Target Company"), WYNDHAM HOTEL CORPORATION, a Delaware corporation (the "Acquiror"), WHC ACQUISITION CORPORATION, a Delaware corporation and wholly-owned subsidiary of the Acquiror ("MergerSub"), and David H. Aull and Roland W. Samples (each, a "Principal Stockholder" and collectively, the "Principal Stockholders").

                                    RECITALS

         A.      The Acquiror is a Delaware corporation.

         B.      MergerSub is a wholly-owned subsidiary of the Acquiror.

         C. The Target Company, through its subsidiaries, owns, operates and franchises hotel properties under the names "ClubHouse Inn" and "ClubHouse Inn and Conference Center."

         D. The parties desire to set forth the terms of the merger of MergerSub with and into the Target Company.

         NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                                   ARTICLE I
                                  DEFINITIONS

         When used in this Agreement, the following terms shall have the meanings specified:

         1.1 Acquiror. "Acquiror" shall mean Wyndham Hotel Corporation, a Delaware corporation.

         1.2 Acquiror Common Stock. "Acquiror Common Stock" shall have the meaning assigned that term in Section 2.6(a).

         1.3 Acquiror Companies. "Acquiror Companies" shall mean the Acquiror, MergerSub and each of the subsidiaries of the Acquiror set forth on
Schedule 1.3.

         1.4 Acquiror Per Share Equity Value. "Acquiror Per Share Equity Value" shall have the meaning assigned that term in Section 2.6(f).

         1.4A    Acquisition Transaction.  "Acquisition Transaction" shall have the meaning assigned that term in Section 5.11.

         1.5     Action.  "Action" shall have the meaning assigned that term in
Section 7.10.

         1.6 Additional Shares. "Additional Shares" shall have the meaning assigned that term in Section 2.6(a).

         1.7 Affiliate. "Affiliate" of any person means any other person controlling, controlled by, or under common control with, such first person.

         1.8 Agreement. "Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits and Schedules attached hereto.

         1.9 Average Closing Price Per Share. "Average Closing Price Per Share" of Acquiror Common Stock shall mean the average per share closing price of such security as reported on the New York Stock Exchange over the ten (10) trading days immediately preceding the date of determination.

         1.10 Basic Shares. "Basic Shares" shall have the meaning assigned that term in Section 2.6(a).

         1.11 Claims. "Claims" shall mean all claims, damages, losses, costs, expenses and liabilities and all costs and expenses incident to any suit, action, investigation, claim or proceeding to establish or enforce a party's right to indemnification hereunder (including, without limitation, reasonable attorneys' fees).

         1.12 Closing. "Closing" shall mean the conference held on the Closing Date at which the closing of the Merger and the other transactions contemplated hereby shall occur. All transactions occurring at the Closing shall be deemed to have occurred simultaneously, and no one transaction shall be deemed to be complete until all transactions are completed.

         1.13 Closing Balance Sheet. "Closing Balance Sheet" shall have the meaning assigned that term in Section 2.8(a).

         1.14 Closing Date. "Closing Date" shall mean July 31, 1997 or such earlier date as may be mutually agreed by the parties hereto.

         1.15 ClubHouse Indemnified Party. "ClubHouse Indemnified Party" and "ClubHouse Indemnified Parties" shall have the meanings assigned those terms in Section 7.10.

         1.16 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.17 Consolidated Entities. "Consolidated Entities" shall mean the limited partnerships or corporations, as applicable, owning the Hotels listed on Schedule 1.17, (in which a Subsidiary owns a general partnership interest and in which the Target Company has the right to purchase all of the limited partner interests in such limited partnerships or in which the Target Company owns or has the right to purchase all of the outstanding stock in such corporations, as applicable) and Valdosta C.I. Associates, L.P.

         1.18 Contracts. "Contracts" shall mean contracts, agreements, leases (including ground leases), licenses and enforceable arrangements, understandings, relationships and commitments, whether written or oral, but shall not include any of the Employee Benefit Plans.

         1.19 Controlled General Partner. "Controlled General Partner" shall mean, with respect to each Related Entity that is a partnership, any general partner therein of which the Target Company or the Principal Stockholders directly or indirectly own fifty percent (50%) or more of the voting or equity interests.

         1.20 Controlled Manager. "Controlled Manager" shall mean, with respect to each Related Entity that is a limited liability company, any manager thereof of which the Target Company or the Principal Stockholders directly or indirectly own fifty percent (50%) or more of the voting or equity interests.

         1.21    DGCL.  "DGCL" shall have the meaning assigned that term in
Section 2.1(a).

         1.22 Deductions from Total Enterprise Value. "Deductions from Total Enterprise Value" shall have the meaning assigned that term in Section 2.6(f).

         1.23 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.24 ESA Reports. "ESA Reports" shall have the meaning assigned that term in Section 3.21.

         1.25 Effective Time. "Effective Time" shall mean the time at which the Merger is consummated by the filing of the requisite documents with the Secretary of State of the State of Kansas and the Secretary of State of the State of Delaware, or such later date as is specified in such filings.

         1.26 Employee Benefit Plans. "Employee Benefit Plans" shall mean the employee benefit plans of the Target Company and the Related Entities, which are set forth on Schedule 1.26 hereto.

         1.27 Environmental Requirements. "Environmental Requirements" shall have the meaning assigned that term in Section 3.21 hereof.

         1.28 Estimated Other Long-Term Liabilities Amount. "Estimated Other Long-Term Liabilities Amount" shall have the meaning assigned that term in Section 2.6(f).

         1.29 Excess Shares. "Excess Shares" shall have the meaning assigned that term in Section 2.8(d).

         1.30 Excluded Assets. "Excluded Assets" shall mean those assets of the Target Company listed on Schedule 1.30 attached hereto, together with associated mortgages, claims, liens, pledges, options, charges, easements, security interests, rights-of-way, encumbrances or other similar rights.

         1.31 Excluded Assets Purchase Agreement. "Excluded Assets Purchase Agreement" shall mean the Excluded Assets Purchase Agreement, in the form attached hereto as Exhibit 1.31, pursuant to which the Target Companies shall sell and convey the Excluded Assets to the Transferee.

         1.32 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1.33 Financial Statements. "Financial Statements" shall mean, as of the date hereof, all of the financial statements, including the notes thereto, referred to in Section 3.5(a). From and after the date that the financial statements referred to in Section 5.9 have been delivered to the Acquiror, the term "Financial Statements" also shall include those financial statements.

         1.34 GAAP. "GAAP" shall mean generally accepted accounting principles, consistently applied.

         1.35 Hazardous Substance. "Hazardous Substance" shall have the meaning assigned that term in Section 3.21.

         1.36    Hotels.  "Hotels" shall mean the hotel properties listed on
Schedule 1.36 and related improvements owned by certain Related Entities.

         1.37 Indebtedness of Non-Consolidated Entities. "Indebtedness of Non-Consolidated Entities" shall have the meaning assigned that term in Section 2.6(f).

         1.38 Intangibles. "Intangibles" shall mean all patents, applications for patents, patent licenses, trademarks, trademark registrations, applications for trademark registrations, service marks and service mark registrations and applications, trade names, copyright and copyright registrations and applications, license agreements, franchise agreements, software licenses, and computer programs (including accounting and reservation systems, related software codes, design, operation and service manuals, and other related documentation) used, available for use, owned, or granted by or to the Target Company, any Subsidiary or any other Related Entity.

         1.39 Interim Balance Sheet. "Interim Balance Sheet" shall mean, in the case of the Target Company and its subsidiaries, their unaudited consolidated balance sheet as at March 31, 1997, and in the case of any Related Entity whose corresponding financial information is not included in such unaudited consolidated balance sheet, the unaudited balance sheet of such Related Entity as at March 31, 1997.

         1.40 Interim Balance Sheet Date. "Interim Balance Sheet Date" shall mean March 31, 1997.

         1.41    IRS.  "IRS" shall mean the Internal Revenue Service.

         1.42 K.D.F.. "K.D.F." shall mean K.D.F., a Massachusetts general partnership.

         1.43    KGCC.  "KGCC" shall have the meaning assigned that term in
Section 2.1(a).

         1.44 Knowledge of the Acquiror. "Knowledge of the Acquiror" shall mean the actual knowledge of the Chairman of the Board, the President or any Vice President of the Acquiror.

         1.45 Knowledge of the Target Company and the Principal Stockholders. "Knowledge of the Target Company and the Principal Stockholders" shall mean (i) with respect to a Principal Stockholder, the actual knowledge of the Principal Stockholder and (ii) with respect to the Target Company, the actual knowledge of David H. Aull (the Chairman of the Board of the Target Company), Roland W. Samples (the President and Chief Financial Officer of the Target Company), Richard L. Merkel (Senior Vice President of Operations of the Target Company), Thomas J. Berger (Chief Accounting Officer and Controller of the Target Company) and the President and any Senior Vice-President of each Subsidiary. For purposes of the foregoing, the Principal Stockholders and the Target Company represent that at least one of the officers listed in clause
(ii) of the preceding sentence has made due inquiry of each other Vice President of the Target Company and any applicable Subsidiary and the general manager of each hotel property owned, leased or managed by the Target Company or any Related Entity with respect to the representations and warranties set forth in this Agreement concerning each such hotel property and the ownership and operation thereof.

         1.46 Leaseholds. "Leaseholds" shall have the meaning assigned that term in Section 3.19(e) hereof.

         1.47 Liens. "Liens" shall mean liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, impositions, easements, restrictions and other title exceptions.

         1.48    Losses.  "Losses" shall have the meaning assigned that term in
Section 7.1(a).

         1.49 Managed Property. "Managed Property" shall have the meaning assigned that term in Section 3.19(c).

         1.50 Management Agreement. "Management Agreement" shall have the meaning assigned that term in Section 3.19(c).

         1.51 Material Adverse Effect. "Material Adverse Effect" shall mean, with respect to any entity or group of entities, a material adverse effect on the business, assets, financial condition, results of operation or operations of such entity or group of entities taken as a whole and subject to such further qualifications as may be expressed where such term is used in this Agreement.

         1.52 Maximum Amount. "Maximum Amount" shall have the meaning assigned that term in Section 7.10.

         1.53 Merger. "Merger" shall mean the merger of MergerSub with and into the Target Company.

         1.54 Merger Amount. "Merger Amount" shall have the meaning assigned that term in Section 7.2(a).

         1.55 Merger Determination. "Merger Determination" shall have the meaning assigned that term in Section 7.2(a).

         1.56 MergerSub. "MergerSub" shall mean WHC Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Acquiror.

         1.57 Net Working Capital. "Net Working Capital" shall have the meaning assigned that term in Section 2.8(e).

         1.58 Non-Competition Agreement. "Non-Competition Agreement" shall mean the agreement in substantially the form of Exhibit 6.2(o) hereto.

         1.59 Non-Consolidated Entities. "Non-Consolidated Entities" shall mean the limited partnerships or joint venture general partnerships owning the Hotels listed on Schedule 1.59, and in which a Subsidiary owns a general partnership interest in the amounts shown on Schedule 1.59.

         1.60 Other Indebtedness. "Other Indebtedness" shall have the meaning assigned that term in Section 2.6(f).

         1.61 Other Long-Term Liabilities Amount. "Other Long-Term Liabilities Amount" shall have the meaning assigned that term in Section 2.6(f)(ii)(D).

         1.62 Patriot. "Patriot" shall mean Patriot American Hospitality, Inc., a Delaware corporation.

         1.63 Patriot-Acquiror Merger Agreement. "Patriot-Acquiror Merger Agreement" shall have the meaning assigned that term in Section 4.12.

         1.64 Per Share Working Capital Adjustment Amount. "Per Share Working Capital Adjustment Amount" shall have the meaning assigned that term in
Section 2.8(e).

         1.65 Permitted Liens. "Permitted Liens" shall mean those Liens affecting the assets of the Target Company and the Related Entities that are listed or reflected on any of the title commitments attached to Schedule 1.65 and Liens for taxes not yet due; provided, however, that such Liens (other than mortgages and security instruments that are not in default), in the aggregate, do not interfere with the ownership, use or operation of any Hotel or other site and do not have a Material Adverse Effect on any such Hotel or site or the operations as presently conducted there.

         1.66 Personal Property. "Personal Property" shall mean (a) the Intangibles and (b) all furniture, furnishings, equipment (including but not limited to computerized accounting system hardware, reservation system hardware and telephone systems), machinery, vehicles, inventory and other tangible and intangible personal property of every kind owned by the Target Company or Related Entities and used in the operation of their businesses, including the Hotels.

         1.67 Principal Stockholders. "Principal Stockholders" shall mean David H. Aull and Roland W. Samples. A "Principal Stockholder" shall mean one of the Principal Stockholders.

         1.68 Purchase and Sale Agreements. "Purchase and Sale Agreements" shall mean those agreements listed on Schedule 1.68 pursuant to which the Acquiror or one or more of its designees shall have purchased (i) all of the limited partnership interests in (A) Topeka C.I. Associates, L.P., (B) Albuquerque C.I. Associates, L.P., (C) Wichita C.I. Associates III, L.P. and
(D) Atlanta C.I. Associates II, L.P., (ii) all of the assets of the ClubHouse Inn of Valdosta (including inventory but excluding other working capital items), and (iii) all of the assets of C.I. Nashville, Inc. The Purchase and Sale Agreements to which the Target Company is a party shall for all purposes of this Agreement be considered to be documents contemplated by this Agreement and to be material agreements of the Target Company.

         1.69 Purchaser Indemnified Parties. "Purchaser Indemnified Parties" shall have the meaning assigned that term in Section 7.1(a).

         1.70 Real Property. "Real Property" shall have the meaning assigned that term in Section 3.19(a).

         1.71 Real Property Leases. "Real Property Leases" shall have the meaning assigned that term in Section 3.20.

         1.72 Reference Net Working Capital Amount. "Reference Net Working Capital Amount" shall have the meaning assigned that term in Section 2.8(e).

         1.73 Related Entities. "Related Entities" shall mean the Subsidiaries; the Consolidated Entities and the Non-Consolidated Entities; for purposes of Sections 3.5, 3.6, 3.7, 3.8, 3.9, 3.11, 3.12, 3.13, 3.14, 3.15,
3.16, 3.17 (other than with respect to income taxes), 3.18, 3.19, 3.20, 3.21, 3.22, 3.23, 3.24, 3.25, 3.26, 3.27, 3.28, 3.29, 5.1, 5.3, 5.6, 5.7, 5.9, 5.10,
6.2(a), (j) and (m), and 7.1, C.I. Nashville, Inc.; and for purposes of Sections 3.1, 3.8, 3.12(a), (c), (d) and (e), 3.15 (except with respect to the requirement to set forth disclosure on Schedule 3.15), 3.17, 3.21, 3.22, 3.23,
3.29 and 7.1, San Jose C.I. Associates L.P.

         1.74 Retained Shares. "Retained Shares" shall have the meaning assigned that term in Section 7.2(a).

         1.75    SEC.  "SEC" shall mean the Securities and Exchange Commission.

         1.76 Salomon Debt. "Salomon Debt" shall have the meaning assigned that term in Section 2.6(f).

         1.77 Schedule 7.3 Employees. "Schedule 7.3 Employees" shall have the meaning assigned that term in Section 7.3(a).

         1.78 Scheduled Employees. "Scheduled Employees" shall mean those employees of the Target Company and the Related Entities whose names and employer as of the Closing Date are listed on Schedule 1.78.

         1.79 Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

         1.80 Specified Sites. "Specified Sites" shall have the meaning assigned that term in Section 7.11.

         1.81 Stock. "Stock" shall mean all of the issued and outstanding capital stock of the Target Company, consisting of an aggregate of 451,000 shares of common stock, $1.00 par value per share.

         1.82 Stockholder Amount. "Stockholder Amount" shall have the meaning assigned that term in Section 7.2(a).

         1.83 Stockholders and Stockholder. "Stockholders" shall mean collectively those persons listed on Exhibit 1.83. A "Stockholder" shall mean one of the Stockholders.

         1.84 Subject Property. "Subject Property" shall have the meaning assigned that term in Section 3.21.

         1.85 Subsidiary and Subsidiaries. "Subsidiary" shall mean each corporation, limited liability company, limited partnership and joint venture general partnership listed on Schedule 1.85 (collectively, "Subsidiaries").

         1.86 Surviving Corporation. "Surviving Corporation" shall have the meaning assigned that term in Section 2.1(a).

         1.87 Target Basic Equity Value. "Target Basic Equity Value" shall have the meaning assigned that term in Section 2.6(f).

         1.88 Target Common Stock. "Target Common Stock" shall have the meaning assigned that term in Section 2.6(a).

         1.89 Target Company. "Target Company" shall mean ClubHouse Hotels, Inc., a Kansas corporation.

         1.90 Target Net Basic Equity Value. "Target Net Basic Equity Value" shall have the meaning assigned that term in Section 2.6(f).

         1.91 Target Per Share Net Basic Equity Value. "Target Per Share Net Basic Equity Value" shall have the meaning assigned that term in Section 2.6(f).

         1.92 Tax Amount. "Tax Amount" shall have the meaning assigned that term in Section 7.2(a).

         1.93 Taxes. "Taxes" shall mean any and all taxes, levies, impositions, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any federal, state, local or foreign governmental authority or any political subdivision thereof, including without limitation income, gross receipts, ad valorem, value added, minimum, franchise, sales, use, excise, license, real or personal property, unemployment, disability, transfer, mortgage, recording, estimated, payroll, withholding, unemployment insurance, social security, occupation, stamp or other tax, governmental fee or other like assessment or charge of any kind whatsoever, and including any interest, penalties, fines, assessments or additions to tax imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

         1.94 Tax Returns. "Tax Returns" shall mean any report, return, information statement, payee statement or other information required to be provided to any federal, state, local or foreign governmental authority with respect to Taxes.

         1.95 Third Party Accounting Firm. "Third Party Accounting Firm" shall have the meaning assigned that term in Section 2.8(b).

         1.96 Third Party Intangibles. "Third Party Intangibles" shall have the meaning assigned that term in Section 3.14.

         1.97 Total Enterprise Value. "Total Enterprise Value" shall have the meaning assigned that term in Section 2.6(f).

         1.98 Transferee. "Transferee" shall mean O.P. Realty Partnership, L.L.C., a Kansas limited liability company, the entity to which the Excluded Assets shall be transferred pursuant to the Excluded Assets Purchase Agreement.

         1.99 Warrant. "Warrant" shall mean the warrant, currently held by K.D.F., to acquire common stock of the Target Company as set forth in the Debenture and Warrant Purchase Agreement dated May 25, 1994 among ClubHouse Inns of America, Inc., a Kansas corporation, ClubHouse Enterprises, Inc., a Kansas corporation, and K.D.F.

         1.100 Warrant Holder's Agreement. "Warrant Holder's Agreement" shall mean the Warrant Conversion Agreement between the Target Company, Acquiror, Merger Sub, ClubHouse Inns of America, Inc. and K.D.F. in the form of
Exhibit 1.100 hereto to be entered into prior to the Closing.

         1.101   Warrant Ratio.  "Warrant Ratio" shall mean twenty percent
(20%).

         1.102 Warrant Value. "Warrant Value" shall have the meaning assigned that term in Section 2.6(f).

         1.103 Welfare Plans. "Welfare Plans" shall mean those Employee Benefit Plans that are employee welfare benefit plans under section 3(1) of ERISA.

         1.104 Working Capital Adjustment Amount. "Working Capital Adjustment Amount" shall have the meaning assigned that term in Section 2.8(e).


                                   ARTICLE II
                                   THE MERGER

         2.1     The Merger.

                 (a) Subject to the terms and conditions of this Agreement, at the Effective Time, MergerSub shall be merged with and into the Target Company in accordance with the provisions of, and with the effects provided in, Section 17-6702 and 17-6709, respectively, of the Kansas General Corporation Code ("KGCC") and Sections 252 and 259, respectively, of the General Corporation Law of the State of Delaware (the "DGCL"), and the separate existence of MergerSub shall thereupon cease (the "Merger"). The Target Company shall be the surviving corporation (the "Surviving Corporation") resulting from the Merger and shall continue to be governed by the laws of Kansas.

                 (b) On the Closing Date prior to the Effective Time, upon the terms and subject to the conditions of this Agreement and the Excluded Assets Purchase Agreement, the Target Company shall transfer the Excluded Assets to the Transferee, and the Transferee shall pay the Target Company the consideration for the Excluded Assets, as provided for in the Excluded Assets Purchase Agreement. The Principal Stockholders shall indemnify the Target Company, the Surviving Corporation and the Acquiror from and against any tax (transfer, income or other) payable by any of them as a consequence of the transfer of the Excluded Assets to the Transferee and any related transactions in excess of any amount reflected as a liability for such tax on the Closing Balance Sheet. Any amounts payable pursuant to such indemnity shall not be subject to the $500,000 deductible set forth in Section 7.1 and shall not be counted against the $5,000,000 limitation on liability set forth in Section 7.1, but shall be subject to Section 7.13 hereof; provided, that there shall be excluded from any adjustment under Section 7.13(i) any tax benefit relating to any amount reflected as a liability for such tax on the Closing Balance Sheet.

         2.2 The Closing. Subject to the terms and conditions of this Agreement, the Closing of the Merger shall take place at the offices of Locke Purnell Rain Harrell (A Professional Corporation), 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201, at 10:00 a.m., local time, on the Closing Date. Subject to the terms and conditions of this Agreement, the Acquiror, MergerSub and the Target Company agree to use their best efforts to cause the Merger to be consummated in accordance with the terms of this Agreement.

         2.3 Filing of Certificates of Merger; Further Action. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing certificates of merger with the Secretary of State of the State of Kansas and the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the KGCC and the DGCL.

         2.4 Articles of Incorporation; Bylaws. The articles of incorporation and the bylaws attached hereto as Exhibits 2.4-1 and 2.4-2, respectively, shall be the articles of incorporation and the bylaws of the Surviving Corporation from and after the Effective Time until duly amended in accordance with applicable law.

         2.5 Directors and Officers. The directors of MergerSub immediately prior to the Effective Time shall be directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and the bylaws of the Surviving Corporation, and the officers of MergerSub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         2.6 Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Target Company, MergerSub or the Acquiror or the holders of any of their securities:

                 (a) Conversion of Shares of Target Company. Subject to the other provisions of this Article, each share of common stock, par value $1.00 per share, of the Target Company ("Target Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any Target Common Stock described in Section 2.6(c)) shall be converted into the right to receive (i) a number of shares of common stock, par value $.01 per share, of Acquiror ("Acquiror Common Stock") equal to the Target Per Share Net Basic Equity Value divided by the Acquiror Per Share Equity Value (such shares being referred to as the "Basic Shares") and (ii) if the Working Capital Adjustment Amount is a positive number, a number of shares of Acquiror Common Stock equal to the Per Share Working Capital Adjustment Amount divided by the Acquiror Per Share Equity Value (such shares being referred to as the "Additional Shares"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of the Acquiror Common Stock or the Target Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the number of Basic Shares and the number of Additional Shares into which each share of Target

Common Stock will be converted shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. At the Effective Time, the Acquiror shall deliver such number of shares of Acquiror Common Stock as shall be necessary to enable the Surviving Corporation to comply with the obligations under Sections 2.6(a) and 2.7(a) hereof.

                 (b) Shares No Longer Outstanding. All shares of Target Common Stock shall, upon conversion thereof into the right to receive shares of Acquiror Common Stock at the Effective Time, cease to be outstanding and shall automatically be cancelled and retired, and each certificate previously evidencing Target Common Stock outstanding immediately prior to the Effective Time (other than Target Common Stock described in Section 2.6(c)) shall thereafter be deemed, for all purposes other than the payment of dividends or distributions, to represent that number of shares of Acquiror Common Stock determined pursuant to Section 2.6(a) and, if applicable, the right to receive scrip and/or shares of Acquiror Common Stock pursuant to Section 2.7(d). The holders of certificates previously evidencing Target Common Stock shall cease to have any rights with respect to such Target Common Stock except as otherwise provided herein or by law.

                 (c) Treasury Shares. Notwithstanding Section 2.6(a), each share of Target Common Stock held in the treasury of the Target Company and each share of Target Common Stock, if any, owned by the Acquiror or any direct or indirect wholly-owned subsidiary of the Acquiror or of the Target Company immediately prior to the Effective Time shall be cancelled and extinguished without conversion thereof.

                 (d) Conversion of Shares of MergerSub. Each share of common stock, par value $.01 per share, of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

                 (e) Conversion of Warrant. Subject to the other provisions of this Article, the Warrant shall be converted into the right to receive (i) a number of shares of Acquiror Common Stock equal to (A) the Warrant Value divided by (B) the Acquiror Per Share Equity Value, and (ii) if the Working Capital Adjustment Amount is a positive number, a number of shares of Acquiror Common Stock equal to (A) the Working Capital Adjustment Amount, multiplied by (B) the Warrant Ratio, with the result divided by (C) the Acquiror Per Share Equity Value. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of the Acquiror Common Stock or the Target Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the number of shares of Acquiror Common Stock into which the Warrant will be converted shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. At the Effective Time, the Acquiror shall deliver such number of shares of Acquiror Common Stock as shall be necessary to enable the Surviving Corporation to comply with the obligations under Sections 2.6(e) and 2.7(b) hereof.

                 (f)      Definitions.  For purposes of this Agreement,

                          (i)     Total Enterprise Value.  The "Total
                                  Enterprise Value" shall be equal to
                                  $130,000,000.

                          (ii) Deductions from Total Enterprise Value. The "Deductions from Total Enterprise Value" shall be equal to the sum of (without duplication of any amount in this Section 2.6(f) or Section 2.8(e)):

                                  (A)      The total principal outstanding on
                                           the Closing Date of the indebtedness
                                           listed on Exhibit 2.6(f) under the
                                           caption "Salomon Debt" (the "Salomon
                                           Debt");

                                  (B)      The total principal outstanding on
                                           the Closing Date (prior to any
                                           prepayment thereof) of the
                                           indebtedness listed on Exhibit
                                           2.6(f) under the caption "Other
                                           Indebtedness" (the "Other
                                           Indebtedness"), plus, for those
                                           items of indebtedness indicated on
                                           Exhibit 2.6(f) as items to be
                                           prepaid, the premium, penalty or
                                           other payment, if any, required by
                                           the terms of the governing
                                           instruments and agreements for such
                                           indebtedness to be paid as a
                                           condition to the prepayment thereof
                                           (to the extent not paid by the
                                           Target Company or a Related Entity
                                           prior to the Effective Time or not
                                           reflected as a current liability in
                                           Net Working Capital); provided,
                                           however, that if the Specified Site
                                           in Albuquerque is excluded from the
                                           transactions contemplated hereby
                                           pursuant to Section 7.11(c), the
                                           Albuquerque C.I. Associates L.P.
                                           indebtedness shall be removed from
                                           the "Other Indebtedness" Caption on
                                           Exhibit 2.6(f);

                                  (C)      The total principal outstanding on
                                           the Closing Date (prior to any
                                           prepayment thereof) of each item of
                                           indebtedness listed on Exhibit
                                           2.6(f) under the caption
                                           "Indebtedness of Non-Consolidated
                                           Entities", in each case multiplied
                                           by the percentage equity interest
                                           that the Target Company directly or
                                           indirectly owns in the
                                           Non-Consolidated Entity reflected
                                           thereon as the primary obligor on
                                           such indebtedness;

                                  (D)      All other items which, under GAAP
                                           applied in a manner consistent with
                                           the audited Financial Statements at
                                           and as of December 31, 1996, should
                                           be reflected as liabilities of the
                                           Target Company and the Subsidiaries
                                           and the Related Entities on the
                                           Closing Balance Sheet (other than
                                           items, which under generally
                                           accepted accounting principles
                                           applied in a manner consistent with
                                           the audited Financial

                                           Statements at and as of December 31,
                                           1996, should be reflected as current
                                           liabilities of the Target Company
                                           and the Subsidiaries and the Related
                                           Entities on the Closing Balance
                                           Sheet) (the "Other Long-Term
                                           Liabilities Amount"); provided, that
                                           for purposes of this clause (D) the
                                           amount to be included for any such
                                           item for any Related Entity the
                                           equity interests in which,
                                           immediately following the closing
                                           under the Purchase and Sale
                                           Agreements, are not to be owned,
                                           directly or indirectly, one hundred
                                           percent (100%) by Acquiror shall be
                                           the amount determined by multiplying
                                           the amount of such item of such
                                           Related Entity by the percentage
                                           interest that the Acquiror will then
                                           directly or indirectly own therein;

                                  (E)      The Reference Net Working Capital
                                           Amount (taken as a positive number);

                                  (F)      An amount equal to $11,210,000
                                           (subject to adjustment as provided
                                           in Exhibit 2.6(f)), representing the
                                           aggregate of the purchase prices to
                                           be paid by Wyndham or its designees
                                           for (x) the partnership interests
                                           not owned, directly or indirectly,
                                           by the Target Company in Topeka C.I.
                                           Associates, L.P., Albuquerque C.I.
                                           Associates, L.P., Atlanta C.I.
                                           Associates II, L.P., and Wichita
                                           C.I. Associates, L.P., and (y) the
                                           assets (exclusive of net working
                                           capital) of the Hotel located at
                                           Valdosta, Georgia, as set forth on
                                           Exhibit 2.6(f) under the caption
                                           "Purchase Price for Certain
                                           Partnership Interests and Assets";
                                           provided, however, that if the
                                           Specified Site in Albuquerque is
                                           excluded from the transactions
                                           contemplated hereby pursuant to
                                           Section 7.11(c), the amount set
                                           forth as the purchase price on
                                           Exhibit 2.6(f) for the partnership
                                           interests of Albuquerque C.I.
                                           Associates L.P. not owned, directly
                                           or indirectly, by the Target Company
                                           shall be removed from Exhibit
                                           2.6(f), and the $11,210,000
                                           aggregate purchase price set forth
                                           above shall be reduced to $9,803,000
                                           (in each case subject to adjustment
                                           as provided in Exhibit 2.6(f));

                                  (G)      An amount equal to $5,100,000,
                                           representing the amount (exclusive
                                           of net working capital) to be paid
                                           by the Acquiror or its designee for
                                           the assets of the Hotel located at
                                           the Nashville, Tennessee Airport;

                                  (H) If the Specified Site in Albuquerque is excluded from the transactions contemplated hereby pursuant to
                                           Section 7.11(c), an amount equal to
                                           $7,100,000; and

                                  (I)      An amount equal to $129,250 as an
                                           allowance for transition costs to be
                                           incurred by ClubHouse in connection
                                           with the Merger.

                          (iii) Target Basic Equity Value. The "Target Basic Equity Value" shall be equal to (A) the Total Enterprise Value less (B) the Deductions from Total Enterprise Value.

                          (iv) Warrant Value. The "Warrant Value" shall be equal to (A) twenty percent (20%) of the Target Basic Equity Value, less (B) $1,500,000.

                          (v) Target Net Basic Equity Value. The "Target Net Basic Equity Value" shall be equal to (A) the Target Basic Equity Value, less (B) the Warrant Value.

                          (vi) Target Per Share Net Basic Equity Value. The "Target Per Share Net Basic Equity Value" shall be equal to the Target Net Basic Equity Value divided by the total number of shares of Target Common Stock outstanding immediately prior to the Effective Time (excluding any shares of Target Common Stock to be cancelled pursuant to Section 2.6(c)).

                          (vii) Acquiror Per Share Equity Value. The "Acquiror Per Share Equity Value" shall be equal to the average of:

                                  (A)      The average per share closing price
                                           of a share of Acquiror Common Stock
                                           as reported on the New York Stock
                                           Exchange over the ten trading days
                                           immediately preceding the business
                                           day prior to the Closing Date, and

                                  (B)      $30.00.

                          (viii) Estimated Other Long-Term Liabilities Amount; Post-Closing Adjustment. If at the Closing, it is impracticable to determine the actual Other Long-Term Liabilities Amount as of the Closing Date pursuant to Section 2.6(f)(ii)(D), then the parties shall calculate the Other Long-Term Liabilities Amount as if it were to be determined as of the Interim Balance Sheet Date based on the Interim Balance Sheet (the "Estimated Other Long-Term Liabilities Amount") and utilize the same for purposes of this Section 2.6, and a post-closing adjustment will be made pursuant to Section
                                  2.8 by arbitrarily treating the excess of the actual Other Long-Term Liabilities Amount at the Closing Date (based on the Closing Balance Sheet) over the Estimated Other Long-Term Liabilities Amount as a negative adjustment to "Net Working Capital" under
                                  Section 2.8(e)(i) (i.e., if "Net Working
                                  Capital" would otherwise be a positive
                                  number, to decrease such number, or if "Net
                                  Working Capital" would otherwise be a
                                  negative number, to make such number more negative) or treating the excess of the Estimated Other Long-Term Liabilities Amount over the actual Other Long-Term Liabilities Amount as a positive adjustment to "Net Working Capital" under Section 2.8(e)(i).

                          (ix) Rounding. For purposes of the foregoing definitions, calculations in clauses (vi),
                                  (vii) and (ix) which do not produce results that are round numbers shall be rounded to the nearest ten-thousandth (.0001).

         2.7     Exchange of Certificates.

                 (a) Exchange Procedures - Stock. From and after the Effective Time, the Surviving Corporation shall distribute to each former holder of Target Common Stock, upon (x) surrender to the Surviving Corporation for cancellation of one or more certificates that theretofore evidenced shares of Target Common Stock, (y) delivery to the Surviving Corporation for redelivery to the Principal Stockholders of an Escrow and Contribution Agreement, in the form of Exhibit 2.7(a)-1 hereto (being the form furnished by the Principal Stockholders), executed by such former holder, and (z) delivery to the Surviving Corporation of an agreement, in the form of Exhibit 2.7(a)-2 hereto, executed by such former holder, to surrender to the Surviving Corporation a number of shares of Acquiror Common Stock equal to the Excess Shares, if any, distributed with respect to such former holder's shares of Target Common Stock (together with any amount of cash required pursuant to the terms of Section 2.8(d)): (i) certificates evidencing the appropriate number of Basic Shares into which such shares of Target Common Stock were converted pursuant to the Merger, (ii) upon final determination of the number of Additional Shares, if any, into which each share of Target Common Stock is to be converted, certificates evidencing the appropriate number of Additional Shares, if any, into which such shares of Target Common Stock were converted pursuant to the Merger, and (iii) any scrip to be issued in respect of fractional interests in shares of Acquiror Common Stock pursuant to Section 2.7(d). If shares of Acquiror Common Stock are to be issued to a person other than the person in whose name the surrendered certificate or certificates are registered, it shall be a condition of issuance of the Acquiror Common Stock that the surrendered certificate or certificates shall be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of Acquiror Common Stock to a person other than the registered holder of the surrendered certificate or certificates or such person shall establish to the satisfaction of the Acquiror that such tax has been paid or is not applicable. Notwithstanding the foregoing, none of the parties hereto shall be liable to any former holder of Target Common Stock for any Acquiror Common Stock, scrip in lieu of fractional share interests or dividends or distributions thereon delivered to a public official pursuant to any applicable escheat law.

                 (b) Exchange Procedures - Warrant. From and after the Effective Time, the Surviving Corporation shall distribute to K.D.F., as former holder of the Warrant, upon (x) surrender to the Surviving Corporation for cancellation of the executed original Warrant (y) delivery to the Surviving Corporation for redelivery to the Principal Stockholders of an Escrow and Contribution Agreement, in the form of Exhibit 2.7(a)-1 hereto (being the form furnished by the Principal Stockholders), executed by K.D.F., and (z) delivery to the Surviving Corporation of an agreement, in the form of Exhibit 2.7(a)-2 hereto, executed by K.D.F., to surrender to the Surviving Corporation a number of shares of Acquiror Common Stock equal to the Excess Shares, if any, distributed with respect to the Warrant (together with any amount of cash required pursuant to the terms of Section 2.8(d)): (i) certificates evidencing the appropriate number of shares of Acquiror Common Stock into which the Warrant was converted pursuant to Section 2.6(e)(i), (ii) upon final determination of the number of additional shares of Acquiror Common Stock, if any, into which the Warrant is to be converted pursuant to Section 2.6(e)(ii), and (iii) any scrip to be issued in respect of fractional interests in shares of Acquiror Common Stock pursuant to Section 2.7(c). Notwithstanding the foregoing, none of the parties hereto shall be liable to any former holder of the Warrant for any Acquiror Common Stock, scrip in lieu of fractional share interests or dividends or distributions thereon delivered to a public official pursuant to any applicable escheat law.

                 (c) Distributions with Respect to Unexchanged Shares of Target Common Stock or Unsurrendered Warrant. No dividends or other distributions declared or made with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate that theretofore evidenced shares of Target Common Stock or the Warrant until the holder thereof shall surrender such certificate or the Warrant. Subject to the effect of any applicable escheat laws, following surrender of any such certificate or Warrant, there shall be paid to the holder of the certificates evidencing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly after the issuance of certificates representing such shares of Acquiror Common Stock, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

                 (d) Scrip for Fractional Shares. Notwithstanding Section 2.6(a) or Section 2.6(e), no certificates evidencing fractional shares of Acquiror Common Stock shall be issued in connection with the Merger. In lieu of any fractional share, each holder of a share of Target Common Stock or the Warrant who would otherwise have been entitled to a fraction of a share of Acquiror Common Stock upon surrender of Certificates or the Warrant for exchange pursuant to this Section 2.7 will receive scrip duly executed by the Acquiror. The scrip will be in favor of the bearer thereof, and Acquiror will, pursuant thereto, certify that it holds for the holder of such scrip the fractional amount of a share of Acquiror Common Stock specified in such scrip and that upon presentation at one time to Acquiror by any person who was a holder of Target Common Stock or the Warrant at the Effective Time of scrip which collectively represents any whole number of shares of Acquiror Common Stock, Acquiror will deliver to such person a certificate for such number of whole shares of Acquiror Common Stock and all dividends, if any, with respect to the full shares so received (the record date for which is after the Effective Time) which shall have been paid on other shares of Acquiror Common Stock prior to the surrender of such scrip and which have not been paid with respect to the Acquiror Common Stock represented by the scrip so surrendered. On and after the tenth day after the date of issuance of any scrip, all such scrip shall become null and void and shall no longer entitle the bearer or holder thereof to exchange such scrip for shares of Acquiror Common Stock.

                 (e)      Dissenting Shares.  Notwithstanding anything in this
Article II to the contrary, shares of Target Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder of Target Common Stock who shall not have voted such shares in favor of the Merger and who shall have filed written objection to the Merger with the Target Company before the taking of the vote on the Merger all in accordance with Section 17-6712 of the KGCC shall not be converted into the right to receive the Basic Shares, Additional Shares and scrip in lieu of any fractional shares in accordance with Sections 2.6(a) and 2.7(d) unless and until such holder shall have effectively withdrawn or lost such holder's right to exercise dissenters' rights under Section 17-6712 of the KGCC. If such holder shall have effectively withdrawn or lost such holder's right to exercise dissenters' rights, then such shares of Target Common Stock shall be deemed to have been converted into the right to receive Basic Shares, Additional Shares and scrip, in lieu of any fractional shares in accordance with Sections 2.6(a) and 2.7(d) as of the Effective Time.

                 (f) Withholding of Tax. The Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Target Common Stock or the Warrant such amounts as the Acquiror (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Target Common Stock or the Warrant in respect of which such deduction and withholding was made by the Acquiror.

                 (g) Lost Certificates. If any certificate evidencing Target Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Acquiror, the posting by such person of a bond, in such reasonable amount as the Acquiror may direct, as indemnity against claims that may be made against it with respect to such certificate, the Acquiror will issue in exchange for such lost, stolen or destroyed certificate the Acquiror Common Stock to which the holder may be entitled pursuant to this Section 2.7, any scrip in respect of fractional shares of Acquiror Common Stock to which the holder thereof may be entitled pursuant to Section 2.7(d) and any dividends or other distributions to which the holder thereof may be entitled pursuant to Section 2.7(c).

         2.8     Post-Closing Adjustment.

                 (a) Closing Balance Sheet. Within 30 days subsequent to the Closing, the Surviving Corporation in consultation with the Principal Stockholders shall prepare, in accordance with GAAP and consistent with past practice, a consolidated balance sheet of the Target Company and its Subsidiaries and Consolidated Entities and, in the case of any Related Entity whose corresponding financial information is not included in such consolidated balance sheet, the balance sheet of such Related Entity, in each case as of the close of business on the Closing Date, including all normal year-end adjustments pro-rated for any partial year (collectively, the "Closing Balance Sheet"). Upon completion of the Closing Balance Sheet, the Surviving Corporation shall determine the Working Capital Adjustment Amount in accordance with Section 2.8(e)(iii). The Surviving Corporation shall thereupon deliver to the Principal Stockholders: (i) a copy of the Closing Balance Sheet and (ii) a reasonably detailed calculation of the Working Capital Adjustment Amount, along with an explanation in reasonable detail of the basis for such calculation.

                 (b) Objections; Resolution of Objections. If the Principal Stockholders do not object to the Working Capital Adjustment Amount, as determined by the Surviving Corporation, within twenty (20) days after the receipt of the Closing Balance Sheet, such determination of the Working Capital Adjustment Amount shall be final, binding and conclusive for all purposes upon the Surviving Corporation and the Stockholders. If the Principal Stockholders object to the Working Capital Adjustment Amount, as determined by the Surviving Corporation, they shall notify the Surviving Corporation within twenty (20) days following receipt of the Closing Balance Sheet, setting forth in reasonable detail the basis for their objection and their proposal for any adjustments to the Working Capital Adjustment Amount. The Surviving Corporation and the Principal Stockholders shall seek in good faith to reach agreement as to any such proposed adjustment or that no such adjustment is necessary within thirty (30) days following receipt of notice of the Principal Stockholders' objection. If agreement is reached in writing within such period as to all proposed further adjustments, or that no adjustments are necessary, the parties shall make such adjustments, if any, and the Working Capital Adjustment Amount shall be based thereon. If the Surviving Corporation and the Principal Stockholders are unable to reach agreement within thirty (30) days following receipt of notice of the Principal Stockholders' objection, then such "Big-6" accounting firm as shall be agreed upon by the Surviving Corporation and the Principal Stockholders (the "Third Party Accounting Firm") shall be engaged to review the proposed Working Capital Adjustment Amount and, to the extent necessary, the Closing Balance Sheet, and shall make a determination as to the resolution of any adjustments necessary to cause the Working Capital Adjustment Amount to have been properly prepared in accordance with this Agreement. All such resolutions shall relate only to such matters as are still in dispute and were properly included in the notice of the Principal Stockholders' objection and shall represent either agreement with the position taken by the Surviving Corporation or by the Principal Stockholders or a compromise between such positions. The determination of the Third Party Accounting Firm shall be delivered as soon as practicable following selection of the Third Party Accounting Firm and shall be final, conclusive and binding upon the Surviving Corporation and the Stockholders. If the Working Capital Adjustment Amount as determined by the Third Party Accounting Firm would result in a number of Additional Shares that is more than ten percent (10%) greater than the number of Additional Shares that would result from the Working Capital Adjustment Amount as last proposed by the Surviving Corporation prior to engagement of the Third Party Accounting Firm, then the Surviving Corporation shall pay the costs and expenses of the Third Party Accounting Firm. In all other cases the Principal Stockholders shall pay such costs and expenses.

                 (c) Delivery of Certificates for Additional Shares. Upon final determination of the Working Capital Adjustment Amount, if the Working Capital Adjustment Amount is a positive number, the Surviving Corporation shall promptly deliver to (i) each former holder of Target Common Stock who has theretofore surrendered or who thereafter surrenders such holder's certificates formerly representing shares of Target Common Stock, the Additional Shares, if any, to which such person is entitled pursuant to Sections 2.6(a) and 2.7(a) hereof and (ii) to K.D.F., as the former holder of the Warrant, if theretofore surrendered or when thereafter surrendered, the additional shares of Acquiror Common Stock to which it is entitled pursuant to Section 2.6(e)(ii) and 2.7(b) hereof. The additional shares to be delivered to each such holder shall be rounded to the next lower whole share, and scrip for any fractional share which such holder would otherwise be entitled to receive shall be issued in accordance with Section 2.7(d).

                 (d) Return of Excess Shares. Upon final determination of the Working Capital Adjustment Amount, if the Working Capital Adjustment Amount is a negative number, then each Stockholder shall promptly surrender to the Surviving Corporation a number of shares of Acquiror Common Stock equal to (i) the product of (A) the Per Share Working Capital Adjustment Amount (taken as a positive number) and (B) the number of shares of Target Common Stock held by such Stockholder immediately prior to the Effective Time, divided by (ii) the Acquiror Per Share Equity Value, with the result rounded to the next lower whole share (the shares of Acquiror Common Stock to be surrendered to the Surviving Corporation pursuant to this Section 2.8(d) are referred to herein as "Excess Shares"), and shall return to the Surviving Corporation an amount in cash equal to (x) the amount of any dividends or other distributions with a record date after the Effective Time received with respect to the Excess Shares, plus (y) the product of the fractional share eliminated by the rounding specified above and the Acquiror Per Share Equity Value.

Upon final determination of the Working Capital Adjustment Amount, if the Working Capital Adjustment Amount is a negative number, then K.D.F. shall promptly surrender to the Surviving Corporation a number of shares of Acquiror Common Stock equal to (i)(A) the Working Capital Adjustment Amount (taken as a positive number) multiplied by (B) the Warrant Ratio, with the result divided by (ii) the Acquiror Per Share Equity Value, and with that result further rounded to the next lower whole share, and shall return to the Surviving Corporation an amount in cash equal to (i) the amount of dividends or other distribution with a record date after the Effective Time received with respect to its Excess Shares, plus (ii) the product of the fractional share eliminated by the rounding specified above and the Acquired Per Share Equity Value.

                 (e)      Definitions.  For purposes of this Agreement,

                          (i) Net Working Capital. "Net Working Capital" shall mean the aggregate of the consolidated working capital of the Target Company and its Subsidiaries and Consolidated Entities (other than Valdosta C.I. Associates, L.P.) and to the extent provided in clause (C) below, the working capital of each other Related Entity, all as reflected on the Closing Balance Sheet, adjusted to exclude from the determination thereof the principal amount of long-term indebtedness of the Target Company and its Subsidiaries and Related Entities that is due within one year after the Closing Date and is reflected on Exhibit 2.6(f). For purposes of such determination, (A) subject to clause (F) below, the repair and replacement reserve fund for each Hotel (other than the Hotel in Valdosta, Georgia and the ClubHouse Inn of Nashville (Airport)) shall be treated as a current asset, (B) subject to clause (F) below, with respect to each such Hotel, there shall be excluded from the "Net Working Capital" for the Related Entity owning such Hotel an amount equal to the excess, if any, of four percent (4%) of the gross revenues from the operation of the Hotel for the period from January 1, 1997 to the Closing Date over the amounts expended during such period for such Hotel for furniture, fixtures and equipment and other capital expenditures, (C) the amount of the Net Working Capital for any Related Entity the equity interests in which, immediately following the closing under the Purchase and Sale Agreements, are not to be owned, directly or indirectly, one hundred percent (100%) by the Acquiror (other than Valdosta C.I. Associates, L.P.) shall be the amount determined by multiplying the amount of the net working capital of such Related Entity by the percentage equity interest that the Acquiror will then directly or indirectly own therein, (D) all amounts paid or payable by the Target Company by the terms of this Agreement or the other documents, instruments and agreements contemplated hereby, including, without limitation, Sections 5.4, 6.2(i), 6.2(x) and 7.11 of this Agreement and Sections 2, 5.3, 8.3 and 8.4 of the Excluded Assets Purchase Agreement, prior to the Effective Time in connection with the Merger and the other transactions contemplated by this Agreement and the other documents, instruments and agreements contemplated hereby (and which by the terms of this Agreement or the other documents, instruments and agreements contemplated hereby are not to be paid or reimbursed by the Acquiror) shall be deducted in arriving at the Net Working Capital and (E) the Net Working Capital will be adjusted, if necessary, in accordance with Section 2.6(f)(viii) and (F) as to any Hotel owned by a Related Entity the equity interests in which, immediately following the closing under the Purchase and Sale Agreements, are not to be owned, directly or indirectly, one hundred percent (100%) by the Acquiror (other than Valdosta C.I. Associates, L.P.), a pro rated amount based on the percentage equity ownership to be owned by the Acquiror shall be calculated in a manner similar to that used in clause (C) above and shall be applied in making the determinations in clauses (A) and (B) above.

                          (ii) Reference Net Working Capital Amount. The "Reference Net Working Capital Amount" shall equal a negative $1,000,000.

                          (iii)   Working Capital Adjustment Amount.

                                  (A)      If the Net Working Capital is zero
                 or is a positive number, then the "Working Capital Adjustment Amount" shall be a positive number and shall be equal to the Net Working Capital plus the Reference Net Working Capital Amount (taken as a positive number),

                                  (B)      If the Net Working Capital is a
                 negative number but is greater (i.e., closer to zero) than the Reference Net Working Capital Amount, then the "Working Capital Adjustment Amount" shall be a positive number and shall be equal to the difference between the Reference Net Working Capital Amount (taken as a positive number) and the Net Working Capital (taken as a positive number), or

                                  (C)      If the Net Working Capital is a
                 negative number but is less (i.e., further from zero) than the Reference Net Working Capital Amount, then the "Working Capital Adjustment Amount" shall be a negative number and shall be equal to the difference between the Net Working Capital (taken as a positive number) and the Reference Net Working Capital Amount (taken as a positive number).

                          (iv) Per Share Working Capital Adjustment Amount. The "Per Share Working Capital Adjustment Amount" shall mean (A) the Working Capital Adjustment Amount, multiplied by (B) 1.0 minus the Warrant Ratio, with the result divided by (C) the number of shares of Target Common Stock outstanding immediately prior to the Effective Time (excluding any shares of Target Common Stock to be cancelled pursuant to Section 2.6(c)).

         2.9 Stock Transfer Books. At and after the Effective Time, there shall be no further registration of transfers of shares of Target Common Stock that were outstanding prior to the Effective Time on the stock transfer books of the Target Company.


                                  ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANY
                         AND THE PRINCIPAL STOCKHOLDERS

         Each of the Target Company and the Principal Stockholders hereby represents and warrants to the Acquiror and MergerSub, jointly and severally (except with respect to Sections 3.2(b), 3.3, 3.6 and 3.16, as to which each Principal Stockholder represents and warrants as to the matters set forth therein solely as they relate to such Principal Stockholder), that:

         3.1     Organization.

                 (a) The Target Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and is duly qualified as a foreign corporation to do business, and is in good standing under the laws of each jurisdiction in which the failure to qualify would have an effect on the Target Company or any Related Entity that would be a Material Adverse Effect measured by reference to the Target Company and the Subsidiaries taken as a whole. The Target Company has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets. Set forth on Schedule 3.1(a) is a list of the jurisdictions in which the Target Company is qualified or licensed to do business as a foreign corporation.

                 (b) Each of the Related Entities (and each Controlled General Partner of each Related Entity that is a limited partnership and each Controlled Manager of each Related Entity that is a limited liability company) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state of its formation and is duly qualified as a foreign entity to do business, and is in good standing under the laws of each jurisdiction in which the failure to qualify would have an effect on the Target Company or any Related Entity that would be a Material Adverse Effect measured by reference to the Target Company and the Subsidiaries taken as a whole. Each Related Entity (and each such Controlled General Partner and Controlled Manager) has full power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets. Set forth on Schedule 3.1(b) is a list of the jurisdictions in which each Related Entity is qualified or licensed to do business as a foreign corporation.

                 (c) The copies of the articles of incorporation of the Target Company, all amendments thereto, and the bylaws of the Target Company, as amended to date, which have heretofore been made available to the Acquiror, are true, complete and correct copies of the articles of incorporation and bylaws of the Target Company, as amended and in effect on the date hereof.

                 (d) The copies of (i) the articles of incorporation and bylaws of the Related Entities which are corporations, (ii) the articles of organization and operating agreements of the Related Entities which are limited liability companies, and (iii) the certificates of limited partnership and agreements of limited partnership of the Related Entities which are limited partnerships, and all amendments thereto, which have heretofore been made available to the Acquiror, are true and correct copies of such organizational documents of the Related Entities, as amended and in effect on the date hereof.

                 (e) The minute books and records of the material proceedings of the Target Company and the Related Entities, copies of which have heretofore been made available to the Acquiror, are copies of the original minute books and records of the Target Company and the Related Entities, contain all proceedings of the stockholders, members, partners, boards of directors and any committees thereof with respect to the Target Company and the Related Entities, and are true, correct and complete in all material respects.

         3.2     Authorization; Enforceability.

                 (a) The Target Company has the full corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby and to consummate the transactions contemplated by this Agreement and such other documents and instruments. This Agreement is, and such other documents and instruments will be, when executed and delivered by the Target Company and, to the extent applicable, the other parties hereto and thereto, the valid and binding obligations of the Target Company, enforceable against the Target Company in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws or equitable principles affecting rights of creditors generally. The execution, delivery and performance of this Agreement and each agreement or instrument executed in connection herewith by the Target Company and the consummation by the Target Company of the Merger and the other transactions contemplated hereby and by such other agreements and instruments have been duly and validly authorized by all necessary corporate action on the part of the Target Company and no other corporate proceedings on the part of the Target Company are necessary to authorize the execution, delivery and performance of this Agreement and such other agreements and instruments and the consummation of the Merger and the other transactions contemplated hereby and thereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of the Target Company's Common Stock in accordance with the KGCC).

                 (b) Each Principal Stockholder has the full legal right and capacity to execute and deliver this Agreement and the other documents and instruments contemplated hereby to which he is a party and to consummate the transactions contemplated by this Agreement and such other documents and instruments. This Agreement is, and such other documents and instruments will be, when executed by each Principal Stockholder and, to the extent applicable, the other parties hereto and thereto, the valid and binding obligation of each Principal Stockholder, enforceable against each Principal Stockholder in accordance with its terms, except as may be limited by bankruptcy or insolvency laws or similar laws or equitable principles affecting rights of creditors generally.

                 (c) Except as set forth on Schedule 3.2(c), each Related Entity (and each Controlled General Partner of each Related Entity that is a limited partnership and each Controlled Manager of each Related Entity that is a limited liability company) has the full corporate, partnership, or limited liability company (as applicable) power and authority to execute, deliver and perform any and all documents and instruments contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby to which it is a party. Except as set forth on Schedule 3.2(c), any and all of such documents and instruments will be, when executed and delivered by each Related Entity (and each such Controlled General Partner and Controlled Manager) and, to the extent applicable, the other parties thereto, the valid and binding obligations of such Related Entity (and each such Controlled General Partner and Controlled Manager), enforceable against such Related Entity (and each such Controlled General Partner and Controlled Manager) in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws or equitable principles affecting rights of creditors generally. Except as set forth on Schedule 3.2(c), all necessary action on the part of the board of directors and stockholders, partners or managers and members, as the case may be, of each Related Entity (and each such Controlled General Partner and Controlled Manager) has been taken to authorize the execution and delivery of each such agreement or instrument executed in connection herewith, the performance of such Related Entity's (and each Controlled General Partner's and Controlled Manager's) obligations thereunder and the consummation of the transactions contemplated hereby and thereby.

         3.3 Title to Stock. Except as set forth on Schedule 3.3, each Principal Stockholder (i) owns of record and beneficially and has good, valid and marketable title to the number of shares of Stock set forth next to the Principal Stockholder's name on Exhibit 1.83, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting agreements, voting trusts or similar impositions; and (ii) has the right to vote such Stock on any matters as to which any shares of the Target Common Stock are entitled to be voted under the laws of the State of Kansas and the Target Company's articles of incorporation and bylaws, free of any right of any other person.

         3.4 Capitalization. The Target Company's authorized capital stock consists of 10,000,000 shares of common stock, $1.00 par value per share of which 451,000 are issued and outstanding as of July 14, 1997. The Stock represents all of the issued and outstanding capital stock of the Target Company, has been duly authorized and validly issued and is fully paid and nonassessable, is not subject to and has not been issued in violation of any preemptive rights and has not been issued in violation of any federal or state securities laws. Except as set forth on Schedule 3.4, there are no options, warrants or other rights to subscribe for or purchase any equity interests of the Target Company or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any equity interests in the Target Company, nor is the Target Company committed to issue any such option, warrant or other right. The warrant is exercisable for no more than 20% of the outstanding Target Common Stock on a fully diluted basis. Except as set forth on Schedule 3.4, there are no holders of Stock other than the Stockholders.

         3.5     Financial Statements.

                 (a)      Schedule 3.5(a) contains true and complete copies of
(i) the audited consolidated balance sheets of the Target Company and its subsidiaries as of December 31, 1996 and December 31, 1995, and the audited consolidated statement of income and statement of cash flows of the Target Company and its subsidiaries for the fiscal years ended December 31, 1996 and 1995, together with the reports thereon by Ernst & Young, LLP, independent public accountants, and the footnotes thereto, all of which have been certified by Ernst & Young, LLP; (ii) the corresponding Interim Balance Sheet as at the Interim Balance Sheet Date of the Target Company and its subsidiaries and the related unaudited consolidated statement of income of the Target Company and its subsidiaries for the three (3)-month period then ended; (iii) to the extent such financial information is not already included in the consolidated financial statements referred to in clause (i) above, the audited balance sheets of each of the Related Entities as of December 31, 1996 and December 31, 1995 (in the case of Westmont C.I. Associates, L.P., as of September 30, 1996 and September 30, 1995 and in the case of Savannah C.I. Associates, L.P. and San Jose C.I. Associates, L.P., as of March 31, 1997 and March 31, 1996), and the audited statement of income of each of the Related Entities for the fiscal years ended December 31, 1996 and 1995 (in the case of Westmont C.I. Associates, L.P., for the fiscal years ended September 30, 1996 and September 30, 1995 and in the case of Savannah C.I. Associates, L.P. and San Jose C.I. Associates, L.P., for the fiscal years ended March 31, 1997 and March 31, 1996), together with the reports thereon by Ernst & Young, LLP or Deloitte & Touche, LLP, independent public accountants, and the footnotes thereto, all of which have been certified by Ernst & Young, LLP or Deloitte & Touche, LLP; and (iv) to the extent such financial information is not already included in the consolidated financial statements referred to in clause (ii) above, the corresponding unaudited Interim Balance Sheet as at the Interim Balance Sheet Date and the related unaudited statement of income of each of the Related Entities for the three (3)-month period then ended (in the case of Westmont C.I. Associates, L.P., unaudited financial statements for the three
(3)-month periods ending December 31, 1996 and March 31, 1997). The Financial Statements have been prepared from and are materially in accordance with the books and records of the Target Company, its subsidiaries and the Related Entities and present fairly the financial position of the Target Company, its subsidiaries and the Related Entities (which, with respect to the Target Company and its subsidiaries, is their consolidated financial position) as at the respective dates thereof, and the related statement of income for the periods therein referred to, all in accordance with GAAP, except as may be otherwise indicated therein and except that the Interim Balance Sheets and the related unaudited statements of income and statements of cash flows referred to in clauses (ii) and (iv) above and any monthly financial statements delivered pursuant to Section 5.9 do not include footnotes and normal year-end adjustments have not been made thereto. Except as reflected on Schedule 3.5(a), and except for assets disposed of in the ordinary course of business consistent with past practices since December 31, 1996, the assets reflected on the audited consolidated balance sheets as of December 31, 1996 referred to in
(i) and (iii) above are owned by the Target Company, its Subsidiaries and the Related Entities free and clear of all liens and encumbrances other than Permitted Liens. The Principal Stockholders and the Target Company shall permit the Acquiror and MergerSub full access to the work papers pertaining to the Financial Statements, including those work papers in the possession of or prepared by Ernst & Young, LLP and Deloitte & Touche, LLP.

                 (b) Except as identified (i) in the Financial Statements (including the notes thereto) or (ii) on Schedule 3.5(b), neither the Target Company nor any Related Entity has any liabilities (whether absolute, accrued, fixed or contingent) other than (w) contingent liabilities in respect of pending litigation described on Schedule 3.8, (x) liabilities reasonably expected to be covered by insurance, (y) liabilities with respect to Taxes (which are addressed only by the representations and warranties set forth in Section 3.17) and (z) other liabilities arising in the ordinary course of business consistent with past practices since December 31, 1996 and which in the aggregate could not reasonably be expected to have an effect on the Target Company or any Related Entity that would be a Material Adverse Effect measured by reference to the Target Company and the Subsidiaries taken as a whole.

                 (c) Exhibit 2.6(f) accurately states the outstanding principal balances, as of the date reflected thereon, of the items of indebtedness listed thereon.

         3.6 No Violation or Conflict by Principal Stockholders. Except as set forth on Schedule 3.6, the execution, delivery and performance of this Agreement and, to the extent applicable, the other agreements and documents contemplated hereby by the Principal Stockholders and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any law, judgment, order or decree binding on any Principal Stockholder or his properties or assets, (ii) except for any conflict, violation, breach or default that would not have a Material Adverse Effect on the Target Company or on any Related Entity, conflict with or violate or constitute a breach or default under, any Contract or any Employee Benefit Plan, material license, franchise or permit to which the Target Company, any Related Entity or any Principal Stockholder is a party or is subject or by which any of its or his properties or assets is bound or (iii) create or give rise to any right of termination, cancellation or acceleration in any person with respect to any hotel management, license or franchise agreement. No Principal Stockholder has received any notice that any hotel management, license or franchise agreement will be terminated or will not be renewed by reason of the consummation of the transactions contemplated hereby.

         3.7 No Violation or Conflict by Target Company. Except as set forth on Schedule 3.7, the execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by the Target Company and, to the extent applicable, any Related Entity, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate (A) any law, judgment, order or decree binding on the Target Company, the Related Entities or their respective properties or assets, or (B) the articles of incorporation or bylaws, partnership agreement or other organizational documents of the Target Company or any Related Entity, or (ii) except for any conflict, violation, breach or default that would not have a Material Adverse Effect on the Target Company or on any Related Entity, conflict with or violate or constitute a breach or default under, any Contract or any Employee Benefit Plan, material license, franchise or permit to which the Target Company or any Related Entity is a party or is subject or by which any of its properties or assets is bound or
(iii) create or give rise to any right of termination, cancellation or acceleration in any person with respect to any hotel management, license or franchise agreement. The Target Company has not received any notice that any hotel management, license or franchise agreement will be terminated or will not be renewed by reason of the consummation of the transactions contemplated hereby.

         3.8 No Litigation. Except as set forth on Schedule 3.8, there is no litigation or governmental investigation or proceeding pending or, to the Knowledge of the Target Company or the Principal Stockholders, proposed or threatened against the Target Company or the Related Entities. Neither the Target Company nor any Related Entity is subject to any continuing court or governmental agency order, writ, injunction or decree applicable specifically to its business, operations, assets or employees or in default with respect to any order, writ, injunction or decree of any court or governmental agency with respect to its assets, business, operations or employees.

         3.9     Absence of Certain Changes or Events.  Except as set forth on
Schedule 3.9 or as otherwise contemplated by this Agreement, since December 31, 1996, there has not been (a) any damage, destruction or casualty loss to the physical properties of the Target Company or any Related Entity (whether or not covered by insurance), materially and adversely affecting the business, operations, financial condition or results of operations of the Target Company or such Related Entity, (b) any material adverse change in the business, operations, financial condition or results of operations of the Target Company or any Related Entity, (c) any entry into any transaction, commitment or agreement, or the incurrence or agreement to incur any material obligation or liability (including, without limitation, any borrowing), accrued or contingent, material to the Target Company or any Related Entity, except transactions, commitments or agreements in the ordinary course of business consistent with past practice, and which, if occurring after the date hereof, would be in compliance with Section 5.1, (d) except in the case of wholly-owned Subsidiaries of the Target Company, any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the Target Company's or any Related Entity's capital stock or other securities, any repurchase, redemption or other acquisition by the Target Company or any Related Entity of any capital stock or other securities, (e) any increase which is material in the compensation payable or to become payable by the Target Company or any Related Entity to its directors, officers, employees or agents, individually or in the aggregate, or any increase in the rate or terms of any bonus, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers, employees or agents, individually or in the aggregate, (f) any direct or indirect loan, advance or capital contribution by the Target Company or any Related Entity to any person other than a wholly-owned Subsidiary of the Target Company, (g) any sale, transfer or other disposition of, or the creation of any lien or encumbrance upon, or security interest in, any part of the Target Company's or any Related Entity's assets, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivables in the ordinary course of business consistent with past practice, (h) any cancellation or forgiveness of any debts or claims by the Target Company or any Related Entity (other than intercompany debt), (i) any change in the relations of the Target Company or any Related Entity with or loss of its customers or suppliers, or any loss of business or increase in the cost of inventory items or change in the terms offered to customers, which would materially and adversely affect the business, operations or financial condition of the Target Company or any Related Entity, (j) any capital expenditures (including any capital leases) or commitments therefor by the Target Company or any Related Entity made after May 31, 1997 or that relate to the period after May 31, 1997 which involve or would involve expenditures which, in the aggregate, exceed or would exceed $25,000 for any Hotel (provided, however, that budgeted amounts required to complete construction and furnishing of the St. Louis, Missouri Clubhouse Inn shall not be subject to such limitation), (k) any waiver or release of any rights or claims of value material to the business of the Target Company or any Related Entity or any lapse of such rights, (l) any change by the Target Company or any Related Entity in its method or principles of accounting, (m) any notice of claim asserted against the Target Company, the Related Entities or their respective businesses or assets that would reasonably be expected to have a Material Adverse Effect on the Target Company or any Related Entity, (n) any default, or any event which, with notice, lapse of time or both would constitute a default, by the Target Company or any Related Entity under the terms of any outstanding indebtedness or (o) any agreement, arrangement or commitment by the Principal Stockholders, the Target Company or any Related Entity with respect to any of the foregoing.

         3.10 Related Entities. The authorized, issued and outstanding capital stock of each Related Entity that is a corporation is as set forth on
Schedule 3.10.  All of such issued capital
stock has been duly authorized and validly issued and is fully paid and nonassessable, and no holder thereof is entitled to any preemptive rights. All of the equity interests in each Related Entity that is not a corporation have been duly authorized, validly issued and fully paid. Except as stated on
Schedule 3.10, each Subsidiary is, directly or indirectly, a wholly-owned subsidiary of the Target Company. Schedule 3.10 identifies the owners of all shares of capital stock or other equity interests of each Related Entity. Each of the Target Company and the Subsidiaries (i) owns of record and beneficially and has good, valid and marketable title to the shares or other equity interests in the Related Entities stated on Schedule 3.10 to be owned by it free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting agreements, voting trusts or similar impositions; and (ii) has the right to vote such shares or other equity interests on any matters as to which any shares of common stock or other equity interests of the issuer thereof are entitled to be voted under the laws of the jurisdiction of incorporation or formation of the issuer and the issuer's articles of incorporation and bylaws, partnership agreement or articles of organization, as the case may be, free of any right of any other person.
Except as set forth on Schedule 3.10, there are no options, warrants or other rights to subscribe for or purchase any equity interests of any Related Entity or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any equity interests in any Related Entity, nor is any Related Entity committed to issue any such option, warrant or other right. Except for the Related Entities, the Target Company owns no ownership interest in any other corporation, partnership, joint venture or other business organization or entity.

         3.11 Contracts and Commitments. Except as set forth on Schedule 3.11(a), neither the Target Company nor any of the Related Entities is a party to any Contract that is material to the business, assets, financial condition, results of operation or operations of the Target Company and the Related Entities taken as a whole, including, without limitation, any Contract (a) involving remaining payment obligations by the Target Company or any Related Entity in an aggregate amount in excess of $50,000 and (b) which cannot be canceled by the Target Company or any Related Entity without penalty on prior notice of 90 days or less. All of the material Contracts to which the Target Company or any Related Entity is a party are in full force and effect and constitute binding obligations of the Target Company or a Related Entity, as the case may be, and, to the best of the Knowledge of the Target Company and the Principal Stockholders, the other parties thereto and (x) there are no defaults thereunder by the Target Company, any Related Entity, or, to the best of the knowledge of the Target Company and the Principal Stockholders, any other party thereto and (y) no event has occurred which with notice, lapse of time or both would constitute a default thereunder by the Target Company or any Related Entity or, to the Knowledge of the Target Company and the Principal Stockholders, by any other party thereto. Schedule 3.11(a) sets forth the indebtedness (other than trade payables, arising in the ordinary course of business and obligations under the Employee Benefit Plans) of the Target Company and the Related Entities including the unpaid principal balance at December 31, 1996. Schedule 3.11(b) sets forth a list of all real or personal property leased by the Target Company or any Related Entity with a remaining cumulative payment obligation on the part of the Target Company or a Related Entity in excess of $50,000. The information set forth on Exhibit 2.6(f) is true, correct and complete.

         3.12    Labor and Employee Matters.

                 (a) Neither the Target Company nor any Related Entity is a party to any collective bargaining agreement. There is no unfair labor practice charge or complaint against the Target Company or any Related Entity, or, to the Knowledge of the Target Company and the Principal Stockholders, threatened before the National Labor Relations Board or any foreign authority. There is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the Knowledge of the Target Company and the Principal Stockholders, threatened against or affecting the Target Company or any Related Entity which has or is expected to have an effect on the Target Company or any Related Entity that would be a Material Adverse Effect measured by reference to the Target Company and the Subsidiaries taken as a whole. Neither the Target Company nor any Subsidiary has experienced any material labor strike, dispute, request for representation, slowdown or stoppage during the last three years.

                 (b) Target Company has delivered to Acquiror a letter that contains a true and correct listing of: (i) the name and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by each of the Target Company and the Related Entities to each employee whose current total annual compensation or estimated compensation is $13,200 or more, (ii) any increase in compensation to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by each of the Target Company and the Related Entities to each such person, (iii) any material increase in compensation to become payable after the date of this Agreement by the Target Company or any Related Entity to employees other than those specified in clause (i) of this Section 3.12(b), (iv) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by the Target Company or any Related Entity to, or made to the Target Company or any Related Entity by, any director, officer, employee or Affiliate of the Target Company or any Related Entity, (v) all other transactions between each of the Target Company and the Related Entities and any of the directors, officers, employees or Affiliates of the Target Company or any Related Entity since the Interim Balance Sheet Date, and (vi) all accrued but unpaid vacation pay owing to any officer or employee which is not disclosed on the Financial Statements.

                 (c) The relationship of each of the Target Company and the Related Entities with its respective employees generally is good and the Target Company and the Principal Stockholders have not received notice that any Scheduled Employee will not continue in his employment on a substantially similar basis following the Closing. Except as disclosed on Schedule 3.12(c), neither the Target Company nor any Related Party is a party to any employment or consulting contract with any individual or employee, either express or implied. Except as disclosed on Schedule 3.12(c), no legal proceedings, charges, complaints, or similar actions exist with respect to the Target Company or any Related Entity under any federal, state or local laws affecting the employment relationship including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246; (iv) state laws with respect to tortious employment conduct, such as slander, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and to the Knowledge of the Target Company and the Principal Stockholders, no proceedings, charges, or complaints are threatened under any such laws or regulations. None of the Target Company and the Related Entities is subject to any settlement, consent decree, or judgment with any present or former employee, employee representative or any government or agency relating to claims of discrimination or other claims in respect to employment practices and policies that is unsatisfied or under which any of them has any continuing obligation; and no government or agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Target Company or any Related Entity.

                 (d) Neither the Target Company nor any Related Entity has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws. Except as set forth on Schedule 3.12(d), neither the Target Company nor any Related Entity has terminated the employment of any employee within the thirty (30)-day period ending on the date of this Agreement. It shall be the obligation of the Target Company and the Principal Stockholders to provide any notice required by said Act and/or by any similar state law by reason of the provisions, execution or operation of this Agreement, but not with respect to any action the Acquiror shall cause to be taken subsequent to the Effective Time.

                 (e) Except as set forth on Schedule 3.12(e) or as otherwise specifically disclosed in writing by the Target Company and the Principal Stockholders to the Acquiror, the Target Company, the Related Entities and the Principal Stockholders have not received any material notice of non-compliance with the provisions of the Americans with Disabilities Act (the "ADA"). The Target Company and the Principal Stockholders have furnished to the Acquiror copies of all material notices, data, engineering and other reports and information concerning their compliance or non- compliance, and the compliance or non-compliance of the Related Entities, with the ADA.

         3.13 Insurance Coverage. The Target Company and/or the Related Entities maintain policies for fire, casualty, liability, use and occupancy, and other insurance as set forth on Schedule 3.13. All such policies are in full force and effect. None of the Target Company, the Principal Stockholders and the Related Entities has received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. Except as disclosed on Schedule 3.13, no pending claims made by or on behalf of the Target Company or any Related Entity under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer of the Target Company or any Related Entity. All premiums due prior to the date hereof for periods prior to the date hereof with respect to such policies have been timely paid, and all premiums due before the Closing Date for periods between the date hereof and the Closing Date will be timely paid or provided for.

         3.14 Intangibles. Schedule 3.14 sets forth a list of all material Intangibles, which Schedule indicates (i) the term and exclusivity of the rights of the Target Company or any Related Entity with respect to such Intangibles and (ii) whether, as to the Target Company and each Related Entity, each item of such Intangibles is owned or licensed, and if licensed, the licensor and the license fees therefor. Unless otherwise indicated in Schedule 3.14, each of the Target Company and the Related Entities has the right to use and license the Intangibles listed in Schedule 3.14, and the consummation of the transactions contemplated hereby will not result in the loss or material impairment of any rights of the Target Company or any Related Entity in the Intangibles listed in Schedule 3.14. Each item constituting part of the Intangibles listed in Schedule 3.14 has been, to the extent indicated in
Schedule 3.14, registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity, domestic or foreign, as is indicated in Schedule 3.14; all such registrations, filings and issuances remain in full force and effect; and all fees and other charges with respect thereto are current. Except as stated in Schedule 3.14, there are no pending proceedings or adverse claims made or, to the Knowledge of the Target Company and Principal Stockholders, threatened against the Target Company or any Related Entity with respect to the Intangibles listed in
Schedule 3.14; there has been no litigation commenced or threatened in writing within the past five (5) years with respect to the Intangibles listed in
Schedule 3.14 or the rights of the Target Company or any Related Entity therein; and to the Knowledge of the Target Company and the Principal Stockholders, (i) neither the Intangibles listed in Schedule 3.14 nor the use thereof by the Target Company or any Related Entity conflicts with any patents, patent applications, patent licenses, trade names, trademarks, service marks, trademark or service mark registrations or applications or copyright registrations or applications of others ("Third Party Intangibles"), and (ii) neither the Third Party Intangibles nor their use by others or any other conduct of a third party conflicts with or infringes upon the Intangibles listed in Schedule 3.14 or their use by the Target Company or any Related Entity.

         3.15 Licenses, etc. Except as set forth on Schedule 3.15, to the Knowledge of the Target Company and the Principal Stockholders, the Target Company and the Related Entities have obtained and maintained all material licenses, permits or approvals required for the conduct of their respective businesses, except where the failure to obtain or maintain such licenses, permit or approvals does not have an effect on the Target Company or any Related Entity that would be a Material Adverse Effect measured by reference to the Target Company and the Subsidiaries taken as a whole. Set forth on
Schedule 3.15 is a list, for each of the Target Company and the Related Entities, of all of its material licenses, franchises, permits and governmental authorizations and all its applications pending before any agency or authority for the issuance of any licenses, franchises, permits or governmental authorizations or the renewal thereof.

         3.16 Approvals and Consents. Except as set forth on Schedule 3.16, no consent, approval or authorization of any governmental authority or any person or entity not a party to this Agreement is required to be obtained by the Principal Stockholders, the Target Company or any Related Entity as a condition to the execution, delivery or performance of this Agreement by the Principal Stockholders and the Target Company and the continuation of the business of the Target Company and the Related Entities following the Closing Date on the same basis as before the Closing Date, except where the failure to obtain such consent, approval or authorization does not have a Material Adverse Effect on the Target Company or any Related Entity. Except as set forth on Schedule 3.16 and except for consents required from any Subsidiary or any lender whose indebtedness is listed on Exhibit 2.6(f) as indebtedness to be prepaid in connection with the Merger, no consent of any person is required to change the brand name used in the operation of any Hotel owned or leased by the Target Company or any Related Entity.

         3.17    Tax Matters.  Except as disclosed on Schedule 3.17:

                 (a) the Target Company and the Related Entities have timely filed or caused to be filed all material Tax Returns required to have been filed by or for any of them, either separately or as a member of a group of corporations, pursuant to applicable law, and all information set forth in such Tax Returns is accurate and complete in all material respects;

                 (b) the Target Company and the Related Entities have paid or made adequate provision on their books and records in accordance with GAAP for all Taxes covered by such Tax Returns, and all taxes which the Target Company and the Related Entities have been required to collect or withhold have been duly collected or withheld and, to the extent required, have been paid to the proper taxing authority; and

                 (c) the Target Company and the Related Entities have not granted (and are not subject to) any waiver that is currently in effect of the period of limitations for the assessment of any Tax; no federal or state income tax return of the Target Company or any Related Entity has been examined by any taxing authority; no unpaid Tax deficiency has been assessed or asserted against or with respect to the Target Company or the Related Entities by any governmental authority; no issue has been formally raised in writing by any taxing authority in connection with an audit or examination of any Tax Return; no power of attorney relating to Taxes that is currently in effect has been granted by or with respect to the Target Company or the Related Entities; there are no currently pending administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of the Target Company or the Related Entities, the adverse outcome of which would have an effect on the Target Company or any Related Entity that would be a Material Adverse Effect measured by reference to the Target Company and the Subsidiaries taken as a whole; and any such assertion, assessment, proceeding or litigation disclosed on Schedule 3.17 is being contested in good faith through appropriate measures, and its status is described on Schedule 3.17.

         3.18 Broker. Except as set forth on Schedule 3.18, the Target Company and the Principal Stockholders are not committed to pay any brokers' or finders' fees or any similar fees in connection with the Merger and the transactions contemplated by this Agreement.

         3.19    Assets and Properties.

                 (a) Real Property. Set forth on Schedule 1.70 is a list of all real properties owned by (i) the Target Company and the Subsidiaries and
(ii) the Consolidated Entities and the Non-Consolidated Entities (the "Real Property"). The Target Company has made available to the Acquiror copies of all deeds, leases, bills of sale, documents of title, title opinions, title insurance policies, abstracts, surveys, plats, maps, data and other material in the Target Company's possession relating to the Real Property. Except as set forth on Schedule 1.70, each of the Target Company and the Related Entities has good and marketable fee simple title to all Real Property shown on Schedule 1.70 to be owned by it and none of the Real Property is subject to any Lien, except for Permitted Liens.

                 (b) Personal Property. Except as set forth on Schedule 3.19(b) and except for inventory and supplies disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business consistent with past practice, the Target Company and the Related Entities own all of their Personal Property reflected on the applicable Interim Balance Sheet or acquired since the Interim Balance Sheet Date, free and clear of any Liens, except for Permitted Liens.

                 (c) Managed Properties. Schedule 3.19(c) sets forth a list of all property ("Managed Property") managed or operated by the Target Company or any Related Entity under any management, operating or other agreement or understanding pursuant to which the Target Company or any Related Entity manages, asset manages, supervises or otherwise operates or assists in the management or operation of any hotel, apartment or condominium project or any other real property (a "Management Agreement"). Except as set forth on
Schedule 3.19(c), the Target Company and each Related Entity owns all of its interest in each of the Management Agreements free and clear of any Liens, except for statutory Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable.

                 (d)      Condition of Properties.  Except as set forth on
Schedule 3.19(d) (including, without limitation, the property condition reports listed on such schedule), to the Knowledge of the Target Company and the Principal Stockholders, the Real Property and all improvements thereto, the real property subject to the leasehold estates created pursuant to the Real Property Leases (as defined below) and the tangible personal property owned or leased by the Target Company and the Related Entities are in good operating condition and repair in all material respects, ordinary wear and tear excepted; and none of the Principal Stockholders or the Target Company has any knowledge of any condition or defect, not disclosed herein, of the Real Property, the improvements thereto or any such leasehold estate that would materially affect the fair market value, use or operation of the Real Property, such improvements or any leasehold estate or otherwise have a Material Adverse Effect on the Target Company or any of the Related Entities or any of their respective businesses or operations.

                 (e) Compliance. To the Knowledge of the Target Company and the Principal Stockholders, the management and operation of the Managed Property, and the ownership, operation, use and occupancy of the Real Property, the improvements thereto and the leasehold estates that are the subject of the Real Property Leases (the "Leaseholds") as currently operated, used and occupied do not violate any zoning, building, health, flood control or fire law, ordinance, order or regulation or any restrictive covenant. To the Knowledge of the Target Company and the Principal Stockholders, the consummation of the Merger will not result in the loss of any "grandfather" rights, privileges or special use permits under any zoning, building, health, flood control or fire law, ordinance, order or regulation or any restrictive covenant. To the Knowledge of the Target Company and the Principal Stockholders, there are no violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting any portion of the Managed Property, the Real Property, any improvements thereto or the Leaseholds and no written notice of any such violation has been issued by any governmental authority.

                 (f) Utilities. To the Knowledge of the Target Company and the Principal Stockholders, all utilities (including, without limitation, water, sewer, gas, electricity, trash removal and telephone service) are available to the Real Property and the Leaseholds in sufficient quantities to adequately serve the Real Property and the Leaseholds.

         3.20 Real Property Leases; Options. Except with respect to the Excluded Assets, set forth on Schedule 3.20 is a list of (i) all leases and subleases under which the Target Company or any Related Entity is lessor or lessee or sublessor or sublessee of any real property, together with all amendments, supplements, nondisturbance agreements, brokerage and commission agreements and other agreements pertaining thereto ("Real Property Leases");
(ii) all material options held by the Target Company or any Related Entity or contractual obligations on the part of the Target Company or any Related Entity to purchase or acquire any interest in real property; and (iii) all options granted by the Target Company or any Related Entity or contractual obligations on the part of the Target Company or any Related Entity to sell or dispose of any material interest in real property. Copies of all Real Property Leases and such options and contractual obligations have been delivered to the Acquiror and MergerSub. Neither the Target Company nor any Related Entity has assigned any Real Property Leases or any such options or obligations. There are no Liens on the Target Company's or any Related Entity's interest in the Real Property Leases other than Permitted Liens. The Real Property Leases and options and contractual obligations listed on Schedule 3.20 are in full force and effect and constitute binding obligations of the Target Company or a Related Entity, as the case may be, and, to the knowledge of the Target Company and the Principal Stockholders, the other parties thereto and (x) there are no defaults thereunder by the Target Company or any Related Entity, or, to the knowledge of the Target Company and the Principal Stockholders, any other party thereto and (y) no event has occurred which with notice, lapse of time or both would constitute a default thereunder by the Target Company or any Related Entity or, to the knowledge of the Principal Stockholders and the Target Company, by any other party thereto.

         3.21    Environmental Matters.

                 (a) Except as set forth on Schedule 3.21 hereto, neither the Target Company nor any Related Entity has received any notice that the Target Company or any Related Entity is in violation of, nor, during the last three years, has the Target Company or any Related Entity been subject to any administrative or judicial proceeding pursuant to, any "Environmental Requirements," as defined below. The Target Company has engaged one or more qualified environmental engineering firms to conduct a Phase I environmental review and issue reports to characterize the environmental condition of all Real Property and has made such reports available to the Acquiror (the "ESA Reports"). To the Knowledge of the Target Company and the Principal Stockholders, except as reflected in the ESA Reports or in Schedule 3.21, there are no environmental conditions at any Subject Property (as defined herein) that could have a Material Adverse Effect on the Target Company or any of the Related Entities, including any such conditions relating to the use, treatment, storage, release or disposal of "Hazardous Substances," as defined below. The ownership and operations of the Subject Property by the Target Company or any Related Entity or, to the Knowledge of the Target Company and the Principal Stockholders, by any third party, and any use, storage, treatment, disposal, or transportation of "Hazardous Substances," as defined below, by the Target Company or any Related Entity or, to the Knowledge of the Target Company and the Principal Stockholders, by any third party, that have occurred in or on the Subject Property prior to the date of this Agreement have been in compliance with Environmental Requirements, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect on the Target Company or any Related Entity. During the ownership, occupancy and/or operation of the Subject Property by the Target Company and/or any Related Entity, or, to the Knowledge of the Target Company and the Principal Stockholders, prior to the ownership, occupancy and/or operation thereof by the Target Company and/or any Related Entity, no release, leak, discharge, spill, disposal, or emission of Hazardous Substances has occurred in, on, or under the Subject Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements. The Subject Property is free of Hazardous Substances as of the date of this Agreement, except for the presence of small quantities of Hazardous Substances utilized by the Target Company, any Related Entity or other tenants of the Subject Property in the ordinary course of their business that are used and stored in compliance with Environmental Requirements, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect on the Target Company or any Related Entity. There is no pending or threatened litigation or administrative investigation or proceeding concerning the Subject Property involving Hazardous Substances or Environmental Requirements. To the Knowledge of the Target Company and the Principal Stockholders, except as reflected in the ESA Reports or in Schedule 3.21, there is no ACM (as defined below), within the Subject Property, whether friable or non-friable, and there are no above-ground or underground storage tank systems located at the Subject Property. Except as set forth on Schedule 3.21, neither the Target Company nor any Related Entity has ever owned, operated, or leased any real property other than the Subject Property.

                 (b) Definitions. As used in this Agreement, the following terms shall have the following meanings:

                          "Environmental Requirements" means all laws,
                 statutes, rules, regulations, ordinances, judgments, decrees, orders, agreements and other restrictions and requirements (now in effect) of any governmental authority, including, without limitation, federal, state, and local authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling, or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants.


                          "Hazardous Substance" means (i) any hazardous
                 substance, hazardous waste, hazardous material, solid waste, regulated substance, contaminant, or pollutant as those terms are defined in Environmental Requirements; (ii) petroleum and petroleum by- products; (iii) asbestos or asbestos-containing material ("ACM"); or (iv) any additional substances or materials which have been or are currently classified or considered to be pollutants, hazardous or toxic under Environmental Requirements.

                          "Subject Property" means the Real Property, all
                 property subject to the Real Property Leases, all Managed Property and the property described on Schedule 3.21(b).

         3.22    Employee Benefit Plans.

                 (a) Disclosure. Schedule 1.26 hereto sets forth a true and complete list of all Employee Benefit Plans. Except as disclosed on
Schedule 3.22(a), none of the Welfare Plans provides for continuing benefits or coverage for any participant or any beneficiary following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). With respect to each Employee Benefit Plan, true, correct and complete copies of the following documents have been delivered to the Acquiror: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions, summaries of material modifications, and other material written communications to participants relating to the Employee Benefit Plans during the 12 months preceding the Effective Time, (iii) the most recent Form 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

                 (b) Compliance with Law. The provisions of each Employee Benefit Plan and the administration of each Employee Benefit Plan are and have been in all material respects in compliance with all applicable laws, and neither the Target Company nor any Related Entity has received any claim or notice alleging to the contrary with respect to any Employee Benefit Plan.

                 (c) Tax or Civil Liability. With respect to the Employee Benefit Plans, neither the Target Company nor any of the Related Entities has engaged in any "prohibited transaction" (as such term is defined in ERISA or the Code), for which there is not an exemption, that could subject the Target Company or any Related Entity to an excise tax under Code section 4975 or civil liability under section 502(i) of ERISA, except for a tax or liability that would not have a Material Adverse Effect on the Target Company or any of the Related Entities. The Target Company and each of the Related Entities which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have substantially complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

                 (d)      Claims and Liability.  There is no action, claim or
demand of any kind (other than routine claims   for benefits) that has been
brought or, to the Knowledge of the Target Company and the Principal Stockholders, threatened, against any Employee Benefit Plan or the assets thereof, or against any fiduciary of any such Employee Benefit Plan. There are no investigations pending by any governmental entity involving the Employee Benefit Plans. None of the Target Company, any of the Related Entities, or any of their ERISA Affiliates maintain or contribute to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA. None of the Target Company, any of the Related Entities, nor any ERISA Affiliate has incurred any liability under Title IV of ERISA. For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c) or (m) of the Code including the Target Company or a Related Entity. No liability under any Employee Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Principal Stockholders, the Target Company, or any of the Related Entities has received notice that such insurance company is in rehabilitation or a comparable proceeding.

                 (e) Multiemployer Plans. Neither the Target Company, nor any of the Related Entities nor any ERISA Affiliate has ever maintained or participated in any "multiemployer plans" as defined in Section 3(37) of ERISA. None of the Target Company, the Related Entities nor any of their ERISA Affiliates has incurred any liability or taken any action that could reasonably be expected to cause it to incur any liability (i) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively) with respect to any Multiemployer Plan or (ii) on account of unpaid contributions to any such Multiemployer Plan. The Target Company, the Related Entities and any ERISA Affiliates have no present liability under any multiemployer plan.

                 (f) Reporting and Disclosure. The Target Company and the Related Entities have complied in all material respects with the reporting and disclosure requirements of ERISA.

                 (g)      Compensation and Benefits.  Except as set forth on
Schedule 3.22(g), the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Target Company or any Related Entity. Except as set forth on Schedule 3.22(g), none of the Target Company nor any Related Entity is obligated to make any payment or transfer, accelerate any payment or transfer, or otherwise provide any benefit that would constitute an "excess parachute payment" under Section 280G of the Code.

         3.23 Compliance with Laws. Each of the Target Company and the Related Entities is in compliance with all applicable laws, regulations (including federal, state and local procurement regulations), orders, judgments and decrees except where the failure to so comply would not have an effect on the Target Company or any Related Entity that would be a Material Adverse Effect measured by reference to the Target Company and the Subsidiaries taken as a whole.

         3.24 Accounts Receivable. The accounts receivable set forth in the Financial Statements and those accounts receivable accruing through the Closing Date represent valid and bona fide sales or services rendered to third parties incurred or performed in the ordinary course of business, collectible in accordance with their terms, subject to no defenses, set-offs or counterclaims, except to the extent of any commercially reasonable reserves for doubtful accounts reflected in the Interim Balance Sheets.

         3.25 Inventories. The inventories reflected in the Financial Statements and inventories acquired since the Interim Balance Sheet Date consist of items of a quality and quantity which are useable or saleable in the ordinary course of business of the Target Company and the Related Entities, and inventories of below standard quality or not useable in the business of the Target Company and the Related Entities have been written down in value in accordance with good business practices to estimated net realizable market values or adequate reserves have been provided therefor in the Financial Statements. Since the Interim Balance Sheet Date, inventories have been maintained at adequate levels for the business of each of the Target Company and the Related Entities in its normal course consistent with past practice and taking into account normal seasonality, no change has occurred in such inventories which affects or will affect their useability or salability, no writedown of the value of such inventories has occurred or is required under the Target Company's or any Related Entity's normal valuation policy or GAAP, and no additional amounts have been reserved with respect to such inventories. No inventory is held by the Target Company or any Related Entity pursuant to consignment, sale or return, sale on approval or similar arrangements.

         3.26 Interests in Customers, Suppliers, Etc. Except as set forth on Schedule 3.26, no Principal Stockholder, officer or director of the Target Company or any Related Entity is, or possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or Affiliate of, any corporation, firm, association or business organization which is, a client, supplier, customer, lessor, lessee, sublessor, sublessee or competitor of the Target Company or such Related Entity. Ownership of securities of a corporation whose securities are registered under the 1934 Act not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.26.

         3.27 Business Relations. Except as set forth in Schedule 3.27, no customer or supplier has notified the Target Company or any Principal Stockholder that it will cease to do business with the Target Company or any Related Entity after the consummation of the transactions contemplated hereby, which cessation would have an effect on the Target Company or any Related Entity that would be a Material Adverse Effect measured by reference to the Target Company and the Subsidiaries taken as a whole. Except as set forth in
Schedule 3.27, neither the Target Company nor any Related Entity has experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and, to the Knowledge of the Target Company and the Principal Stockholders, no such shortage of supply of inventory items is threatened or pending. Neither the Target Company nor any Related Entity is required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

         3.28 Bank Accounts and Powers of Attorney. Schedule 3.28 sets forth each bank, savings institution and other financial institution with which each of the Target Company and the Related Entities has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of each of the Target Company and the Related Entities is identified on Schedule 3.28. Except as disclosed on such Schedule, neither the Target Company nor any Related Entity has given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

         3.29 Disclosure. Neither this Agreement, the other documents, instruments and agreements entered into or delivered by any Principal Stockholder, the Target Company or any Subsidiary, Controlled General Partner or Controlled Manager, nor any of the schedules hereto or thereto, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

         3.30 Accredited Investors. Each of the Principal Stockholders hereby represents and warrants to the Acquiror that (i) he is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"), (ii) he has sufficient knowledge and experience in investing in companies similar to the Acquiror so as to be able to evaluate the risks and merits of his or its investment in the Target Company and he is able financially to bear the risks thereof, (iii) any shares of the Acquiror Common Stock (as defined herein) to be acquired by him in connection with the consummation of the Merger are being acquired for his or its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, (iv) he understands that the shares of Acquiror Common Stock to be so acquired by him have not been registered under the Securities Act or any applicable state securities laws, (v) such shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (vi) such shares will bear a legend to such effect and (vii) the Acquiror will make a notation on its transfer books to such effect. Each of the Principal Stockholders hereby further represents and warrants to the Acquiror that he has received or has had access to all information which he has considered necessary or advisable to enable him to make a decision concerning the Merger, his execution and delivery of this Agreement and his acquisition of the shares of Acquiror Common Stock to be acquired by him in connection therewith. As used herein, the term "Acquiror Common Stock" means the common stock of the Acquiror, par value $.01 per share.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                         OF THE ACQUIROR AND MERGERSUB

         The Acquiror and MergerSub hereby represent and warrant to the Target Company and the Principal Stockholders, jointly and severally, that:

         4.1 Organization. Each of the Acquiror Companies is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and is duly qualified as a foreign entity to do business and is in good standing under the laws of each jurisdiction in which the failure to qualify would have a Material Adverse Effect on the Acquiror Companies. Each of the Acquiror Companies has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets.

         4.2 Authorization, Enforceability. Each of the Acquiror and MergerSub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by the Acquiror and MergerSub, the valid and binding obligations of the Acquiror and MergerSub, enforceable against the Acquiror and MergerSub in accordance with their respective terms, except that such enforcement may be limited by bankruptcy or insolvency laws or similar laws or equitable principles affecting rights of creditors generally. All necessary action on the part of the board of directors and the stockholders of each of the Acquiror and MergerSub has been taken to authorize the execution and delivery of this Agreement and each agreement or instrument executed in connection herewith, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby.

         4.3     Capitalization.

                 (a) The Acquiror's authorized equity capitalization consists of 45,000,000 shares of common stock, par value $.01 per share and 5,000,000 shares of preferred stock, par value $.01 per share. As of the close of business on July 14, 1997, 20,018,721 shares of the Acquiror's common stock and no shares of the Acquiror's preferred stock were issued and outstanding. Such shares of common stock constituted all of the issued and outstanding shares of capital stock as of such date. All issued and outstanding shares of the Acquiror's common stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. All of the outstanding shares of the capital stock of the Acquiror's subsidiaries are validly issued, fully paid and nonassessable and except as set forth on Schedule 4.3 attached hereto are owned by the Acquiror, directly or indirectly, free and clear of all liens, claims, charges or encumbrances. Except for the declaration and payment of dividends in the ordinary course of business, the Acquiror has not, during the period from March 31, 1997 to the date of this Agreement, declared or paid any dividend on, or declared or made any distribution with respect to, or authorized or effected any split-up or any other recapitalization of, any of the Acquiror's common stock, or directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding capital stock or agreed to take any such action. Except as set forth on Schedule 4.3 attached hereto, there are no outstanding options, warrants, subscriptions or other rights to purchase or acquire any capital stock of the Acquiror, and there are no Contracts pursuant to which the Acquiror is bound to sell or issue any shares of its capital stock. All outstanding shares of the Acquiror's common stock are duly listed for trading on the New York Stock Exchange.

                 (b) All of the shares of the Acquiror's common stock to be issued to the Stockholders in the Merger have been duly authorized for issuance and, when issued in accordance with the provisions of Article II, will be validly issued, fully paid and nonassessable, and will not be subject to and will not be issued in violation of any preemptive rights.

                 (c) The Acquiror has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of the Acquiror's common stock, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

         4.4 No Violation or Conflict. Except as set forth on Schedule 4.4, the execution, delivery and performance of this Agreement by the Acquiror and MergerSub do not and will not conflict with or violate their respective (a) Certificate of Incorporation or Bylaws, (b) any law, judgment, order or decree binding on the Acquiror Companies or (c) any Contract to which any of the Acquiror Companies is a party or by which it is bound, the breach of which would have a Material Adverse Effect on the Acquiror Companies following the Closing Date.

         4.5 Broker. Except as set forth on Schedule 4.5, the Acquiror Companies are not committed to pay any brokers' or finders' fees or any similar fees in connection with the Merger and the transactions contemplated by this Agreement.

         4.6 Approvals and Consents. Except as set forth on Schedule 4.6 hereto, no consent, approval or authorization of any governmental authority or any person or entity not a party to this Agreement is required to be obtained by the Acquiror Companies as a condition to the execution, delivery or performance of this Agreement by the Acquiror or MergerSub or the consummation by it of the transactions contemplated hereby, except where the failure to obtain such consent, approval or authorization does not have a Material Adverse Effect on the Acquiror Companies.

         4.7 No Litigation. Except as set forth on Schedule 4.7, there is no litigation or governmental investigation pending or, to the Knowledge of the Acquiror proposed or threatened against the Acquiror Companies, that (a) is expected to have a Material Adverse Effect on the Acquiror Companies or (b) seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         4.8 Reports. The Acquiror's reports filed with the SEC (the "SEC Reports") complied, as of their respective dates of filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. As of their respective dates, none of such forms, reports or documents, including without limitation any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Each of the balance sheets (including the related notes and schedules) included in the SEC Reports fairly presented the consolidated financial position of the Acquiror as of the respective dates thereof, and the other related financial statements (including the related notes and schedules) included therein fairly presented the results of operations and cash flows of the Acquiror for the respective fiscal periods or as of the respective dates set forth therein.
Each of the financial statements (including the related notes and schedules) included in the SEC Reports (i) complied as to form with the applicable accounting requirements and rules and regulations of the SEC and (ii) was prepared in accordance with GAAP consistently applied during the periods presented, except as otherwise noted therein and subject to normal year-end and audit adjustments in the case of any unaudited interim financial statements. Since its initial public offering in May 1996, the Acquiror has timely filed all reports, registration statements and other filings to be filed by it with the SEC.

         4.9 Absence of Certain Changes. Except as set forth in the SEC Reports filed prior to the date of this Agreement or as otherwise set forth on
Schedule 4.9, since December 31, 1996 there has not been (i) any sale, transfer or other disposition of material assets of the Acquiror Companies, except in the normal course of business, or (ii) any change in the business, operations, financial condition or results of operations of the Acquiror Companies that could reasonably be expected to have a Material Adverse Effect on the Acquiror Companies.

         4.10    Tax Matters.  Except as set forth on Schedule 4.10:

                 (a) the Acquiror Companies have timely filed or caused to be filed all Tax Returns required to have been filed by or for any of them, either separately or as a member of a group of corporations, pursuant to applicable law, and all information set forth in such Tax Returns is accurate and complete in all material respects;

                 (b) the Acquiror Companies have paid or made adequate provision on their books and records in accordance with GAAP for all Taxes covered by such Tax Returns and all taxes which the Acquiror Companies have been required to collect or withhold have been duly collected or withheld and, to the extent required, have been paid to the proper taxing authority; and

                 (c) the Acquiror Companies have not granted (and are not subject to) any waiver that is currently in effect of the period of limitations for the assessment of any Tax; no federal or state income tax return of the Acquiror Companies has been examined by any taxing authority; no unpaid Tax deficiency has been assessed or asserted against or with respect to the Acquiror Companies by any governmental authority; no issue has been formally raised in writing by any taxing authority in connection with an audit or examination of any Tax Return; no power of attorney relating to Taxes that is currently in effect has been granted by or with respect to the Acquiror Companies; there are no currently pending administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of the Acquiror Companies, the adverse outcome of which could reasonably be expected to have a Material Adverse Effect on the Acquiror Companies; and any such assertion, assessment, proceeding or litigation disclosed on Schedule 4.10 is being contested in good faith through appropriate measures, and its status is described in Schedule 4.10.

         4.11 MergerSub. The authorized capital stock of MergerSub consists of 10,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding. The Acquiror owns all of the issued and outstanding capital stock of MergerSub. MergerSub has been organized solely to facilitate the acquisition of the Target Company by the Acquiror and, except as necessary to effect the Merger, has not held (and will not hold) any assets and has not conducted (and will not conduct) any activities.

         4.12 Patriot Merger Documentation. The Acquiror has heretofore provided to the Target Company and the Principal Stockholders true and complete copies of that certain Agreement and Plan of Merger between Patriot American Hospitality, Inc. and Acquiror dated as of April 14, 1997 (the "Patriot-Acquiror Merger Agreement"), and of the Ancillary Agreements (as defined in Section 1.4 of such Agreement and Plan of Merger).


                                   ARTICLE V
                        CERTAIN MATTERS PENDING CLOSING

         The Target Company and the Principal Stockholders covenant to the Acquiror that from and after the date of this Agreement and until the Closing
Date:

         5.1 Carry on in Ordinary Course. Except as otherwise permitted by this Agreement or consented to by the Acquiror in writing, the Target Company
(i) shall conduct its business and cause the Related Entities to conduct their respective businesses in the ordinary course (including, but not limited to, the continued purchase of inventory and supplies as required to maintain pars at a level consistent with past practice) and to use its reasonable best efforts to preserve, and to cause the Related Entities to preserve, their respective properties, businesses and relationships with suppliers, customers, employees and franchisees, and (ii) shall not and shall cause the Related Entities not to: (a) grant any mortgage, pledge, lien or encumbrance on any of the properties or assets of the Target Company or any Subsidiary, except Permitted Liens; (b) except as set forth on Schedule 5.1(b), make any capital expenditures (including any capital leases) or commitments therefor which, when combined with capital expenditures (including capital leases) or commitments therefor made after May 31, 1997, or that relate to the period after May 31, 1997, would exceed $25,000 for any Hotel or for any other real property owned or leased by the Target Company or any Related Entity (provided, however, that budgeted amounts required to complete construction and furnishing of the St. Louis, Missouri Clubhouse Inn and any amount required for emergency repairs shall not be subject to such limitation) ; (c) make any increase which is material in the compensation payable or to become payable to any of the officers, employees, or agents, individually or in the aggregate, of the Target Company or any Related Entity or make any payment, other than as contemplated by Section 6.2(x), to either of the Principal Stockholders in respect of the termination or cancellation of their employment agreements with the Target Company (or any other Related Entity); (d) make, amend, or enter into any employment contract or any bonus, incentive, stock option, profit sharing, pension, retirement, stock purchase, hospitalization, medical reimbursement, insurance, severance benefit, or other similar plan or arrangement or make any voluntary contribution to any such plan or arrangement; (e) make any loans, advances or capital contributions to, or investments in, or guaranty any obligation of, any other person; (f) amend, terminate before the end of its term, or allow to lapse any material agreement, lease, license or permit to which it is a party or of which it is the holder or take any action, or fail to take any action, which action or failure to take action would cause it to be in breach or default thereunder; (g) make any material changes in its accounting methods, principles or practices, except as required by GAAP; (h) take any action, the purpose or effect of which is to shift income from post-closing periods to the pre-closing period or to defer expenses from the pre-closing period to post-closing periods which action is not in the ordinary course of business, consistent with past practice; (i) cancel any debt or waive any claim of substantial value; (j) sell, transfer or dispose of any Personal Property except in the normal course of business; (k) issue any shares of capital stock, membership interests or partnership interests of any class; (l) grant any warrants, options or rights to subscribe for any (1) shares of capital stock, membership interests or partnership interests of any class or (2) securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any shares of capital stock, membership interests or partnership interests of any class; (m) split, combine or reclassify any shares of its capital stock, membership interests or partnership interests; (n) enter into any other agreement, course of action or transaction material to it, except in the ordinary course of business, consistent with past practice except for the payment of the remaining balance of the Debentures; (o) make material amendments to its articles of incorporation, bylaws, articles of organization, operating agreement, certificate of limited partnership or agreement of limited partnership, as the case may be; (p) dispose of any Real Property or Real Property Leases other than the Excluded Assets; (q) grant any franchise or license with respect to the operation of any Hotel or other business; (r) except for the indebtedness described on Schedule 5.1(r), incur, assume or guarantee any indebtedness for borrowed money (including draw-downs on letters or lines of credit) or issue or sell any notes, bonds, debentures, debt instruments, evidences of indebtedness or other debt securities; or (s) agree or commit to do any of the matters described in the foregoing clauses (a) through (r); provided however, that notwithstanding the foregoing, the Target Company and the Related Entities may repay any indebtedness, whether or not currently due and payable and may acquire the interest of, and make distributions of cash to their respective stockholders, partners and members.

         5.2 No Transfer or Encumbrance of Stock; Voting. No Principal Stockholder shall sell, convey, transfer, pledge, encumber, grant any options, warrants or rights to acquire, any of the shares of Stock beneficially owned by him, or contract or create any obligation to do any of the foregoing except for the exchange and conversion of such Stock provided for by this Agreement, except for the transfer of shares of Stock to the other stockholders of the Target Company pursuant to pre-existing commitments heretofore disclosed to Acquiror, and except for the transfer of Stock by the Principal Stockholders upon exercise of the options held by Richard L. Merkel, David S. Elkouri and Max E. Eberhart. Each of the Principal Stockholders agrees to vote, or cause to be voted, all shares of Stock beneficially owned by him (i) in favor of approval and adoption of this Agreement and the Merger and (ii) against any other Acquisition Transaction.

         5.3 Investigations. Each of the Target Company and the Related Entities shall provide the Acquiror, any lenders entitled to information concerning the transactions contemplated hereby pursuant to loan or financing agreements with the Acquiror, and their respective representatives and agents such access to the books and records of the Target Company and the Related Entities and shall furnish to the Acquiror and such lenders such financial and operating data and other information with respect to the businesses and property of the Target Company and the Related Entities as are generated by the Target Company and the Related Entities in the normal course of business and, in addition, such information as Acquiror and its lenders may reasonably request from time to time, and shall permit the Acquiror, such lenders, and their respective representatives and agents to make such inspections of each of the Target Company's and the Related Entities' real and personal properties (including, but not limited to, managed properties) as they may reasonably request. The Target Company and the Principal Stockholders shall promptly arrange for the Acquiror, such lenders, and their respective representatives and agents to meet with such directors, officers, employees and agents of the Target Company and the Related Entities as they may reasonably request from time to time. Any examination or investigation pursuant to this Section 5.3 shall be undertaken in a manner so as not to unreasonably interfere with the operations and activities of the Target Company or any Related Entity.

         5.4 Approvals and Consents. The Target Company and the Principal Stockholders (i) shall use their commercially reasonable efforts to obtain promptly and to comply with the consents referred to in Section 6.2(k) and (ii) shall use their good faith efforts (A) to cause all conditions to the obligations of the Acquiror under this Agreement over which they are able to exercise influence or control to be satisfied prior to the Closing Date and (B) to obtain promptly and to comply with all requisite statutory, regulatory or court approvals, third party releases and consents (other than those referenced in the foregoing clause (i)), and other requirements which are necessary to be obtained and complied with by each of them for the valid and legal consummation of the transactions contemplated hereby. The costs and expenses incurred by the parties in connection with obtaining the approvals and consents referenced in the foregoing clause (i) shall be borne and paid as follows: the Principal Stockholders and the Target Company, on the one hand, and the Acquiror, on the other, shall each bear and pay the fees and expenses of their own counsel in connection therewith, and (x) with respect to the Salomon Debt, the Principal Stockholders and the Target Company, on the one hand, and the Acquiror, on the other, each shall bear and pay fifty percent (50%) of any fees, costs or other amounts required to be paid to any lender or other party from whom a consent or approval is to be obtained as a condition to obtaining such consent or approval and (y) with respect to all other consents and approvals referenced in the foregoing clause (i) and part (B) of the foregoing clause (ii), the Principal Stockholders and the Target Company shall bear any fees, costs or other amounts required to be paid to any lender or other party from whom such a consent or approval is to be obtained as a condition to obtaining such consent or approval; provided, however, that any fees and expenses paid or payable by the Target Company pursuant to this Section 5.4 shall be paid at or prior to Closing and such payment and any related borrowing shall be taken into account in the determination of the Working Capital Adjustment Amount and the Target Basic Equity Value pursuant to Article II hereof. The cost-sharing obligations of the parties under this Section 5.4 shall not be subject to the $500,000 deductible set forth in Sections 7.1 and 7.2, and any amounts paid pursuant to this Section shall not be counted against the $5,000,000 limitation on liability set forth in Sections 7.1 and 7.2.

         5.5 Business Organization. Each of the Target Company and the Related Entities shall undertake in good faith to preserve intact its business organization and to keep available the services of its present officers and employees as a group.

         5.6 Maintenance of Property. Each of the Target Company and the Related Entities shall maintain its real property, equipment and other tangible personal property in its present operating condition and repair, ordinary wear and tear excepted. Each of the Target Company and the Related Entities will fully perform and pay for all maintenance, painting, repairs, alterations and other work required to be performed by it as lessee under the Real Property Leases listed on Schedule 3.20.

         5.7 Relations with Suppliers, Customers, Etc. Each of the Target Company and the Related Entities will undertake in good faith to preserve its relationships with its material suppliers, customers and others having material business dealings with it and shall not change or modify in any material respect or commit to change or modify in any material respect any terms offered to customers. Each of the Target Company and the Related Entities promptly shall notify the Acquiror if the Target Company or any such Related Entity is informed by any of its customers or suppliers that such customer or supplier will or may cease to do business with the Target Company or such Related Entity either prior to or following the Closing.

         5.8 Environmental Inspection. Following the date of this Agreement, the Target Company, at its own cost and expense, shall provide to the Acquiror access to all records and information concerning all Hazardous Substances, used, stored, generated, treated, or disposed of by the Target Company and the Related Entities, all environmental or safety studies conducted by or on behalf of the Target Company and the Related Entities and all reports, correspondence, or filings to or with governmental agencies with jurisdiction over Environmental Requirements concerning the compliance of the Subject Property or the operation of the Subject Property with Environmental Requirements, all policies and procedures manuals or guidelines utilized by the Target Company to comply with Environmental Requirements, and any other information reasonably requested by the Acquiror pertaining to environmental, health, and safety issues (the "Environmental Information"). The Target Company agrees that the Acquiror shall have the right to inspect the Environmental Information and the Subject Property, including the performance of an environmental site assessment and audit, and, at the discretion of the Acquiror, perform subsurface or other invasive investigations, including air monitoring, at or near the Subject Property. The Target Company understands and agrees that the Acquiror and its agents and representatives may find it appropriate to contact governmental agencies in connection with their analysis of the Environmental Information or the result of its other investigations of the Subject Property.

         5.9 Supplemental Financial Statements. From and after the date hereof and through and including the Closing Date, the Target Company and the Principal Stockholders shall deliver, or cause to be delivered, to the Acquiror, promptly when the same are prepared by, or become available to, the Target Company or any Related Entity, (i) a monthly unaudited balance sheet and statement of income for the Target Company and each Related Entity for each calendar month commencing with April 1997, and (ii) a monthly unaudited balance sheet and statement of income for each Hotel for each calendar month commencing with April 1997.

         5.10 Notification of Certain Matters. The Target Company shall give prompt notice to the Acquiror of (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Target Company or any of the Related Entities subsequent to the date of this Agreement and prior to the Effective

Time, under any agreement, indenture or instrument material to the business, assets, property, condition (financial or otherwise) or the results of operations of the Target Company and the Related Entities taken as a whole to which the Target Company or any of the Related Entities is a party or is subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement including the Merger; (iii) any notice or other communication from any regulatory authority in connection with the transactions contemplated by this Agreement; (iv) any material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Target Company and the Related Entities taken as a whole, or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change; (v) any claims, actions, proceedings or investigations commenced or, to the Knowledge of the Target Company and the Principal Stockholders, threatened, involving or affecting the Target Company or any of the Related Entities or any of their property or assets, or, to the best of its knowledge, any employee, consultant, director or officer, in his or her capacity as such, of the Target Company or any of the Related Entities which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to Section 3.9 or which relates to the consummation of the Merger; (vi) any termination (whether by resignation or otherwise) of the employment of any officer of the Target Company or any Related Entity or any resignation or removal of any director of the Target Company or any Related Entity that is a corporation; and (vii) any other matter, fact, circumstance, event or condition that if the same had occurred or existed at the date hereof would have been required to be set forth on any of the disclosure schedules of the Target Company and the Principal Stockholders pursuant hereto or would otherwise have caused the representations and warranties of the Target Company and the Principal Stockholders as contained herein not to be true and correct in all material respects as of such date without modification thereto. Any notice contemplated by this Section
5.10 given by the Target Company to the Acquiror shall be without prejudice to the rights and remedies of the Acquiror or MergerSub under this Agreement by reason of any misrepresentation, breach or violation of this Agreement by the Target Company or any Principal Stockholder.

         5.11 No Solicitation. Except with respect to the Acquiror, MergerSub and their Affiliates, or except as otherwise approved in writing by the Acquiror, after the date hereof the Principal Stockholders and the Target Company shall not, and the Principal Stockholders shall cause the Target Company, the Related Entities and the respective officers, directors, employees, agents and representatives of the Principal Stockholders, the Target Company and the Related Entities (including, without limitation, any investment banker, attorney or accountant retained by any of them) not to (i) initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, sale of shares of capital stock or other equity interests or similar transaction involving, or any purchase of all or any significant portion of the assets (other than in the ordinary course of business) of, or any equity interest in, the Target Company or any Related Entity (an "Acquisition Transaction"), or (ii) until August 1, 1997 engage in any negotiations concerning, or provide to any other person any information or data relating to the Target Company or any Related Entity for the purposes of, or have any discussions with any person relating to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person to seek or effect, an Acquisition

Transaction. The Principal Stockholders shall promptly advise the Acquiror of, and communicate to the Acquiror the terms of, any such inquiry or proposal the Target Company, any Related Entity or the Principal Stockholders may receive.

         5.12 Meeting of Target Company Shareholders. As promptly as practicable after the date of this Agreement, the Target Company and its Board of Directors will (i) duly call and hold a special meeting of the Stockholders on a date mutually agreed upon by the Target Company and Acquiror for the purpose of considering and voting upon the approval and adoption of this Agreement and the approval of the Merger and (ii) use all good faith efforts to secure the vote or consent of the Stockholders approving and adopting this Agreement and approving the Merger. The notice of such special meeting shall contain the recommendation of the Board of Directors of the Target Company that the Stockholders approve and adopt this Agreement and approve the Merger.

         5.13 Excluded Assets Purchase Agreement. The Target Company shall cause the Excluded Assets Purchase Agreement not to be amended or terminated without Acquiror's consent.


                                   ARTICLE VI
                        CONDITIONS PRECEDENT TO CLOSING

         6.1 Conditions Precedent to Obligations of Parties. The respective obligations of each party to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions:

                 (a) No order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or any governmental authority which prohibits the consummation of the Merger; provided, however, that the parties shall use their best efforts to have any such order, decree or injunction vacated or reversed.

                 (b) All applicable requirements under state securities or takeover laws, if any, shall have been satisfied.

                 (c) The Acquiror Common Stock to be issued to the Stockholders pursuant to Article II hereof shall have been approved for listing on the New York Stock Exchange.

                 (d) The Acquiror and MergerSub shall have received legally binding commitments for all financing required by them to consummate the transactions contemplated by this Agreement.

         6.2 Conditions Precedent to the Obligations of the Acquiror and MergerSub. The obligations of the Acquiror and MergerSub to effect the Merger, and each and every other obligation of the Acquiror and MergerSub to be performed on the Closing Date shall be subject to the satisfaction before or at the Closing of the express conditions precedent set forth below.

                 (a) K.D.F. shall own the Warrant, the Warrant shall not have been exercised in whole or in part, no shares of Target Common Stock shall have been issued in respect thereof, and K.D.F. shall have executed and delivered the Warrant Holder's Agreement. The Target Company shall have no further liability or obligation in respect of any and all warrant or debenture purchase agreements or any debentures executed or issued by the Target Company or any Related Entity in connection therewith, including, but not limited to,
(i) that certain Debenture and Warrant Purchase Agreement dated as of May 25, 1994 among ClubHouse Inns of America, Inc., ClubHouse Enterprises, Inc. and K.D.F. (other than the rights to acquire shares of Target Common Stock upon exercise of the Warrant which shall remain in full force and effect), (ii) any registration rights in respect of the Warrant or shares or other securities acquired upon exercise thereof or otherwise with respect thereto, and (iii) that certain Debenture Purchase Agreement dated as of May 25, 1994 among ClubHouse Properties, Inc., ClubHouse Enterprises, Inc., and K.D.F.

                 (b) The Target Company and the Principal Stockholders shall have performed and complied in all material respects with all of their obligations under this Agreement that are to be performed or complied with by them prior to or on the Closing Date.

                 (c) All proceedings, corporate or other, to be taken by or at the direction of the Target Company and the Principal Stockholders in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Acquiror and MergerSub, and the Target Company and the Principal Stockholders shall have made available to the Acquiror and MergerSub for examination the originals or true and correct copies of all documents that the Acquiror and MergerSub may reasonably request in connection with the transactions contemplated by this Agreement.

                 (d) No investigation, suit, action or other proceeding shall be asserted, threatened or pending (i) which seeks restraint, prohibition, substantial damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or otherwise challenges the validity of such transactions or any part thereof;
(ii) which, if adversely determined, could reasonably be expected to have an effect on the Target Company or any Related Entity that would be a Material Adverse Effect measured by reference to the Target Company and the Subsidiaries taken as a whole, (iii) which could, if adversely determined, reasonably be expected to have a material adverse effect on the right or ability of the Target Company or any Related Entity to carry on its business as now conducted.

                 (e) The representations and warranties made by the Target Company and the Principal Stockholders in this Agreement have been true and correct in all material respects when made and, except for Section 3.9(b), shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (with such exceptions, if any, necessary to give effect to events or transactions permitted hereby).

                 (f) The Stockholders shall have approved the Merger, either by written consent or at a stockholders meeting duly called and held.

                 (g) Each of the Stockholders, other than the Principal Stockholders and other than (i) Michael Alan Reisman, as Trustee of the Michael
A. Reisman Living Trust, an inter vivos trust created October 29, 1991, and his successor in trust, (ii) Gregory Francis Duick, Trustee of Gregory Francis Duick Living Trust, and (iii) Peggy Ann Duick, Trustee of Peggy Ann Duick Living Trust, shall be an "accredited investor" within the meaning of Rule 501 under the Securities Act, and each of the Stockholders, other than the Principal Stockholders, shall have executed and delivered to the Acquiror a written representation setting forth, as to such Stockholder, the representations set forth in Section 3.30 hereof.

                 (h) There shall be delivered to the Acquiror a certificate dated the Closing Date and signed by the President of the Target Company and each Principal Stockholder to the effect set forth in Section 6.2(b) and (e), which certificate shall have the effect of a representation and warranty made by the Target Company and each Principal Stockholder on and as of the Closing Date.

                 (i) There shall have been issued to the Target Company or the applicable Related Entity owning title to any Real Property (or, in the case of the ClubHouse Inn of Valdosta, to Acquiror) owner's title policies or title updates to existing owner title policies in the name of the Target Company or the applicable Related Entity (as the case may be) and current surveys for the Real Properties in form and substance reasonably acceptable to the Acquiror, and all matters affecting title to the Real Property shall be reasonably satisfactory to the Acquiror. The costs and expenses of such owner's title policies (to the extent such owner's title policies are not already held by the Target Company or the applicable Related Entity) and title updates shall be borne by the Target Company or the applicable Related Entity (pre-Closing) and shall be paid at or prior to Closing and such payment and any related borrowing shall be taken into account in the determination of the Working Capital Adjustment Amount and the Target Basic Equity Value pursuant to
Article II hereof. The costs and expenses of such current surveys shall be borne and paid by the Acquiror.

                 (j) The Target Company and the Principal Stockholders shall have delivered to the Acquiror (i) certificates of the appropriate governmental authorities, dated as of a date not more than ten (10) days prior to the Closing Date, attesting to the existence and good standing of the Target Company and each Related Entity in their respective states of organization and in each state where such entity is qualified to do business; (ii) a copy, certified by the Secretary of State of their respective states of organization as of a date not more than ten (10) days prior to the Closing Date, of the charter, certificate of limited partnership or articles of organization (as the case may be), and all amendments thereto, of the Target Company and each Related Entity; (iii) copies, certified by the Secretary of each of the Target Company and each Related Entity, dated the Closing Date, of the bylaws, partnership agreement or articles of organization (as the case may be) of the Target Company and each Related Entity; and (iv) certificates, dated the Closing Date, of the Secretary of each of the Target Company and the Related Entities, relating to the incumbency and corporate, partnership or limited liability company proceedings in connection with the consummation of the transactions contemplated hereby.

                 (k) The Acquiror shall have received, in form and substance satisfactory to the Acquiror, duly executed consent and estoppel certificates (i) from the third parties listed on Schedule 6.2(k) and (ii) from any other third party not listed on Schedule 3.16 in respect of (in the case of this clause (ii)) the Real Property Leases, all material license agreements, franchise agreements, loan documents evidencing indebtedness that is not to be prepaid at Closing and Management Agreements to which the Target Company or any of the Related Entities is a party or by which it or any of its properties is bound. Such consents shall include, without limitation, the consent of holders of the related mortgage indebtedness to the operation under the Wyndham brand of the Hotels owned by Knoxville C.I. Associates, L.P., Omaha C.I. Associates II, L.P., Overland Park C.I. Associates, L.P., Atlanta C.I. Associates II, L.P. and Wichita C.I. Associates III, L.P., to the use of Wyndham Management Corporation's standard form intercompany management agreement and to the other acts and transactions contemplated by the Agreement and Plan of Merger dated as of April 14, 1997 between Acquiror and Patriot and the Ancillary Agreements (as defined therein) that would require consent under the financing documents for such Hotels (including, but not limited to, any lease of the Hotels owned by such entities contemplated thereby).

                 (l) The Acquiror shall have received an opinion of Kansas counsel satisfactory to Acquiror and/or Hunton & Williams, counsel to the Principal Stockholders and the Target Company, dated the Closing Date and in form and substance satisfactory to the Acquiror, substantially to the effect that:

                          (A) Each of the Target Company and the Related Entities that is a corporation is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted; and each of the Related Entities that is a partnership or limited liability company has been duly organized, and is validly existing and in good standing under the laws of the state of its formation and has all requisite partnership or limited liability company power and authority to carry on its business as now being conducted;

                          (B) The authorized capital stock of each of the Target Company and the Related Entities that is a corporation is as described on Schedule 6.2(l), of which, to counsel's knowledge the number of shares specified on such Schedule are outstanding; all of such shares are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights of any shareholder of the Target Company or any Related Entity; all of such shares were issued in compliance with the registration provisions of applicable federal and state securities laws (or an exemption therefrom); such shares are owned of record as set forth in Schedules 1.83 and 3.10; and, except as set forth on Schedule 6.2(l), such counsel has no knowledge of any outstanding securities convertible into, exchangeable for or carrying the right to acquire capital stock of the Target

                 Company or any Related Entity, or any subscriptions, warrants, options, rights or other arrangements or commitments obligating the Target Company or any Related Entity to issue or dispose of any capital stock or any ownership therein;

                          (C)     all of the partnership interests and
                 membership interests in each of the Related Entities that is a partnership or limited liability company have been duly and validly issued and are fully paid; all of such interests were issued in compliance with the registration provisions of applicable federal and state securities laws (or an exemption therefrom); such interests are owned of record as set forth in
                 Schedule 3.10; and such counsel has no knowledge of any outstanding securities convertible into, exchangeable for or carrying the right to acquire any interest in any such Related Entity, or any subscriptions, warrants, options, rights or other arrangements or commitments obligating such Related Entity to issue or dispose of any interest therein;

                          (D) The execution and delivery of this Agreement and all other agreements and documents contemplated hereby by the Target Company, the Related Entities and the Principal Stockholders and the performance by the Target Company, the Related Entities and the Principal Stockholders of their respective obligations under this Agreement, and the consummation of the Merger, and such other agreements and documents do not constitute a violation of or a default under
                 (i) any present statute, rule or regulation applicable to or binding on it or him; (ii) the respective charter or bylaws, certificate of limited partnership, partnership agreement or articles of organization (as applicable) of the Target Company or any Related Entity; or (iii) to the knowledge of such counsel, any agreements, arrangements, commitments, orders, judgments or decrees to which the Target Company, any Related Entity or any Principal Stockholder is a party or by which it or him or its or his respective assets are bound;

                          (E) Each of the Target Company and the Related Entities has the corporate, partnership or limited liability company (as the case may be) power and authority to execute, deliver, and perform its obligations under this Agreement and the other agreements and documents contemplated hereby (to which each is a party); and the execution and delivery of this Agreement and the other agreements and documents by each of the Target Company and the Related Entities and the performance by each of the Target Company and the Related Entities of its obligations hereunder and under the other agreements and documents have been duly authorized by all requisite corporate, partnership or limited liability company (as the case may be) action on the part of the Target Company and each such Related Entity. This Agreement and each other agreement and document contemplated hereby is a valid and binding obligation of each of the Target Company, the Related Entities and the Principal Stockholders, respectively, enforceable against each of them (to the extent each is a party) in accordance with their respective terms, except that
                 (1) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (2) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (3) rights to indemnification hereunder may be limited under applicable securities laws;

                          (F) Upon the filing of a certificate of merger in the form attached to this Agreement as Exhibit 6.2(l)-1 duly executed by MergerSub and the Target Company with the Secretary of State of Delaware in accordance with Sections 103(c) and 252 of the DGCL the merger shall be valid and effective in the State of Delaware. Upon the filing of a certificate of merger in the form attached to this Agreement as Exhibit 6.2(l)-2 duly executed by MergerSub and the Target Company with the Secretary of State of Kansas in accordance with Sections 17-6003(c) and 17-6702 of the KGCC the merger shall be valid and effective in the State of Kansas;

                          (G) To such counsel's knowledge, there are no actions, suits or proceedings pending or threatened that are required by the terms of Section 3.8 to be described in
                 Schedule 3.8 that are not described therein; and

                          (H) No consent, approval, authorization or other action by, or filing with, any governmental authority, regulatory body or, to counsel's knowledge, other person is required to be obtained by the Target Company, any Related Entity or any Principal Stockholder in connection with the execution, delivery or performance by them of their respective obligations under this Agreement, except for such as have been duly obtained or made.

The entities to be covered by the opinions set forth above shall be expanded to include every other entity that is a Controlled General Partner or Controlled Manager. With respect to the opinions set forth above involving the laws of the States of Missouri and Texas, Hunton & Williams shall be entitled to rely on the opinions of such other counsel as may be reasonably acceptable to Acquiror and its counsel. Such opinions of Hunton & Williams and of Kansas, Missouri and Texas counsel shall state, or shall be accompanied by a letter of such counsel that states, in form reasonably acceptable to Acquiror and its counsel, that Bankers Trust Company and the other lenders providing financing to Acquiror with respect to the Merger and the other transactions contemplated hereby, their respective counsel and Locke Purnell Rain Harrell (A Professional Corporation) and other counsel to Acquiror in connection with the Merger and such financing shall be entitled to rely on the opinions contemplated by this
Section 6.2(l) in connection with the Merger and such financing and in rendering their opinions in connection therewith.

                 (m) There shall not have been any material adverse change since the Interim Balance Sheet Date in respect of the financial condition, results of operations, business, operations or assets of the Target Company and the Related Entities, taken as a whole, and neither the Target Company nor any Related Entity shall have suffered any loss (whether or not insured) by reason of physical damage caused by fire, earthquake, flood, wind, accident or other calamity which could reasonably be expected to have a Material Adverse Effect on the Target Company or such Related Entity.

                 (n) The Principal Stockholders shall have furnished to the Acquiror an affidavit, stating, under penalty of perjury, that the indicated number is the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

                 (o) Each Principal Stockholder shall have executed and delivered to the Acquiror a Noncompetition Agreement in substantially the form of Exhibit 6.2(o) hereto.

                 (p) The Target Company shall have delivered to the Acquiror an officer's certificate in the form attached hereto as Exhibit 6.2(p).

                 (q) The transactions contemplated by Section 2.1(b) shall have been consummated at or prior to Closing and shall be taken into account in the determination of the Working Capital Adjustment Amount and the Target Basic Equity Value pursuant to Article II hereof.

                 (r) The transactions contemplated by the Purchase and Sale Agreements shall have been consummated unless the failure to consummate such transactions results from a breach of the obligations of the Acquiror or any of its designees thereunder.

                 (s) The Acquiror or its designee shall have acquired, concurrently with the Closing hereunder, the Hotel located at Valdosta, Georgia on the terms and conditions set forth in the form of Hotel Purchase Agreement set forth in Exhibit 6.2(s) hereto or on other terms and conditions reasonably satisfactory to it.

                 (t) The Standard Office Lease dated May 23, 1994 between ClubHouse Properties, Inc., as landlord, and ClubHouse Inns of America, Inc., as tenant, relating to the lease of office space in the office building at 11230 College Boulevard, Overland Park, Kansas (which office building is an Excluded Asset) shall have been amended, without any cost or obligation to the Acquiror or the Target Company or ClubHouse Inns of America, Inc., to provide that the term thereof shall expire on the date that is six (6) months from and after the Closing Date, and that the Target Entity shall be entitled to occupy the Demised Premises (as defined therein) rent-free for the such six (6)-month period.

                 (u) Richard L. Merkel shall have exercised the options granted to him under that certain letter dated June 1, 1988 to him from the Principal Stockholders, and the shares of Target Company Common Stock subject thereto shall have been transferred to him in compliance with applicable state and federal securities laws.

                 (v) David S. Elkouri and Max E. Eberhart shall have exercised the options granted to them under those certain separate letters dated August 25, 1989 to each of them from the Principal Stockholders, and the shares of Target Company Common Stock subject thereto shall have been transferred to each of them in compliance with applicable state and federal securities laws.

                 (w) None of the holders of Target Common Stock shall have filed written objection to the Merger in accordance with Section 17-6712 of the KGCC.

                 (x) Any and all employment agreements between the Target Company or any Related Entity, on the one hand, and either Principal Stockholder, on the other, shall have been terminated and canceled and any cancellation, termination or similar payment thereunder shall have been paid in full (with any such payment to be made prior to Closing and to be taken into account in the determination of the Working Capital Adjustment Amount and the Target Basic Equity Value pursuant to Article II hereof).

                 (y) The Acquiror or its designee shall have acquired, concurrently with the Closing hereunder, the Hotel located at the Nashville, Tennessee Airport on terms and conditions reasonably satisfactory to it.

                 (z) The officers and directors of Target Company and each Subsidiary that is a corporation, and the natural persons holding similar positions, if any, with respect to each Subsidiary and Consolidated Entity that is a limited liability company or limited partnership, shall have tendered their resignations from such positions; provided, that the foregoing shall not require the resignation of any natural person as a general partner of any partnership.

         6.3 Conditions Precedent to the Obligations of the Target Company and the Principal Stockholders. The obligations of the Target Company and the Principal Stockholders to effect the Merger, and each and every other obligation of the Target Company and the Principal Stockholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the express conditions precedent set forth below:

                 (a) The Acquiror and MergerSub shall have performed and complied in all material respects with all of their respective obligations under this Agreement that are to be performed or complied with by them prior to or on the Closing Date.

                 (b) All proceedings, corporate or other, to be taken by or at the direction of the Acquiror and MergerSub in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Target Company and the Principal Stockholders, and the Acquiror shall have made available to the Target Company and the Principal Stockholders for examination the originals or true and correct copies of all documents that the Target Company and the Principal Stockholders may reasonably request in connection with the transactions contemplated by this Agreement.

                 (c) No investigation, suit, action or other proceeding (other than those set forth on Schedule 6.3(c)) shall be threatened or pending
(i) which seeks restraint, prohibition, substantial damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or otherwise challenges the validity of such transactions or any part thereof; (ii) which could, if adversely determined, reasonably be expected to have a Material Adverse Effect on the Acquiror Companies, or (iii) which could, if adversely determined, reasonably be expected to have a material adverse effect on the right or ability of the Acquiror Companies to carry on their business as now conducted.

                 (d) The representations and warranties made by the Acquiror and MergerSub in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (with such exceptions, if any, necessary to give effect to events or transactions permitted hereby).

                 (e) The Target Company and the Stockholders shall have received an opinion of Locke Purnell Rain Harrell (A Professional Corporation), counsel to the Acquiror and MergerSub, and/or Kansas counsel satisfactory to Target Company, dated the Closing Date and in form and substance satisfactory to the Target Company and the Principal Stockholders, substantially to the effect that:

                          (A)     Each of Acquiror and MergerSub is a
                 corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

                          (B) Each of Acquiror's and MergerSub's execution and delivery of this Agreement and all other agreements and documents contemplated hereby, and the performance by each of them of their respective obligations under this Agreement and such other agreements and documents do not constitute a violation of or a default under their respective charters or bylaws or any agreements, arrangements, commitments, orders, judgments, or decrees to which either is a party or by which either or either's assets are bound of which such counsel has knowledge;

                          (C) Each of Acquiror and MergerSub has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and all other agreements and documents contemplated hereby; the execution and delivery of this Agreement and such other agreements and documents by Acquiror and MergerSub and the performance by each of Acquiror and MergerSub of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on its part. This Agreement and each other agreement and document contemplated hereby (to the extent Acquiror or MergerSub is a party thereto) is a valid and binding obligation of Acquiror or MergerSub, as the case may be, enforceable against Acquiror or MergerSub, as the case may be, in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (iii) rights to indemnification hereunder may be limited under applicable securities laws; and

                          (D) Upon the filing of a certificate of merger in the form attached to this Agreement as Exhibit 6.2(l)-1 duly executed by MergerSub and the Target Company with the Secretary of State of Delaware in accordance with Sections 103(c) and 252 of the DGCL the merger shall be valid and effective in the State of Delaware. Upon the filing of a certificate of merger in the form attached to this Agreement as Exhibit 6.2(l)-2 duly executed by MergerSub and the Target Company with the Secretary of State of Kansas in accordance with Sections 17-6003(c) and 17-6702 of the KGCC the merger shall be valid and effective in the State of Kansas.

                          (E) No consent, approval, authorization or other action by, or filing with, any governmental authority or regulatory body is required to be obtained by Acquiror or MergerSub in connection with the execution, delivery or performance by it of this Agreement, except for such as have been duly obtained or made.

                 (f) The Acquiror shall have delivered to the Target Company and the Stockholders an officer's certificate in the form attached hereto as Exhibit 6.3(f).

                 (g) The Acquiror shall have obtained (i) the consents of the parties described on Schedule 6.3(g) hereto and (ii) consents from any other third parties not listed in Schedule 4.6 the failure to receive which consents referenced in this clause (ii) could reasonably be expected to have a Material Adverse Effect on the Acquiror Companies.

                 (h) The personal guaranties of the Principal Stockholders with respect to any and all indebtedness of the Target Company and the Related Entities (other than indebtedness in respect of any Excluded Asset), as set forth in Schedule 6.3(h), shall have been released or terminated in a manner reasonably satisfactory to the Principal Stockholders.


                                  ARTICLE VII
                      INDEMNITIES AND ADDITIONAL COVENANTS

         7.1     The Principal Stockholders' Indemnity.

                 (a) On the terms set forth in this Section 7.1, the Principal Stockholders, jointly and severally, hereby agree to indemnify and hold harmless the Acquiror and MergerSub and their respective directors, officers, employees, representatives, agents and attorneys (collectively, the "Purchaser Indemnified Parties") from and against, and agree to defend promptly the Purchaser Indemnified Parties from and reimburse the Purchaser Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys' fees and other legal costs and expenses (hereinafter referred to collectively as "Losses"), which the Purchaser Indemnified Parties may suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the representations, warranties or covenants made by the Target Company and the Principal Stockholders in or pursuant to this Agreement or any other agreement or document executed by them in connection with the transactions contemplated hereby; (ii) the presence of Hazardous Substances in, on, under, at, or emanating from, the Subject Property on the Closing Date or any violation of Environmental Requirements by the Target Company, any Related Entity or any other third party in connection with the Subject Property or the use of the Subject Property occurring prior to the Closing Date; (iii) any breach by Target Company of any representation, warranty or covenant contained in the Purchase Agreement dated as of January 1997 by and between Target Company and Misuzu Construction, Inc., a Japanese corporation, with respect to the purchase of the partnership interest of Misuzu Construction, Inc. in Savannah C.I. Associates, L.P.; or (iv) any liability for federal income taxes and for any interest or penalties with respect thereto (A) relating to the consolidated federal income tax returns of ClubHouse Hotels, Inc. for the taxable years ended December 31, 1993 and 1994 that relate to matters asserted by the IRS in the audit of such returns that is currently in progress in excess of the sum of (i) the amount, if any, reflected as a liability for such taxes, interest or penalties on the Closing Balance Sheet and (ii) the amount, if any, of such taxes, interest or penalties that have previously been paid or (B) that arises in taxable years subsequent to the years ended December 31, 1993 and 1994 and ending on or before the Closing Date as a result of issues raised by such audit and resolved in favor of the IRS; provided, that the Purchaser Indemnified Parties shall have no right to indemnification unless such right is asserted (whether or not Losses have occurred) by written notice from a Purchaser Indemnified Party to the Principal Stockholders (as herein provided) (x) on or before the first anniversary of the Closing Date with respect to the matters in clause (i) above (except as otherwise provided in clause (y) below), (y) on or before the 60th day after the third anniversary of the Closing Date with respect to the matters in clauses (ii) and (iv) above and the matters in clause (i) above insofar as it applies to the breaches of the representations, warranties or covenants contained in Section 3.17 and 3.21 and (z) the applicable statute of limitations period with respect to claims that may be made in respect of the matters in clause (iii) above; and provided further, that, except as provided in Sections 2.1(b), 5.4, 6.2(i), 7.1(a)(iii), 7.3(a)(iii), 7.3(a)(iv) and 7.11,
the Principal Stockholders shall not be required to indemnify the Purchaser Indemnified Parties hereunder unless and until the aggregate amount of Losses for which indemnification is sought first exceeds $500,000, in which event the Purchaser Indemnified Parties may seek indemnification for all Losses exceeding the initial $500,000; and provided further, that the total indemnification liability of the Principal Stockholders shall in no event exceed $5,000,000, in the aggregate. THIS SECTION 7.1(A) IS INTENDED TO INDEMNIFY THE PURCHASER INDEMNIFIED PARTIES FROM THE RESULTS OF THEIR NEGLIGENCE AND LOSSES DESCRIBED IN CLAUSE (III) ABOVE INCURRED AS A RESULT OF STRICT LIABILITY.

                 (b) Any amounts for which the Principal Stockholders shall be liable under Section 7.1(a) shall be net of any insurance proceeds received by the Target Company or the Acquiror Companies in connection with the facts giving rise to the right of indemnification. The Principal Stockholders hereby waive and release any rights of indemnification and contribution they may have against the Target Company and the Related Entities or any of them or against any successors to, or Affiliates of successors to, any of them (including, without limitation, the Acquiror and MergerSub) as a result of any payment made under this Article VII.

                 (c) Promptly after acquiring knowledge of any Claim in respect of which any Purchaser Indemnified Party may seek indemnification from the Principal Stockholders hereunder, such Purchaser Indemnified Party shall provide the Principal Stockholders with a written notice of the facts surrounding the Claim and shall also provide the Principal Stockholders copies of any materials in such Purchaser Indemnified Party's possession describing the facts or containing information with respect to the Claim and Losses for which indemnification is sought. Notwithstanding the preceding sentence, failure of any Purchaser Indemnified Party to give notice hereunder shall not release the Principal Stockholders from their obligations under this Section 7.1, except to the extent the Principal Stockholders are actually prejudiced by such failure to give notice.

                 (d) In the event of Claims that are covered by the indemnity provisions of Section 7.1(a), the Principal Stockholders shall have the right, at their sole cost and expense (subject to the indemnification limitations set forth herein), to defend any and all such Claims and, in connection with such defense, to control all settlements (subject to the consent of the applicable Purchaser Indemnified Party, which consent the Purchaser Indemnified Party may withhold in its sole discretion if the proposed settlement would result in any cost, expense or liability to the Purchaser Indemnified Party or to the Acquiror, the Surviving Corporation or the Related Entities that is not fully and immediately paid by the Principal Stockholders or in any Material Adverse Effect on the Purchaser Indemnified Party, the Surviving Corporation, the Acquiror or any of the Related Entities, but which consent otherwise will not be unreasonably withheld or delayed). After written notice by the Principal Stockholders to the applicable Purchaser Indemnified Party of their election to assume control of the defense of any such action, the Principal Stockholders shall not be liable to such Purchaser Indemnified Party hereunder for any legal expenses subsequently incurred by such Purchaser Indemnified Party in connection with the defense thereof except as otherwise provided herein. The Purchaser Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of its own choosing, but the Principal Stockholders shall be entitled to control the defense unless the Purchaser Indemnified Party has relieved the Principal Stockholders from liability with respect to such action or the Principal Stockholders fail to assume the defense thereof. If the Principal Stockholders do not promptly assume control of the defense of such action as provided in this Section 7.1(d), the applicable Purchaser Indemnified Party shall have the right to defend such action in such manner as it may deem appropriate at the cost and expense of the Principal Stockholders, and the Principal Stockholders will promptly reimburse the Purchaser Indemnified Party therefor. In the event any Purchaser Indemnified Party shall assume the defense of any Claim, it shall not effect any settlement that could result in any cost, expense or liability to the Principal Stockholders unless the Principal Stockholders consent in writing to such settlement (which consent will not be unreasonably withheld or delayed; provided, that the financial responsibility of the Principal Stockholders with respect to such settlement shall not exceed the amounts required to be paid by the Principal Stockholders pursuant to Section 7.1(a)). In connection with any Claim, action or proceeding, the parties and the Purchaser Indemnified Parties shall all cooperate with each other and provide each other with access to relevant books and records in their possession.

                 (e) Except with respect to amounts payable by the Principal Stockholders pursuant to Sections 2.1(b), 5.4, 6.2(i), 6.2(x) and 7.11, this Section 7.1 shall be the sole remedy of the Acquiror against the Principal Stockholders for any claim arising in connection with the transactions contemplated herein. The Principal Stockholders' representations and warranties made herein shall survive for a period of one year following the Closing; provided, however, that (i) the Principal Stockholders' representations and warranties contained in Sections 3.17 and 3.21 shall survive for a period of three (3) years and sixty (60) days following the Closing (through and including the 60th day after the third anniversary of the Closing Date).

                 (f) If with respect to any matter relating to C.I. Nashville, Inc., or its assets, liabilities, operations or financial statements as to which any Purchaser Indemnified Party is entitled to indemnification under this Section 7.1, Acquiror is also entitled to indemnification or other recovery from C.I. Nashville, Inc. and/or K.D.F. under the "Nashville Airport Hotel Purchase Agreement, the amount payable under this Section 7.1 with respect to such matter shall be net of any indemnification or other recovery actually collected by Acquiror under the Purchase and Sale Agreement among Acquiror, C.I. Nashville, Inc. and K.D.F. (the "Nashville Airport Hotel Purchase Agreement") plus any deductible with respect to any indemnification under such agreement. The Principal Stockholder shall be subrogated to any rights, claims and/or causes of action that Acquiror has against C.I. Nashville, Inc. relating to the matter for which indemnification is to be paid pursuant to this Section 7.1, to the extent (and only to the extent) of any indemnification payment actually made by the Principal Stockholders with respect to each matter under this Section 7.1; provided, that any such right of subrogation shall be subordinate in right of payment to any Loss suffered by Acquiror and not fully recovered either from payments actually received from C.I. Nashville, Inc. and/or K.D.F. or from the Principal Stockholders pursuant to this Section 7.1. Acquiror shall have full and final authority with respect to the pursuit of any right, claim or cause of action against C.I. Nashville, Inc., including without limitation, the right to settle any such right, claim and/or cause of action upon terms satisfactory to Acquiror in its reasonable discretion; provided, that Acquiror shall pursue, in good faith, any remedies it may have against C.I. Nashville, Inc. and/or K.D.F. under the Nashville Airport Hotel Purchase Agreement to the extent commercially reasonable to do so. If a Claim has been made under Section 7.1(c) with respect to any matter of the type referred to in this subsection (f) within the time period provided under Section 7.1(a) hereof, then indemnification hereunder shall continue to be available with respect to such matter irrespective of whether the final resolution of any right, claim and/or cause of action against C.I. Nashville, Inc. and/or K.D.F. extends beyond the time limit for making Claims hereunder.

                 (g) Any Losses suffered by Acquiror that would be subject to indemnification under the proposed Nashville Airport Purchase Agreement but for the $50,000 deductible to be contained therein shall be deemed Losses for purposes of the $500,000 deductible contained in Section 7.1(a) hereof and shall reduce the amount of the deductible available to offset other Losses under Section 7.1(a).

         7.2     The Acquiror's and MergerSub's Indemnity.

                 (a) (i) On the terms set forth in this Section 7.2, the Acquiror and MergerSub hereby agree to indemnify and hold harmless the Stockholders from and against, and agree promptly to defend the Stockholders from and reimburse the Stockholders for, any and all Losses which the Stockholders may suffer or incur, or become subject to, as a result of or in connection with (A) any breach or inaccuracy of any of the representations, warranties or covenants made by the Acquiror and MergerSub in or pursuant to this Agreement and (B) the operation of the Target Company from and after the Closing Date (except for any Losses arising from events, occurrences or circumstances occurring or existing prior to the Closing
                 Date); provided, that the Stockholders shall have no right to indemnification unless such right is asserted (whether or not Losses have occurred) by written notice from the Stockholders to the Acquiror and MergerSub on or before the first anniversary of the Closing Date; provided further, that the Acquiror and MergerSub shall not be required to indemnify the Stockholders pursuant to this Section 7.2(a)(i) unless and until the amount of Losses for which indemnification is sought under this Section 7.2(a)(i) first exceeds $500,000, in which event the Stockholders may seek indemnification for all Losses exceeding the initial $500,000; and, provided further, that the total indemnification liability of the Acquiror and MergerSub to the Stockholders pursuant to Sections 7.2(a)(i) and (ii) shall in no event exceed $5,000,000. THIS SECTION 7.2(A)(I) IS INTENDED TO INDEMNIFY THE STOCKHOLDERS FROM THE RESULTS OF THEIR NEGLIGENCE.

                          (ii) On the terms set forth in this Section 7.2, the Acquiror and MergerSub hereby agree to indemnify and hold harmless the Stockholders from and against, and agree promptly to defend the Stockholders from and reimburse the Stockholders for, Losses which the Stockholders may suffer or incur, or become subject to, as a result of or in connection with (A) a determination, as such term is defined in Section 1313(a) of the Code, that the Merger does not qualify as a "reorganization," as such term is defined in Section 368(a) of the Code (and that the Stockholders must recognize taxable gain as a result of the disposition of their shares of Target Common Stock pursuant to the Merger), solely as a result of the subsequent merger of Wyndham with and into Patriot pursuant to the Patriot Merger Agreement and/or the merger or liquidation of the Target Company with or into Acquiror or Patriot if a merger of Acquiror with Patriot occurs within one year after the Effective Time, or (B) a breach by Acquiror of any representation, warranty or covenant of Acquiror in
                 Section 7.17 of this Agreement (a "Merger Determination"); provided, that a Stockholder shall have no right to indemnification unless such right is asserted (whether or not Losses have occurred) by written notice from such Stockholder to the Acquiror and MergerSub on or before the 60th day after the third anniversary of the Closing Date; provided, further, that a Stockholder shall have no right to indemnification unless prior to the 60th day after the third anniversary of the Closing Date such Stockholder's federal income tax return for its taxable year that includes the Effective Time of the Merger has been the subject of a federal income tax audit or examination by the IRS and such Stockholder has received a "30-day letter" from the IRS or other written notice from the IRS that would treat as taxable such Stockholder's gain on its disposition of its shares of Target Common Stock pursuant to the Merger; and provided further, that notwithstanding any indication in this Agreement to the contrary, in no event shall the liability of Acquiror and MergerSub under this Agreement in the case of a Merger Determination exceed the "Merger Amount," as computed pursuant to Section 7.2(iii) and provided further, that there shall be no deductible payable by the Stockholders in respect of the indemnification provided under this Section 7.2(a)(ii) but the total indemnification liability of the Acquiror and MergerSub to the Stockholders pursuant to Sections 7.2(a)(i) and (ii) shall in no event exceed $5,000,000. THIS SECTION 7.2(A)(II) IS INTENDED TO INDEMNIFY THE STOCKHOLDERS FROM THE RESULTS OF THEIR NEGLIGENCE.

                          (iii) The "Merger Amount" shall be the sum of the "Stockholder Amounts" (as defined hereinbelow) for each individual who is a Target Stockholder on the Closing Date. The "Stockholder Amounts" shall be computed on a Target Stockholder-by-Target Stockholder basis. The "Stockholder Amount" with respect to a Target Shareholder is computed only with respect to those shares of Acquiror Common Stock received by the Target Stockholder as a result of the Merger (or the stock of another corporation received in exchange therefor as a result of the merger of Acquiror with any other corporation) that continue to be owned by such Target Stockholder on January 1, 1998 (the "Retained Shares"). The "Stockholder Amount" with respect to a Target Stockholder is computed based on the product of (i) the combined effective federal and state tax rate for individuals (based on federal capital gains tax rates and applicable state tax rates) in effect for transactions occurring on the Closing Date and (ii) the excess of (A) the fair market value on the Closing Date of the Retained Shares, computed based on the Acquiror Per Share Equity Value, over (B) such Target Stockholder's adjusted tax basis in such Retained Shares (the "Tax Amount"). The "Stockholder Amount" with respect to a Target Stockholder shall equal the value, computed based on an investment rate of 10%, of deferring the obligation to pay the Tax Amount for twelve (12) months, plus interest and penalties actually incurred by the Target Shareholder with respect to the Tax Amount.

                          (iv)    To aid in the interpretation of this
                 Agreement, set forth on Exhibit 7.2(a)(iv) hereto is an example of the application of the indemnification provisions of Section 7.2(a)(iii) to an assumed set of facts, which the parties hereto agree accurately reflects the intent of Section 7.2(a)(iii) as applied to such assumed facts.

                 (b) Any amounts for which the Acquiror and MergerSub shall be liable under Section 7.2(a) shall be net of any insurance proceeds received by the Stockholders in connection with the facts giving rise to the right of indemnification.

                 (c) Promptly after acquiring knowledge of any Claim in respect of which any Stockholder may seek indemnification from the Acquiror hereunder, the Principal Stockholders shall provide, or cause to be provided, to the Acquiror and MergerSub a written notice of the facts surrounding the Losses and the Claim and shall also provide, or cause to be provided, to the Acquiror and MergerSub copies of any materials in the Stockholders' possession describing the facts or containing information with respect to the Losses for which indemnification is sought. Notwithstanding the preceding sentence, failure of any Principal Stockholder to give notice hereunder shall not release the Acquiror from its obligation under this Section 7.2, except to the extent the Acquiror is actually prejudiced by such failure to give notice.

                 (d) In the event of Claims that are covered by the indemnity provisions of Section 7.2(a), the Acquiror shall have the right, at its sole cost and expense (subject to the indemnification limitations set forth herein), to defend any and all such Claims and, in connection with such defense, to control all settlements (subject to the consent of the Principal Stockholders, which consent the Principal Stockholders may withhold in their sole discretion if the proposed settlement would result in any cost, expense or liability to the Stockholders that is not fully and immediately paid by the Acquiror or MergerSub, but which consent otherwise will not be unreasonably withheld or delayed). After written notice by the Acquiror to the Principal Stockholders of its election to assume control of the defense of any such action, the Acquiror shall not be liable to the Principal Stockholders for any legal expenses subsequently incurred by such Principal Stockholders in connection with the defense thereof. The Principal Stockholders shall have the right, but not the obligation, to participate at their own expense in the defense thereof by counsel of their own choosing, but the Acquiror shall be entitled to control the defense unless the Principal Stockholders have relieved the Acquiror from liability with respect to such action or the Acquiror fails to assume the defense thereof. If the Acquiror does not promptly assume control of the defense of such action as provided in this Section 7.1(d), the Principal Stockholders shall have the right to defend such action in such manner as they may deem appropriate at the cost and expense of the Acquiror and the Acquiror will promptly reimburse the Principal Stockholders therefor. In the event the Principal Stockholders shall assume the defense of any Claim, they shall not effect any settlement that could result in any cost, expense or liability to the Acquiror or MergerSub unless the Acquiror or MergerSub consents in writing to such settlement (which consent will not be unreasonably withheld or delayed; provided, that the financial responsibility of the Acquiror and MergerSub with respect to such settlement shall not exceed the amounts required to be paid by the Acquiror and MergerSub pursuant to Section 7.2(a)). In connection with any claim, action or proceeding, the parties and the Stockholders shall all cooperate with each other and provide each other with access to relevant books and records in their possession.

                 (e) Except with respect to amounts payable by the Acquiror pursuant to Sections 5.4 and 7.11, this Section 7.2 shall be the sole remedy of the Stockholders against the Acquiror and MergerSub for any claim arising in connection with the transactions contemplated herein. The Acquiror's and MergerSub's representations and warranties made herein shall survive for a period of one year following the Closing.

         7.3     Employee Benefit Plans.

                 (a)      Employee Welfare Benefit Plans.

                          (i) Scheduled Employees. As of the Closing Date, all Scheduled Employees shall continue to be employed by one of the Acquiror Companies; provided, however, that the Scheduled Employees will be employed on an "at will" basis (except as provided in paragraph (a)(ii) below). The Scheduled Employees' compensation, titles and job duties will be determined by the Acquiror Companies in their sole discretion. Nothing in this Agreement shall create any obligation on the part of an Acquiror Company to continue the employment of any Scheduled Employee for any definite period following the Closing Date. Acquiror shall, or shall cause the Acquiring Companies to, (x) credit all Scheduled Employees who continue their employment after the Closing Date for service performed as employees of the Target Company and the Subsidiaries prior to the Closing Date for eligibility and participation purposes in any Welfare Plans maintained by any Acquiring Company at or after the Closing Date for which the Scheduled Employees are eligible; (y) credit each Scheduled Employee with any amounts paid under the Target Company's Employee Benefit Plans prior to the Closing Date toward satisfaction of applicable deductible amounts and copayments, coinsurance, and out of pocket maximums under the corresponding Acquiror's plan, but only to the extent that such payments would have been taken into account under the Target Company's Employee Benefit Plans; and (z) waive any pre-existing condition limitation with respect to any Scheduled Employee and his or her dependents, but only to the extent that such pre-existing condition limitation would apply in the Welfare Plan in which such Scheduled Employee and his or her dependents were covered prior to the Closing Date.

                          (ii)    Schedule 7.3 Employees.  Attached hereto as
                 Schedule 7.3 is a list of certain Scheduled Employees (the "Schedule 7.3 Employees"). For a period of six (6) months following the Closing Date, the Schedule 7.3 Employees' employment by one of the Acquiror Companies shall continue unless (i) voluntarily terminated by the employee (when there has been no material change in job description, compensation or location of employment); (ii) terminated for "cause" by the applicable Acquiror Company; or (iii) one of the Acquiror Companies provides severance benefits for the balance of the six-month period equal to each such employee's compensation and benefits at the time of termination of employment. As used in clause (ii) of the preceding sentence, the term "cause" shall mean conduct involving one or more of the following: (i) the substantial and continuing failure of the employee, after notice thereof, to render services to the applicable Acquiror Company in accordance with the terms or requirements of the employee's employment; (ii) gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the applicable Acquiror Company; (iii) the commission of an act of embezzlement or fraud; (iv) deliberate disregard of the rules or policies of the Acquiror Company which results in direct or indirect loss, damage or injury to any Acquiror Company; or
                 (v) the unauthorized disclosure of any trade secret or confidential information of any Acquiror Company.

                          (iii) Continuation Coverage. Acquiror shall be responsible, as of the Closing Date, for group health plan continuation coverage obligations and payments of claims incurred after the Closing Date under COBRA with respect to each Scheduled Employee and each qualifying beneficiary (as defined in Code section 4980B(g)) of a Scheduled Employee.
                 The Principal Stockholders agree, jointly and severally, to provide group health plan continuation coverage under COBRA for former employees of the Target Company or a Related Entity (other than Scheduled Employees) who terminated on or prior to the Closing Date, or their qualifying beneficiaries. On or prior to the Closing Date, the Principal Stockholders shall deliver to Acquiror a written confirmation of such coverage from the group health plan. The Principal Shareholders agree, jointly and severally, to indemnify and hold Acquiror and the Acquiring Companies harmless from any claims of former employees of the Target Company or a Related Entity (other than Scheduled Employees) who terminated on or prior to the Closing Date, or their qualifying beneficiaries; the indemnification set forth herein shall not be subject to the $500,000 deductible and shall not be counted against the $5,000,000 limitation on liability set forth in Section 7.1(a) hereof.

                 (b) Vacation. All Scheduled Employees will retain credit for vacation time that is earned under the terms of the vacation policy of the Target Company and the Subsidiaries in effect prior to the Effective Time but that is unused as of the Closing Date. The obligations of the Target Company and the Related Entities in respect thereof shall be carried on the books of the pertinent entity or entities as a current liability. The Acquiror agrees that a Scheduled Employee's service with the Target Company and the Subsidiaries will be recognized by the Acquiror Companies for purposes of earning vacation from and after the Closing Date.

         7.4     Records Pertaining to the Target Company and the Related
                 Entities.

                 (a) At the Closing, the Principal Stockholders will deliver or cause to be delivered to the Target Company any records (i) in the possession of Principal Stockholders, (ii) applicable primarily to the Target Company and/or the Related Entities, and (iii) of which the Target Company does not already have copies. At the Closing, the Target Company also will deliver or cause to be delivered to the Acquiror a list of all employees whose employment was terminated by the Target Company or any Related Entity within the thirty (30)-day period ending on the Closing Date.

                 (b) The Principal Stockholders shall, for a period of seven years (except in the case of any sales invoices, which shall be for three years) after the Closing Date, neither dispose of nor destroy any of the business records or files of the Principal Stockholders which pertain in part to the Target Company or any Related Entity without first offering to turn over possession of copies thereof to the Surviving Corporation at the Surviving Corporation's expense, by written notice to the Surviving Corporation at least thirty (30) days prior to the proposed date of such disposition or destruction.

                 (c) Following the Closing, the Principal Stockholders shall cooperate with the Acquiror Companies in the transition of ownership and shall allow the Surviving Corporation and its representatives access to all business records and files of the Principal Stockholders which pertain in part to the Target Company and the Related Entities, during normal working hours at the principal place of business of the Principal Stockholders, or at any location where such records are stored, and the Surviving Corporation shall have the right, at its own expense, to make copies of any such records and files.

                 (d) From and after the Closing Date, the Principal Stockholders shall make available to the Acquiror, upon written request, (i) personnel of the Principal Stockholders to assist the Acquiror in locating and obtaining records and files maintained by the Principal Stockholders, and (ii) any of the personnel of the Principal Stockholders, whose assistance or participation is reasonably required by the Acquiror in anticipation of, or preparation for, any existing or future third party actions, Tax or other matters in which the Target Company or any Related Entity or any of its past, present or future Affiliates is involved and which relate to the business of the Target Company or such Related Entity prior to Closing.

                 (e) The Principal Stockholders shall use their respective best efforts (including, without limitation, furnishing any certificates reasonably requested, and complying with other reasonable requests as a prerequisite to availability) to cause Ernst & Young, LLP, Deloitte & Touche, LLP, and any other independent accounting firm that has reviewed or prepared a report on any financial statements of the Target Company or the Related Entities with respect to any financial accounting period commencing on or after January 1, 1993 to make available to the Acquiror for inspection and copying, at the Acquiror's expense and upon its written request therefor, such accounting firm's work papers with respect to any such financial statements and shall take all such actions as required by any such accounting firm in connection with such request.

         7.5 Access to Records of the Target Company. The Acquiror and the Surviving Corporation shall preserve and keep, free of charge, all books, papers and records of the Target Company relating to periods prior to the Closing Date for a period of no less than seven years following the Closing Date. The Acquiror and the Surviving Corporation agree to permit any Principal Stockholder and his attorneys, accountants, agents and designees, access to the records of the Target Company from and after the Closing Date for all reasonable purposes. Any such examination shall be at the expense of the Principal Stockholder, shall be performed at the place where the records of the Acquiror are regularly maintained and shall not unreasonably interfere with the Acquiror's normal business activities.

         7.6 Publicity. The Acquiror and the Target Company agree that press releases and other announcements with respect to the transaction shall be subject to mutual agreement, which shall not be unreasonably withheld or delayed; provided, however, that such agreement shall not prohibit either party from furnishing any information to any governmental, regulatory or administrative agency or authority or from making any other disclosure required by applicable law. The Acquiror and the Target Company shall notify the other prior to such disclosure and provide the other party a reasonable opportunity to review any proposed disclosure.

         7.7 Confidentiality. Except as provided in Section 7.6, the parties and their respective representatives shall keep the existence and terms of this Agreement strictly confidential, except (a) to the extent disclosure must be made to enable the parties to perform acts necessary to consummate Closing or take actions permitted under this Agreement, (b) disclosure to attorneys, accountants, and other professionals who are similarly bound to confidentiality and (c) such confidentiality no longer shall apply from and after consummation of Closing.

         7.8 Acknowledgements. The representations and warranties parties in this Agreement and in any certificate delivered hereunder constitute the sole and exclusive representations and warranties of the parties in connection with the transactions contemplated hereby, and the parties understand, acknowledge and agree that all other representations and warranties of any kind or nature (including, but not limited to, any relating to the future or historical financial condition, results or operations, assets or liabilities of any entity) are specifically disclaimed by the parties.

         7.9 Property Inspection and Evaluations. The Acquiror and its agents have conducted a physical and environmental inspection of the Hotel sites and are continuing to conduct inspections of the Specified Sites concerning environmental matters and to review survey, title policies and commitments and certain other documentation and instruments affecting the Real Property Leases and the Real Property. The Principal Stockholders and the Target Company agree that they shall, and they shall cause the Related Entities to cooperate with the Acquiror in such inspections and investigations and to provide, or cause to be provided, to the Acquiror such information and copies of documents and instruments as the Acquiror (or its lenders) may reasonably request concerning such matters.

         7.10    Indemnification of Officers and Directors.

                 (a)      Subject to the provisions of Sections 7.10(c) and
(d), from and after the Effective Time, Acquiror shall cause the Surviving Corporation to indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is now, or has been at any time prior to the date hereof, an officer or director of the Target Company (or any Subsidiary thereof) (individually, a "ClubHouse Indemnified Party" and collectively, the "ClubHouse Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring prior to the Closing Date. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), the Acquiror shall cause the Surviving Corporation to pay the reasonable expenses (including attorneys fees) in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, upon receipt of any undertaking required by applicable law; and the Surviving Corporation shall cooperate in, and be entitled to participate in, the defense of any such matter and, to the extent that the Surviving Corporation so desires, to assume the defense thereof with counsel selected by the Surviving Corporation (provided that the ClubHouse Indemnified Party shall have the right to employ separate counsel but the fees and expenses of such counsel shall be at the ClubHouse Indemnified Party's expense unless in such claim or action there is, in the opinion of independent counsel, a conflict concerning any material issue between the position of the Surviving Corporation and the ClubHouse Indemnified Party, in which case if the ClubHouse Indemnified Party notifies the Surviving Corporation in writing that the Indemnified Party elects to employ separate counsel at the expense of the Surviving Corporation the Surviving Corporation shall not have the right to assume such defense of such action on behalf of the ClubHouse Indemnified Party; provided, however, that the Surviving Corporation shall not be required to pay the fees and expenses of more than one separate counsel for all ClubHouse Indemnified Parties unless there is, under applicable standards of conduct as determined by counsel for the ClubHouse Indemnified Parties, a conflict on any significant issue between the positions of two or more ClubHouse Indemnified Parties); provided, that the Surviving Corporation shall not be liable to pay any amounts in any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Any ClubHouse Indemnified Party wishing to claim indemnification under this Section 7.10, upon learning of any such Action, shall notify in writing the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation except to the extent such failure materially prejudices the Surviving Corporation. No settlement of any such Action shall be made without the written consent of the ClubHouse Indemnified Parties with respect thereto (which consent shall not be unreasonably withheld) unless such ClubHouse Indemnified Party shall receive a full and unconditional release thereof. In connection with any Action, the ClubHouse Indemnified Parties and the Surviving Corporation and Acquiror shall all cooperate with each other and provide each other with access to relevant books and records in their possession.

                 (b) Acquiror shall cause the Surviving Corporation to pay all expenses, including reasonable attorneys' fees, that may be incurred by any ClubHouse Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 7.10.

                 (c) The rights of each ClubHouse Indemnified Party hereunder shall constitute the exclusive indemnification provided to the Clubhouse Indemnified Parties by the Surviving Corporation, the Target Company, any Related Entity or Acquiror or Merger Sub in respect of any acts or omissions in their capacities as directors, officers, employees, consultants, managers, agents or equity owners of Target Company, any Related Entity or any other entity in which they served in any capacity at the request of or on behalf of the Target Company or any Related Entity and shall supersede and be in lieu of any other rights the ClubHouse Indemnified Party may have under the Articles of Incorporation or bylaws or other organizational documents of the Target Company, any Related Entity or the Surviving Corporation, under the KGCC or any other statute or otherwise. The provisions of this Section 7.10 shall survive the consummation of the Merger and expressly are intended to benefit each of the ClubHouse Indemnified Parties.

                 (d)      Notwithstanding the foregoing provisions of this
Section 7.10, neither the Acquiror, MergerSub nor the Surviving Corporation shall have any obligation to indemnify any ClubHouse Indemnified Party from or against any loss, claim, cost or expense (i) in respect of which the Principal Stockholders are obligated to indemnify the Acquiror pursuant to Section 7.1 hereof (even if the period of time for which the indemnification to be provided under such Section has lapsed or the limit on the Principal Stockholders' obligations under such Section has been exceeded or would be exceeded as a consequence of the payment of such loss, claim, cost or expense), (ii) relating to or arising out of the offer or sale, or the purchase, of any securities of the Target Company or any Related Entity or any other entity in which the Target Company, any Related Entity or any ClubHouse Indemnified Party had or has an equity ownership interest or served as a director, officer, employee, consultant, manager or agent, (iii) based on or arising out of any actual or alleged fraud or deceit (including, without limitation, under Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or similar provisions of federal or state securities laws) of or by the Target Company, any Related Entity, any ClubHouse Indemnified Party or any such other entity, or (iv) relating to or arising out of the Merger and/or the other transactions contemplated by this Agreement. Nothing in this Section 7.10(d) shall limit any rights of any person under Section 7.2 hereof.

         7.11    Special Provisions Concerning Certain Hotels.

                 (a) With respect to costs and expenses (including attorneys fees and expenses) incurred by the Acquiror in connection with its investigation of the environmental condition of the sites of the Wichita, Kansas Hotel, the Kansas City, Missouri Airport Hotel, the Albuquerque, New Mexico Hotel and the Downtown Nashville, Tennessee Hotel (collectively, the "Specified Sites"), such costs and expenses (other than the costs of Phase I environmental investigations and reports conducted and prepared prior to the date hereof by Law Engineering at the request of the Acquiror, which costs shall be paid by the Acquiror) shall be borne and paid fifty percent (50%) by the Target Company (or, to the extent such costs relate to a Hotel site owned by a Related Entity, by the applicable Related Entity, which the Target Company will cause to pay such amount) fifty percent (50%) by the Acquiror.

                 (b) In connection with the investigation of the Specified Sites, the Acquiror will obtain from Law Engineering a written recommendation as to any remediation required in respect of such properties and its estimate of the cost thereof. The Acquiror will promptly provide a copy of any such recommendation and estimate to the Principal Stockholders. If the Principal Stockholders object to such recommendation and/or estimate, they shall promptly so notify the Acquiror, and the Principal Stockholders and the Acquiror jointly shall select a second environmental firm from the list set forth on Exhibit 7.11(b) hereto to review the findings of Law Engineering and to provide its own recommendation as to any required remediation and its own estimate of the cost thereof. If the Principal Stockholders are unable to agree upon a second environmental firm for such purpose, one shall be selected by lot from such list. In the event a second environmental engineering firm is so selected, its recommendation and cost estimate will control over that of the first environmental engineering firm. The costs and expenses of the engagement of such second environmental firm and of any recommendation, estimate or report provided by such environmental firm shall be borne and paid by the Target Company.

                 (c) The Acquiror shall have the option at its discretion to proceed or not to proceed with the recommended remediation of any or all of the Specified Sites other than the

Specified Site in Albuquerque. As to the Specified Site in Albuquerque, if the cost of remediation estimated in accordance with Section 7.11(b) exceeds $500,000 for such Specified Site, or if the environmental engineering firm making the recommendation pursuant to Section 7.11(b) above is unable to conclude that there is not a material risk that an environmental condition requiring remediation exists with respect to such Specified Site or is unable to estimate the cost of remediation thereof, then the Acquiror shall have the option (i) to proceed with the recommended remediation of such Specified Site or (ii) to exclude such Specified Site from the transactions contemplated hereby and the purchase price under this Agreement will be reduced by $7,100,000 in accordance with Section 2.6(e)(ii)(H) and corresponding adjustments will be made to Sections 2.6(e)(ii)(B) and (F). The aggregate costs of any remediation of the Specified Sites undertaken pursuant to the recommendation of Law Engineering, or such other environmental engineering firms as may be selected pursuant to Section 7.11(b), shall be borne and paid as follows:

                          (i) the first $250,000 of such costs shall be borne and paid by the Target Company (or, to the extent such costs relate to a Hotel site owned by a Related Entity, by the applicable Related Entity, which the Target Company will cause to pay such amount);

                          (ii) the next $250,000 of such costs shall be borne and paid by the Acquiror;

                          (iii) the next $500,000 of such costs shall be borne and paid fifty percent (50%) by the Target Company (or, to the extent such costs relate to a Hotel site owned by a Related Entity, by the applicable Related Entity, which the Target Company will cause to pay such amount) and fifty percent (50%) by the Acquiror; and

                          (iv) any amount of such costs in excess of an aggregate amount of $1,000,000 shall be borne and paid by the Acquiror.

To the extent that any amount is to be paid by a Related Entity, the Target Company shall pay such amount if the Related Entity has not made payment thereof within thirty (30) days after request therefor by the Acquiror. The foregoing cost-sharing provisions shall apply only in respect of the allocation of costs of remediation recommended by Law Engineering, or such other environmental engineering firm as may be selected pursuant to Section 7.11(b), and the obligations of the parties with respect to environmental matters concerning Hotel sites other than the Specified Sites and with respect to any other environmental matters (i.e., matters other than those for which remediation has been recommended by the applicable environmental engineering firm) concerning the Specified Sites shall be governed by the indemnification provisions of Sections 7.1 and 7.2 The cost-sharing obligations of the parties under this Section 7.11 shall not be subject to the $500,000 deductible set forth in Sections 7.1 and 7.2, and any amounts paid pursuant to this Section shall not be counted against the $5,000,000 limitation on liability set forth in Sections 7.1 and 7.2.

                 (d) Any amounts payable by the Target Company or any Related Entity pursuant to Section 7.11(a), Section 7.11(b) or Section 7.11(c) shall be paid by the Target Company or the applicable Related Entity at or prior to Closing and such payment and any related borrowing shall be taken into account in the determination of the Working Capital Adjustment Amount and the Target Basic Equity Value pursuant to Article II hereof.

         7.12 Registration Rights. If any of the Acquiror's common stock received by the Stockholders in connection with the Merger has not been registered with the SEC, or has not been converted into shares of another corporation that are freely tradeable without securities law restrictions in connection with any merger of the Acquiror with and into another corporation, on or before December 31, 1997, then promptly following the receipt of a written request therefor from the Principal Stockholders delivered at any time after December 31, 1997, the Acquiror shall execute and deliver to the Stockholders and K.D.F., and permit the Stockholders and K.D.F. to become parties to, a Registration Rights Agreement in substantially the form attached hereto as Exhibit 7.12.

         7.13 Indemnity Amounts to be Computed on After-Tax Basis. The amount of any indemnification payable under any of the provisions of this
Article VII other than Section 7.2(a)(ii) shall be (i) net of any federal or state income tax benefit realized or the then-present value (based on a discount rate of 6%) of any such income tax benefit (attributable to a loss, deduction, increase in basis or other tax benefits) to be realized by the indemnified party (or, where any of the Purchaser Indemnified Parties is an indemnified party, by any of the Target Company and the Related Entities) by reason of a loss for which there is indemnification hereunder, and (ii) increased by the amount of any federal or state income tax required to be paid by the indemnified party on the accrual or receipt of the indemnification payment (including any amount payable pursuant to this clause (ii)). For purposes of the preceding sentence, the amount of any state income tax benefit or cost shall take into account the federal income tax effect of such benefit or cost.

         7.14 Payment of Indemnity Amounts With Acquiror Common Stock. Unless the Merger has been determined not to qualify as a reorganization within the meaning of Section 368(a) of the Code by a final administrative or judicial determination that is not subject to (or has ceased to be subject to) appeal or review, all indemnification payments to Stockholders pursuant to this Agreement shall be payable solely in shares of Acquiror Common Stock (or if the Acquiror shall have been merged with another corporation, voting stock of such other corporation) having a fair market value on the date of payment equal to the amount payable. For this purpose, fair market value shall be determined in the same manner as Average Closing Price Per Share of Acquiror Common Stock, rounding any fractional share up to the next whole share.

         7.15 Transfer of Stock Pursuant to Certain Warrants and Options. The Principal Stockholders shall take, or cause to be taken, all such action as may be required to comply with applicable federal and state securities laws in connection with (i) the exercise of the warrants and options granted under (A) that certain letter dated August 25, 1989 from the Principal Stockholders to David S. Elkouri, (B) that certain letter dated August 25, 1989 from the Principal Stockholders to Max E. Eberhart and (C) that certain letter dated June 1, 1988 from the Principal

Stockholders to Richard Merkel and (ii) the transfer of shares of stock of the Target Company or the Surviving Corporation (as the case may be) effected thereby or that are made pursuant to other transfers permitted by Section 5.2.


         7.16 Tax Reporting. Each of Acquiror, MergerSub, Target Company and the Principal Stockholders will treat the Merger as a reorganization under
Section 368(a) of the Code and as a similar tax-free reorganization under any applicable state or local tax laws in any and all filings made with any federal, state or local taxing authority.

         7.17    Additional Tax Representations, Warranties and Covenants.

                 (a) Except for the possible merger of Acquiror with and into Patriot pursuant to the Patriot- Acquiror Merger Agreement and restructurings incident thereto, the Acquiror represents and warrants that it has and at the Effective Time will have no plan or intention to take or permit to be taken any action that would (i) cause or permit the Acquiror not to own directly Target Company stock possessing at least 80% of the total combined voting power of all classes of Target Company stock entitled to vote and at least 80% of the total number of shares of each other class of Target Company stock, (ii) cause or permit the Target Company not to conduct the business currently conducted by the Target Company, or (iii) cause or permit the Target Company to liquidate, merge into another corporation, or otherwise transfer a substantial portion of its assets outside the ordinary course of business.

                 (b) Except for the possible merger of Acquiror with and into Patriot pursuant to the Patriot- Acquiror Merger Agreement and restructurings incident thereto, or any other acquisitions of Acquiror and restructurings incident thereto, the Acquiror covenants that for at least one year following the Merger it will not take or permit to be taken any action that would (i) cause or permit the Acquiror not to own directly Target Company stock possessing at least 80% of the total combined voting power of all classes of Target Company stock entitled to vote and at least 80% of the total number of shares of each other class of Target Company stock, (ii) cause or permit the Target Company not to conduct the business currently conducted by the Target Company, or (iii) cause or permit the Target Company to liquidate, merge into another corporation, or otherwise transfer a substantial portion of its assets outside the ordinary course of business. Acquiror further covenants and agrees that, in connection with any merger of Wyndham with or into Patriot, Target Company will be merged into Patriot and not into Wyndham.

         7.18 Purchase of Valdosta Assets. At the Closing, Acquiror shall execute and deliver, and the Principal Stockholders shall cause Valdosta C.I. Associates, L.P., R. T. Land Venture Inc. and all other owners of interests in the assets of the ClubHouse Inn of Valdosta, if any, to execute and deliver the Hotel Purchase Agreement in the form set forth in
Exhibit 6.2(s) hereto, with blanks appropriately completed and any necessary exhibits or schedules attached thereto. The parties shall cooperate and act in good faith in the completion of any such blanks and in the preparation of any such exhibits or schedules.


                                  ARTICLE VIII
                                  TERMINATION

         8.1 Termination. Time is of the essence of this Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows: (a) at any time prior to the Closing Date by mutual written agreement of the Acquiror and the Target Company and the Principal Stockholders; (b) by the Acquiror on the Closing Date if any of the conditions set forth in Sections 6.1 or 6.2 of this Agreement shall not have been fulfilled by the Closing Date; (c) by the Target Company and the Principal Stockholders on the Closing Date if any of the conditions set forth in Sections
6.1 or 6.3 of this Agreement shall not have been fulfilled by the Closing Date;
(d) by the Target Company and the Principal Stockholders on the one hand, or the Acquiror, on the other hand at any time after July 31, 1997, provided that the right to terminate under this Section 8.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date; or (e) by Acquiror after July 25, 1997 if Acquiror or its designee shall not have entered into binding agreements on terms and conditions reasonably satisfactory to it to acquire concurrently with the Closing hereunder, the Hotels located at the Nashville, Tennessee Airport and at Valdosta, Georgia.

         8.2     Rights on Termination; Waiver.

                 (a)      Any termination of this Agreement pursuant to Section
8.1 shall be without prejudice to the terminating party's rights and remedies under this Agreement by reason of any violation of this Agreement occurring prior to such termination. In the event of a termination pursuant to Section 8.1, except as provided in Section 8.2(b) or Section 8.2(c), each party shall bear its own costs and expenses incurred with respect to the transactions contemplated hereby.

                 (b) If this Agreement is terminated by the Target Company and the Principal Stockholders pursuant to Section 8.1(c) as a consequence of the conditions set forth in Section 6.3(a) or 6.3(d) (but only to the extent that the representations and warranties made by the Acquiror and MergerSub were not true and correct in all material respects when made) of this Agreement not having been fulfilled by the Closing Date, or is terminated by any party hereto as a consequence of the condition set forth in Section 6.1(d) not having been fulfilled by the Closing Date, then the Acquiror shall pay to the Target Company an amount in cash equal to $250,000 and, in addition, pay to the Target Company and the Principal Stockholders, as applicable, an amount in cash equal to the Target Company's and the Principal Stockholders' documented out-of-pocket fees and expenses actually incurred by them prior to such termination in connection with this Agreement and the transactions contemplated hereby; provided, however, that the aggregate amount of such fees and expenses to be so paid by the Acquiror shall not exceed $500,000 (with the amount thereof to be allocated among the Target Company and the Principal Stockholders as jointly directed by them in writing or, in the absence of such joint written direction, based on the relative amounts of the fees and expenses for which reimbursement is sought). If this Agreement is terminated by the Target Company and the Principal Stockholders under circumstances under which amounts are payable under this Section 8.2(b), then the payment of such amounts shall be the sole remedy of the Target Company and the Stockholders and, upon the payment of such amounts, neither the Acquiror nor any other of the Acquiror Companies shall have any further or other obligation or liability to the Target Company or the Stockholders in respect of this Agreement.

                 (c) If this Agreement is terminated by the Acquiror pursuant to Section 8.1(b) as a consequence of the conditions set forth in
Section 6.2(b), 6.2(e) (but only to the extent that the representations and warranties made by the Target Company and the Principal Stockholders were not true and correct in all material respects when made), 6.2(f), 6.2(o) or 6.2(s) of this Agreement not having been fulfilled by the Closing Date, then the Target Company shall pay to the Acquiror an amount in cash equal to the Acquiror's and the MergerSub's documented out-of-pocket fees and expenses actually incurred by them prior to such termination in connection with this Agreement and the transactions contemplated hereby; provided, however, that the aggregate amount of such fees and expenses to be so paid by the Target Company shall not exceed $500,000. If this Agreement is terminated by the Acquiror under circumstances under which amounts are payable under this Section 8.2(c), then, the payment of such amounts shall be the sole remedy of the Acquiror and MergerSub and, upon the payment of such amounts, neither the Target Company nor the Principal Stockholders shall have any further or other obligation or liability to the Acquiror or Merger Sub in respect of this Agreement.

                 (d) If any of the conditions set forth in Section 6.2 of this Agreement have not been satisfied, the Acquiror may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby. If any of the conditions set forth in Section 6.3 of this Agreement have not been satisfied, the Target Company and the Principal Stockholders may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby. Any waiver contemplated by this Section 8.2(d) shall be without prejudice to the waiving party's rights and remedies under this Agreement by reason of any misrepresentation, breach or violation of this Agreement by any other party.


                                   ARTICLE IX
                                 MISCELLANEOUS

         9.1 Entire Agreement: Amendment. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         9.2 Expenses. Except as otherwise specifically provided in this Agreement, each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

         9.3 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Delaware, without regard to the conflicts of law provisions of such state.

         9.4 Assignment. This Agreement and any party's rights hereunder may not be assigned, by operation of law or otherwise, without the prior written consent of the other parties.

         9.5 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to the person indicated below or when sent by telecopier (if confirmed), by United States mail, certified or registered mail, postage prepaid, return receipt requested, or by a nationally recognized overnight mail service, addressed as follows, unless and until either of such parties notifies the other in accordance with this Section of a change of address:

         If to the Target
         Company:                                  ClubHouse Hotels, Inc.
                                                   11230 College Boulevard, Suite 130
                                                   Overland Park, Kansas 66210-2700
                                                   Telecopy No. (913) 451-6072

         With a copy to:                           Allen Goolsby, Esq.
                                                   Hunton & Williams
                                                   Riverfront Plaza
                                                   951 East Byrd Street
                                                   Richmond, Virginia 23219-4074
                                                   Telecopy No. (804) 788-8218

         If to the Principal
         Stockholders:                             David H. Aull
                                                   11230 College Boulevard, Suite 130
                                                   Overland Park, Kansas 66210-2700
                                                   Telecopy No. (913) 451-6072

                                                              and

                                                   Roland W. Samples
                                                   11230 College Boulevard, Suite 130
                                                   Overland Park, Kansas 66210-2700
                                                   Telecopy No. (913) 451-6072

         With a copy to:                           Allen Goolsby, Esq.
                                                   Hunton & Williams
                                                   Riverfront Plaza
                                                   951 East Byrd Street
                                                   Richmond, Virginia 23219-4074
                                                   Telecopy No. (804) 788-8218

         If to the Acquiror or:                    Wyndham Hotel Corporation
         Merger Sub                                Suite 2300
                                                   2001 Bryan Street
                                                   Dallas, Texas  75201
                                                   Attn:  Legal Department
                                                   Telecopy No. (214) 863-1262

         With a copy to:                           M. Charles Jennings, Esq.
                                                   2200 Ross Avenue, Suite 2200
                                                   Dallas, Texas  75201
                                                   Telecopy No. (214) 740-8800

         9.6 Counterparts: Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         9.7 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders.

         9.8 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

         9.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         9.10 No Reliance. The Stockholders may rely upon the representations and warranties of the Acquiror and MergerSub herein and the Stockholders who are not signatories hereto are third party beneficiaries of the indemnification obligations of the Acquiror and MergerSub. Certain of the Purchaser Indemnified Parties also are not signatories hereto but are third party beneficiaries of the indemnification obligations of the Principal Stockholders. No other third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. The parties assume no liability to any third party because of any reliance on the representations, warranties and agreements contained in this Agreement.

         9.11 Arbitration. If any disputes between the Target Company and the Principal Stockholders, on the one hand, and the Acquiror and MergerSub, on the other hand, are not resolved by the parties within 60 days, either the Acquiror or the Principal Stockholders may submit the dispute to final and binding arbitration administered by the American Arbitration Association (the "AAA"), with the site of such arbitration being Dallas, Texas or such other site as the parties mutually agree upon.

         The Acquiror and the Principal Stockholders each shall select one arbitrator from a list of arbitrators maintained by the AAA, and the two arbitrators so selected shall select a third arbitrator. If possible, all such arbitrators shall be experienced in arbitrating matters relating to undisclosed liabilities and accounting matters and familiar with the hotel business.
Should either the Acquiror or the Principal Stockholders fail to select an arbitrator within ten days after arbitration is sought by the other party, or if the two arbitrators shall fail to select a third arbitrator within 15 days after arbitration is sought, the AAA shall select the arbitrator.

         The arbitrators selected pursuant to this Section will establish the rules for proceeding with the arbitration of the dispute and such rules will be binding upon all parties to the arbitration proceeding. The arbitrators may use the rules of the American Arbitration Association for commercial arbitration but are encouraged to adopt such rules as the arbitrators deem appropriate to accomplish the arbitration in the quickest and least expensive manner possible. Accordingly, the arbitrators may (i) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (ii) minimize discovery procedures as the arbitrator deems appropriate, (iii) act upon their understanding or interpretation of the law on any issue without the obligation to research such issue or accept or act upon briefs of the issue prepared by any party, (iv) limit the time for presentation of any party's position as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (v) impose any other rules which the arbitrators believe appropriate to effect a resolution of the dispute as quickly and inexpensively as possible. The arbitrators shall use their best efforts to render a decision within sixty (60) days following their appointment. The majority decision of three arbitrators shall be final. The arbitrators will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for their attorneys, advisors and consultants. Any award made by the arbitrator shall be binding on all parties to the arbitration and shall be enforceable to the fullest extent of the law.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                    CLUBHOUSE HOTELS, INC.


                                    By:    \s\ Roland W. Samples
                                           ------------------------------
                                    Name: Roland W. Samples
                                    Title: President



                                    WYNDHAM HOTEL CORPORATION


                                    By:    \s\ Anne L. Raymond
                                           ------------------------------
                                    Name: Anne L. Raymond
                                    Title: Executive Vice President



                                    WHC ACQUISITION CORPORATION


                                    By:    \s\ Anne L. Raymond
                                           ------------------------------
                                    Name: Anne L. Raymond
                                    Title: Executive Vice President


                                    PRINCIPAL STOCKHOLDERS



                                    \s\ David H. Aull
                                    -------------------------------------
                                    David H. Aull



                                    \s\ Roland W. Samples
                                    -------------------------------------
                                    Roland W. Samples

                                  EXHIBIT 1.83

                      CLUBHOUSE HOTELS, INC. STOCKHOLDERS

                                                                                                No. of
                                      Stockholders                                              Shares
                                      ------------                                              ------
 David H. Aull                                                                                     233,392.5
 Roland W. Samples                                                                                 188,292.5

 G. Michael Caughlin, M.D.                                                                           4,510

 Michael Alan Reisman, as Trustee of the Michael A. Reisman Living Trust, an inter                   4,510
 vivos trust created October 29, 1991, and his successor in trust
 Flora Gruarin Marymont                                                                              4,510

 Michael P. Brown, M.D.                                                                              4,510

 Edward J. Wade, M.D.                                                                                2,255
 Gerald D. Nelson, M.D.                                                                              2,255

 Richard C. Shaw, M.D.                                                                               2,255


 Gregory Francis Duick, Trustee of Gregory Francis Duick Living Trust                                2,255

 Peggy Ann Duick, Trustee of Peggy Ann Duick Living Trust                                            2,255
                                                                                                     -----
                                                                                                   451,000
                                                                                                   =======

                                  EXHIBIT 1.31

                       EXCLUDED ASSETS PURCHASE AGREEMENT

                       EXCLUDED ASSETS PURCHASE AGREEMENT

     THIS AGREEMENT, made as of the 21st day of July, 1997 (the "Agreement"), by and between O.P. REALTY INVESTORS, L.L.C., a Kansas limited liability company (the "Purchaser") and CLUBHOUSE PROPERTIES, INC., a Kansas corporation (the "Seller").

                             R E C I T A T I O N S:

     A. The Seller is the owner of the assets as more particularly described in Exhibit A hereto (the "Excluded Assets").

     B. On the terms and conditions herein set forth, the Seller agrees to sell and the Purchaser (or Purchaser's assignee) agrees to Purchase for the Purchase Price the Excluded Assets.

     NOW, THEREFORE, in consideration of the premises and in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed as follows:

     1. PURCHASE AND SALE OF THE EXCLUDED ASSETS. The Seller hereby agrees to sell and the Purchaser (or the Purchaser's assignee) hereby agrees to purchase the Excluded Assets for an aggregate purchase price of eight hundred seventy-six thousand and six hundred seventy-three dollars ($876,673) (the "Purchase Price") and the assumption by the Purchaser (or the Purchaser's assignee) of the indebtedness listed on Exhibit B hereto (the "Assumed Debt") and all associated mortgages, claims, liens, pledges, options, charges, easements, security interests, rights-of-way, encumbrances and other similar rights (the "Assumed Encumbrances").

     2. CLOSING: The closing of the purchase and sale of the Excluded Assets (the "Closing") shall occur, if at all, simultaneously with the closing of the merger of WHC Acquisition Corporation, a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Wyndham Hotel Corporation, a Delaware corporation, with and into the Seller (the "Merger") and shall be effective immediately prior to the Effective Time, as defined in the Agreement and Plan of Merger by and among the Seller, Wyndham Hotel Corporation, Merger Sub and David H. Aull and Roland W. Samples dated as of July 21, 1997 (the "Merger Agreement") and prior to the calculation of the Working Capital Adjustment Amount and the Target Basic Equity Value pursuant to Article II of the Merger Agreement. If the Merger has not become effective by July 31, 1997, this Agreement shall automatically terminate and be of no further force or effect. The Closing will occur at the offices of Locke Purnell Rain Harrell in Dallas, Texas, or such other place as the Purchaser (or the Purchaser's assignee) and the Seller may mutually agree. At the Closing, (a) the Purchaser (or the Purchaser's assignee) will deliver to the Seller the Purchase Price in immediately available funds, together with the documents and other information listed in Section 8.2 of this Agreement, and (b) the Seller will deliver to the Purchaser (or the Purchaser's assignee) the documents and other information listed in Section 8.1 of this Agreement and an assignment of all of Seller's right, title and interest in the contract to purchase certain property in Austin, Texas, as described in Section 5.5 and any rights of Seller associated solely with such property, Seller's 5% general partnership interest in San Jose C.I. Associates, L.P. (the "Interest") in the form attached hereto as Exhibit C (the "Assignment"), and such further documentation, consistent herewith, as the Purchaser (or the Purchaser's assignee) may reasonably request to evidence the sale and transfer of the Excluded Assets.

     3. CONDITION OF PROPERTY: Purchaser acknowledges that prior to Closing it or its agents will have inspected the Excluded Assets and observed the physical characteristics and condition of the Excluded Assets. Purchaser hereby waives any and all defects in the physical characteristics and condition of the Excluded Assets which would be disclosed by such inspection. Purchaser further acknowledges that, except as expressly made in this Agreement, neither Seller nor any of Seller's officers or directors, nor Seller's employees, agents, representatives or any other person or entity acting on behalf of Seller (hereafter, for the purpose of Section 3, such persons and entities are individually and collectively referred to as the "Seller") have made any representations, warranties or agreements by or on behalf of Seller as to any matters concerning the Excluded Assets or the present use thereof or the suitability for Purchaser's intended use of the Excluded Assets, including, without limitation, the following: suitability of the topography; the availability of water rights or utilities; the present and future zoning, subdivision and any, and all other land use matters; the condition of the soil, subsoil or groundwater; the purpose(s) to which the Excluded Assets is suited; drainage, flooding; access to public roads; the condition of the improvements, if any; the presence or absence of asbestos or any hazardous materials in, on or under the improvements or the Excluded Assets; or proposed routes of roads or extensions thereof. Purchaser acknowledges and agrees that the Excluded Assets are to be purchased, conveyed and accepted by Purchaser in their present condition, "as is" and that no patent or latent defect in the condition of the Excluded Assets whether or not known or discovered, shall affect the rights of either party hereto. Any documents furnished to Purchaser by Seller relating to the Excluded Assets including, without limitation, maps, surveys, studies, proformas, reports and other information shall be deemed furnished as a courtesy to Purchaser but without warranty from Seller. All work done in connection with preparing the Excluded Assets for the uses intended by Purchaser including any and all fees, studies, reports, approvals, plans, surveys, permits, and any expenses whatsoever necessary or desirable in connection with Purchaser's acquiring, developing, using and/or operating the Excluded Assets shall be obtained and paid for by, and shall be the sole responsibility of Purchaser. Purchaser has or will investigate the operative or proposed governmental laws and regulations including land use laws and regulations to which the Excluded Assets may be subject and shall acquire the Excluded Assets upon the basis of its review and determination of the applicability and effect of such laws and regulations. Purchaser has neither received nor relied upon any representations concerning such laws and regulations from Seller. Purchaser, on behalf of itself and its employees, agents, successors and assigns, attorneys and other representatives, and each of them, hereby releases Seller from and against any and all claims, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, directly or indirectly, arising out of or related to the condition of the Excluded Assets except to the extent that such claims arise from the fraudulent or criminal acts of Seller.

     4. PURCHASER'S REPRESENTATIONS AND WARRANTIES: To induce the Seller to enter into this Agreement and to sell and transfer the Excluded Assets to the Purchaser (or the Purchaser's assignee), the Purchaser hereby makes the following representations and warranties and acknowledges and agrees that the Seller is entitled to rely and has relied upon each:

     4.1. Organization and Power. The Purchaser is a limited liability company duly formed and validly existing under the laws of the State of Kansas. The Purchaser has all requisite powers, governmental and regulatory licenses and authorizations to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of the Purchaser hereunder, to perform its obligations under this Agreement and any such other documents or instruments and to consummate the sale of each of the Excluded Assets.

     4.2. Authorization. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by all necessary action on behalf of the Purchaser. No other proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and is the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of creditors' rights generally, and by legal and equitable limitations on the availability of specific performance and other equitable remedies).

     4.3. No Violation. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its respective obligations hereunder do not and will not (a) contravene, or constitute a default under, any (i) applicable law or regulation, (ii) agreement, note, mortgage, indenture, lease, franchise, license or other instrument to which the Purchaser is a party or by which it is bound, or (iv) judgment, injunction, order, decree or other instrument binding upon either of the Purchaser or its assets.

     4.4. No Litigation. There is no action, suit or proceeding, pending or, to the Purchaser's knowledge, threatened, against or affecting the Purchaser in any court or before any arbitrator or before any governmental body or agency which in any manner challenges the validity or enforceability of this Agreement.

     4.5. No Broker. Except as set forth on Schedule 4.5, neither the Purchaser nor the Seller has retained any real estate broker, business broker, finder or other person entitled to a commission or other compensation in connection with the purchase and sale of the Excluded Assets hereunder.

     4.6. Indebtedness. Schedule 4.6 contains a true and correct list of (i) all indebtedness that is secured in whole or in part by any of the Excluded Assets, and (ii) all associated mortgages, claims, liens, pledges, options, charges, easements, security interests, rights-of-way, encumbrances and other similar rights.

     4.7. Consents and Approvals. Except as set forth on Schedule 4.7 no consent, approval or authorization of any governmental authority or any person or entity not a party to this Agreement is required to be obtained as a condition to the execution, delivery or performance of this Agreement by Purchaser and the other agreements, documents and instruments contemplated hereby.

     5. COVENANTS:

     Prior to the Closing Date:

     5.1. Accounting Records. The Seller will provide the independent public accountants of the Purchaser or the Purchaser's assignee full and complete access to the accounting and financial records of the Seller during normal business hours.

     5.2. Due Diligence. The Seller will permit the Purchaser, the Purchaser's assignee and each of their respective representatives to inspect during normal business hours the Excluded Assets and to the extent they relate to the Excluded Assets, the books and records, corporate minute books and proceedings and such other documents and records of the Seller that they shall reasonably request. The costs and expenses of Purchaser's inspections shall be borne solely by Purchaser and Purchaser shall indemnify and hold Seller harmless from any cost, claim or expense in connection therewith.

     5.3. Fees and Expenses. The Seller has paid or will pay, prior to the Effective Time and prior to the calculation of the Working Capital Adjustment Amount and the Target Basic Equity Value pursuant to Article II of the Merger Agreement, all expenses incurred by it in connection with the negotiation, execution, delivery and performance of this Agreement. The Purchaser has paid or will pay all expenses incurred by it in connection with the negotiation, execution, delivery and performance of this Agreement.

     5.4. Austin Property. Purchaser agrees that, upon the consummation of the purchase and sale transaction contemplated by this Agreement, Seller shall be released from all obligations and liabilities under that certain contract to purchase 3.12 acres of real property on Capital of Texas Highway North in Austin, Texas, and Purchaser shall perform and be responsible for any obligations and liabilities that may be deemed to be Seller's thereunder and shall indemnify and hold Seller harmless from any cost, claim or expense in connection therewith.

     5.5. Brokerage Indemnity. Purchaser shall indemnify and hold Seller harmless from any loss, liability or expense, including reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder, consultant or like agent.

     6. CONDITIONS PRECEDENT:

     6.1. Purchaser's Conditions. The Purchaser's obligations hereunder, including the Purchaser's obligation to close the purchase of the Excluded Assets and to pay to the Seller the

Purchase Price and assume the Assumed Debt and Assumed Encumbrances as contemplated hereby, are subject to the satisfaction of the following conditions precedent:

            a. FIRPTA. The Seller shall have delivered to the Purchaser or the Purchaser's assignee at Closing a duly executed certification dated as of the Closing Date setting forth the Seller's address and Federal tax identification number and certifying that the Seller is not a "foreign person" for purposes of the provisions of Section 1445 of the Internal Revenue Code.

     7. Seller's Conditions. The obligations of the Seller hereunder, including the Seller's obligation to sell and transfer each of the Excluded Assets as contemplated hereby, are subject to the satisfaction of the following conditions precedent:

     7.1. Representations and Warranties True and Correct. The Seller shall have received at Closing a certificate signed on behalf of the Purchaser stating that the representations and warranties of the Purchaser in this Agreement are true and correct as of the date of the Closing as if then made and that the Purchaser has performed all of its covenants and other obligations under this Agreement.

     8.   CLOSING

     8.1. Seller's Deliveries.   At Closing, the Seller shall deliver to
Purchaser all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged on behalf of the Seller and shall be dated as of the date of Closing:

            a. The certificate required by Section 6.1(a).

            b. A quitclaim deed for each parcel of real estate included in the Excluded Assets.

            c. A quitclaim bill of sale for all personal property to be transferred.

            d. True, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by the Seller and relating to any of the Excluded Assets.

            e. A quitclaim assignment of leases relating to any Excluded Assets held under lease (which shall also include an assumption by Purchaser of Seller's obligations thereunder).

            f. An assumption by the Purchaser (or the Purchaser's designee) of the Assumed Debt, the Assumed Encumbrances and other obligations relating to the Excluded Assets.

            g. Certified copies of the Seller's Articles of Incorporation and Bylaws.

            h. Appropriate resolutions of the board of directors of the Seller, certified by the secretary or an assistant secretary of the Seller, together with all other necessary approvals and consents of the Seller, authorizing (1) the execution on behalf of the Seller of this Agreement and the documents to be executed and delivered by the Seller prior to, at or otherwise in connection with the Closing, and (2) the performance by the Seller of its obligations hereunder and under such documents.

            i. All current real estate and personal property tax bills in the Seller's possession or under its control.

            j. A list of the Seller's outstanding accounts receivable relating to the Excluded Assets as of midnight on the date prior to the Closing, specifying the name of each account and the amount due the Seller.

            k. All keys for the Office Building (other than those permitting access to or otherwise relating to the Leased Premises).

            l. All books, records, operating reports, appraisal reports, files and other materials in the Seller's possession or control which are necessary in the Purchaser's discretion to maintain continuity of operation of the Excluded Assets, except to the extent the same also relate to other assets of Seller not being conveyed to Purchaser, in which case Seller shall retain the same but shall provide Purchaser with reasonable access thereto during normal business hours and allow Purchaser to make copies of the portions thereof pertaining to the Excluded Assets at Purchaser's expense; provided, however, that Purchaser shall provide Seller with similar access and copying rights with respect to all books, records, operating reports, appraisal reports, files and other materials delivered to Purchaser pursuant hereto.

            m. Written notice executed by Seller notifying all interested parties, including all tenants under any leases of the Office Building, that the Office Building has been conveyed to the Purchaser and directing that all payments, inquiries and the like be forwarded to the Purchaser at the address to be provided by the Purchaser.

            n. The executed Assignment.

            o. Any other document or instrument reasonably requested by the Purchaser or required hereby; provided, that the same shall not, directly or indirectly, require or cause Seller to become liable for any obligation or liability, fixed or contingent, for which it is not already liable or to take any action which it is not already required to take.

            p. A letter from ClubHouse Inns, Inc. cancelling the Office Building Management Contract.

            q. An assignment of rental deposits of tenants in the Office
            Building.

     The foregoing agreements and documents shall, where applicable, make provision for Seller's continued occupancy of the space to be continued to be leased to Seller post-Closing (the "Leased Premises") under the lease as amended by the amendment to be entered into at Closing in accordance with the Merger Agreement.

     8.2. Purchaser's Deliveries. At Closing, the Purchaser shall pay or duly execute and deliver, and when required acknowledge, to the Seller the following:

            a. The Purchase Price.

            b. The assignment of leases referred to in Section 8.1(f) above.

            c. The assumption by the Purchaser (or the Purchaser's assignee) of the Assumed Debt, the Assumed Encumbrances and other obligations relating to the Excluded Assets.

            d. The executed Assignment.

            e. Any other document or instrument reasonably requested by the Seller or required hereby; provided, that the same shall not, directly or indirectly, require or cause Purchaser to become liable for any obligation or liability, fixed or contingent, for which it is not already liable or to take any action which it is not already required to take.

            f. Appropriate resolutions of the board of directors of the Purchaser, certified by the secretary or an assistant secretary of the Purchaser, together with all other necessary approvals and consents of the Purchaser, authorizing (1) the execution on behalf of the Purchaser of this Agreement and the documents to be executed and delivered by the Purchaser prior to, at or otherwise in connection with the Closing, and (2) the performance by the Purchaser of its obligations hereunder and under such documents.

     8.3. Closing Costs. Each party hereto shall pay its own legal fees and expenses. All filing fees for the deeds and the real estate transfer, recording or other similar taxes due with respect to the transfers of title and all charges for title insurance premiums shall be paid in accordance with local custom in the jurisdiction in which each of the Excluded Assets is located.
The Seller shall pay for preparation of the documents to be delivered by the Seller hereunder, and for the releases of any deeds of trust, mortgages and other financing encumbering the Excluded Assets and for any costs associated with any corrective instruments. The Seller shall pay all sales taxes and similar impositions through the date of Closing and all sales taxes assessed as a result of the transaction contemplated by this Agreement. All fees, expenses and other costs to be paid by Seller hereunder shall be paid by the Seller prior to the Effective Time and prior to the calculation of the Working Capital Adjustment Amount and the Target Basic Equity Value pursuant to Article II of the Merger Agreement. The Purchaser shall pay all other costs (except any costs incurred by the Seller for its own account) in carrying out the transactions contemplated hereunder.

     8.4. Income and Expense Allocations. All income and expenses with respect to each of the Excluded Assets, as applicable, to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between the Seller and the Purchaser. The Seller shall be entitled to all income and responsible for all expenses for the period of time up to but not including the date of Closing, and the Purchaser shall be entitled to all income and responsible for all expenses for the period of time from, after and including the date of Closing. Only adjustments for ground rent, if applicable, and real estate taxes, utilities, and personal property taxes shall be shown on the settlement statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the settlement statements) and shall increase or decrease (as the case may be) the amount payable by the Purchaser pursuant to Section 1.
All other such adjustments shall be made by separate agreement between the parties and shall be payable by check or wire directly between the parties. Without limiting the generality of the foregoing, the following items of income and expense shall be allocated at Closing:

            a. Real estate and personal property taxes.

            b. Utility charges (including but not limited to charges for water, sewer and electricity).

     The foregoing items, to the extent allocated to, or otherwise payable by, Seller and not paid prior to the Closing Date, shall be reflected as current assets or liabilities on the Closing Balance Sheet (as defined in the Merger Agreement) for purposes of Article II of the Merger Agreement.

     Purchaser shall not be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date for Seller, but if Purchaser collects same, such amounts will be promptly remitted to Seller in the form received.

     If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills or tax bills), the parties shall allocate such income or expenses at Closing on the best available information, and such allocation shall be final and binding on the parties. Any income received or expense incurred by the Seller or the Purchaser with respect to any of the Excluded Assets after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. The Seller shall pay at Closing , and prior to the calculation of the Working Capital Adjustment Amount and the Target Basic Equity Value pursuant to Article II of the Merger Agreement, all special assessments and taxes applicable to each of the Excluded Assets due and payable prior to Closing.

     9. ASSIGNMENT BY PURCHASER: The Purchaser may assign its rights and obligations hereunder to any person or entity, with the prior written consent of the Seller, which consent may not be unreasonably withheld.

     10. MISCELLANEOUS:

     10.1. Completeness; Modification; Waiver. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto. No term or condition of this Agreement shall be deemed waived in whole or in part, except by an instrument in writing signed by an authorized representative of the waiving party which references specifically the term or condition to be waived and which states explicitly that the term or condition is waived. No waiver of any term or condition hereof by any party hereto shall be deemed or construed to be (a) a waiver by such party of any other term or condition hereof or (b) a waiver of such term or condition for any party, any period or any purpose other than as expressly set forth in the written instrument.

     10.2. No Assignments by Seller. The Seller may not assign this Agreement or its rights hereunder without the prior written consent of the Purchaser, which consent may not be unreasonably withheld

     10.3. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     10.4. Governing Law; Venue. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of Kansas. If any judicial authority holds or declares that the law of another jurisdiction is applicable, this Agreement shall remain enforceable under the laws of that jurisdiction.

     10.5. Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of all parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

     10.6. Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     10.7. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, or sent prepaid by overnight delivery service, at the addresses and with such copies as are designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) by hand or confirmed by facsimile transmission, or in the case of delivery by overnight delivery service, when actually delivered to the intended recipient.

                                        If to the Seller:

                                        ClubHouse Properties, Inc.
                                        11230 College Park Boulevard
                                        Overland Park, Kansas 66210-2700
                                        Attn: Mr. Michael Silverman

                                        and

                                        With a copy to:

                                        Wyndham Hotel Corporation
                                        Suite 2300
                                        2001 Bryan Street
                                        Dallas, Texas 75201

                                        Attn:  Legal Department

                                        and to:

                                        M. Charles Jennings, Esq.
                                        2200 Ross Avenue
                                        Suite 2200
                                        Dallas, Texas 75201

                                        If to the Purchaser:

                                        c/o Roland W. Samples
                                        11230 College Boulevard
                                        Suite 130
                                        Overland Park, Kansas 66210-2700

                                        With a copy to:

                                        Allen C. Goolsby, Esq.
                                        Hunton & Williams
                                        951 East Byrd Street
                                        18th Floor
                                        Richmond, Virginia 23219-4074



or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party in a manner described in this paragraph. Any assignee of the Purchaser may notify the Seller of one or more addresses for purposes of notices hereunder.

     10.8. Survival. All of the representations, warranties, covenants and agreements of the Seller and the Purchaser made in, or pursuant to, this Agreement shall the Closing and shall not merge into any other document or instrument executed and delivered in connection herewith.

     10.9. Third Party Beneficiary.   Except for an assignee of the Purchaser's
rights and obligations under this Agreement, no person or party is intended to be or shall be construed to be a third party beneficiary of this agreement or any provision hereof.

     10.10. Headings.   Headings are included herein for convenience of
reference only, and shall in no way be construed to define, alter, or modify any of the provisions hereof.

     10.11. Reasonable Efforts; Further Assurances. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable to satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be effected in accordance with the terms hereof.

     10.12. Exhibits. All exhibits referred to in this Agreement and attached hereto are hereby incorporated in this Agreement by reference.

     10.13. Westmont Restriction. At the Closing, the Purchaser shall also execute and deliver to the Seller a restrictive covenant in recordable form, binding the Purchaser and its successors and assigns for twenty (20) years from August 1, 1997, and providing that no part of the Westmont, Illinois parcel shall be utililized as or in connection with any hotel, motel or other temporary lodging facility or any bar (other than in connection with a restaurant), gambling facility, pawn shop, firearm store, headshop, massage parlor or operation that sells or displays pornographic material (including dancing or other performances involving nudity), such restrictive covenants to be in form reasonably satisfactory to the Seller.

     IN WITNESS WHEREOF, the Seller and the Purchaser have executed this Agreement as of the date set forth above.


                                        PURCHASER:


                                        ---------------------------------------

                                        By:
                                            -----------------------------------
                                        Name:
                                              ---------------------------------
                                        Title:
                                               --------------------------------



                                        SELLER:

                                        ClubHouse Hotels, Inc., a Kansas
                                        corporation

                                        By:
                                            -----------------------------------
                                        Name:
                                              ---------------------------------
                                        Title:
                                               --------------------------------

                                   Exhibit A


1. Office Building located at 11230 College Blvd., Overland Park, Kansas 66210, including all tangible assets associated therewith.

2. Parcel of land located by the ClubHouse Inn of Westmont, generally described as Lot 4, ClubHouse Inn Tenth.

3.   5% general partnership interest in San Jose C.I. Associates, L.P.

4. Option to purchase 3.12 acres of real property on Capital of Texas Highway North in Austin, Texas, and any developments associated with such real property.

                                   Exhibit B



          Description                          Amount
          -----------                          ------
ClubHouse Properties, Inc.:                    Outstanding principal balance
Indebtedness evidenced by Promissory Note      as of July 1, 1997: $888,150.33
issued by ClubHouse Hotels, Inc. to
North American Savings  Bank, Kansas City,
Missouri, dated May 26, 1994 in the
original principal sum of $1,000,000.

                                 EXHIBIT 1.100

                          WARRANT CONVERSION AGREEMENT



    Note: See Exhibit 2.2 to this Report for the full text of this document.

                                EXHIBIT 2.4-1

                        ARTICLES OF INCORPORATION FOR
                            CLUBHOUSE HOTELS, INC.

                           ARTICLES OF INCORPORATION
                                       OF
                             CLUBHOUSE HOTELS, INC.


                                ARTICLE 1.  NAME

         The name of this corporation is Clubhouse Hotels, Inc.


                          ARTICLE 2.  REGISTERED AGENT

         The address of the corporation's registered office in the State of Kansas is located at 534 South Kansas Avenue, Suite 1108, in the City of Topeka, County of Shawnee, State of Kansas. The name of the registered agent at that address is The Prentice-Hall Corporation, Kansas, Inc.


                              ARTICLE 3.  PURPOSE

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.


                           ARTICLE 4.  CAPITAL STOCK

         The aggregate number of shares of stock that the corporation shall have authority to issue is Ten Thousand (10,000) shares of Common Stock, of the par value of $.01 per share.

                            ARTICLE 5.  INCORPORATOR

         The name and mailing address of the incorporator is: MAX E. EBERHART, 1250 Kansas State Bank Building, 125 North Market Street, Wichita, Kansas 67202.


                             ARTICLE 6.  DIRECTORS

         The powers of the incorporator are to terminate upon the filing of these Articles of Incorporation, and the names and mailing addresses of the persons who are to serve as Directors until the first annual meeting of the stockholders, or until their successors are elected and qualified, are DAVID H. AULL, 8080 East Central, Suite 110, Wichita, Kansas 67206; ROLAND W. SAMPLES, 8080 East Central, Suite 110, Wichita, Kansas 67206; WILLIAM M. TEICH, 8080 East Central, Suite 110, Wichita, Kansas 67206; and EDWARD HART, 400 West 8th Street, Suite 313, Topeka, Kansas 66603

                               ARTICLE 7.  BYLAWS

         The bylaws of the corporation shall be adopted by the Board of Directors. The power to alter, amend, or repeal the bylaws or adopt new bylaws, subject to the right of the stockholders to adopt, amend or repeal the bylaws, is vested in the Board of Directors.


                          ARTICLE 8.  INDEMNIFICATION

         To the fullest extent permitted by the Kansas General Corporation Code, as may be amended from time to time, the corporation shall indemnify any and all of its directors, officers, agents and employees, or former directors, officers, agents and employees, or any person who may have served at the corporation's request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that notwithstanding the foregoing, the corporation may, but shall not be required to, indemnify any person:

                 (i) who serves as a director, officer, agent or employee, or who served as a former director, officer, agent or employee, of the corporation, or

                 (ii) who served at the corporation's request as a director, officer, agent or employee, of, or in any other capacity with, another corporation, partnership, joint venture, trust, or other enterprise, for any claim, liability, expense, action, suit or proceeding, relating to or based upon such service by such person or to any action taken by such person or any failure by such person to take any action, that relates to, or that occurred during, the period prior to the effectiveness of the merger of WHC Acquisition Corporation, a Delaware corporation, with and into the corporation pursuant to that certain Agreement and Plan of Merger, dated as of July 31, 1997, by and among WHC Acquisition Corporation, Wyndham Hotel Corporation and the corporation.


                         ARTICLE 9.  DIRECTOR LIABILITY

         To the fullest extent permitted by the Kansas General Corporation Code, as may be amended from time to time, a director or former director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No repeal, amendment, or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director or former director of the corporation prior to such repeal, amendment, or modification.

                            ARTICLE 10.  AMENDMENTS

         The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                 EXHIBIT 2.4-2

                                   BYLAWS FOR
                             CLUBHOUSE HOTELS, INC.

                                     BYLAWS

                                       OF

                             CLUBHOUSE HOTELS, INC.

                               TABLE OF CONTENTS

                                     BYLAWS
                                       OF
                             CLUBHOUSE HOTELS, INC.


                                                                                                                     Page
                                                                                                                     ----
ARTICLE I - OFFICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
   Section 1.        Registered Office  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
   Section 2.        Other Offices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II - MEETINGS OF THE STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
   Section 1.        Place of Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
   Section 2.        Annual Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
   Section 3.        Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
   Section 4.        Notice of Annual or Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
   Section 5.        Business at Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
   Section 6.        Quorum of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   Section 7.        Act of Stockholders' Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   Section 8.        Voting of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   Section 9.        Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   Section 10.       Voting List  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   Section 11.       Action by Written Consent Without a Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE III - BOARD OF DIRECTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   Section 1.        Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   Section 2.        Number of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   Section 3.        Election and Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   Section 4.        Vacancies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
   Section 5.        Resignation and Removal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
   Section 6.        Compensation of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
   Section 7.        Chairman of the Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE IV - MEETINGS OF THE BOARD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
   Section 1.        First Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
   Section 2.        Regular Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
   Section 3.        Special Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
   Section 4.        Business at Regular or Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
   Section 5.        Quorum of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
   Section 6.        Act of Directors' Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
   Section 7.        Action by Unanimous Written Consent Without a Meeting  . . . . . . . . . . . . . . . . . . . . .   5
   Section 8.        Interested Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE V - COMMITTEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6





                                      (i)

ARTICLE VI - NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   Section 1.        Methods of Giving Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   Section 2.        Waiver of Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   Section 3.        Attendance as Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE VII - DIRECTORS' ACTION WITHOUT A MEETING BY USE
                     OF CONFERENCE TELEPHONE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE VIII - OFFICERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   Section 1.        Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   Section 2.        Election and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   Section 3.        Salaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   Section 4.        Term, Removal, and Vacancies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   Section 5.        Chief Executive Officer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   Section 6.        President  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   Section 7.        Vice Presidents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   Section 8.        Secretary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   Section 9.        Assistant Secretaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   Section 10.       Treasurer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   Section 11.       Assistant Treasurer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   Section 12.       Officers' Bond . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE IX - CERTIFICATES FOR SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   Section 1.        Certificates Representing Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   Section 2.        Restriction on Transfer of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   Section 3.        Voting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   Section 4.        Transfer of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   Section 5.        Lost, Stolen, or Destroyed Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   Section 6.        Closing of Transfer Books and Fixing Record Date . . . . . . . . . . . . . . . . . . . . . . . .  11
   Section 7.        Registered Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE X - GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   Section 1.        Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   Section 2.        Reserves . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   Section 3.        Negotiable Instruments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   Section 4.        Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   Section 5.        Seal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   Section 6.        Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE XI - INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   Section 1.        Mandatory Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   Section 2.        Mandatory Advancement of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE XII - AMENDMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13





                                      (ii)

                                     BYLAWS
                                       OF
                             CLUBHOUSE HOTELS, INC.


                                   ARTICLE I

                                    OFFICES

         Section 1. Registered Office. The registered office shall be located in the City of Topeka, County of Shawnee, State of Kansas.

         Section 2. Other Offices. The corporation also may have offices at such other places both within and without the State of Kansas as the Board of Directors may from time to time determine or as the business of the corporation may require.


                                   ARTICLE II

                          MEETINGS OF THE STOCKHOLDERS

         Section 1. Place of Meetings. All meetings of the stockholders for the election of directors or for any other proper purpose shall be held at such place either within or without the State of Kansas as the Board of Directors may from time to time designate, as stated in the notice of such meeting or a duly executed waiver of notice thereof.

         Section 2. Annual Meeting. An annual meeting of the stockholders shall be held at such time and date as the Board of Directors may determine. At such meeting the stockholders entitled to vote thereat shall elect a Board of Directors and may transact such other business as properly may be brought before the meeting.

         Section 3. Special Meeting. Special meetings of the stockholders may be called by the Chairman of the Board of Directors, the President, the Board of Directors or the holders of not less than ten percent of all shares entitled to vote at the meeting.

         Section 4. Notice of Annual or Special Meeting. Written or printed notice stating the location, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman of the Board, the President, the Secretary, or the officer or person calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.

         Section 5. Business at Special Meeting. The business transacted at any special meeting of the stockholders shall be limited to the purposes stated in the notice thereof.

         Section 6. Quorum of Stockholders. Unless otherwise provided in the Articles of Incorporation or applicable law, the holders of a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the stockholders. If, however, a quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement of location, day, and hour of the adjourned meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified, unless the adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. The stockholders present at a duly organized meeting may continue to transact business until adjournment, and the subsequent withdrawal of any stockholder or the refusal of any stockholder to vote shall not affect the presence of quorum at the meeting.

         Section 7. Act of Stockholders' Meeting. Except with respect to the election of directors, the vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present shall be the act of the stockholders' meeting, unless the vote of a greater number is required by law or the Articles of Incorporation. Unless otherwise provided in the Articles of Incorporation, directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present and all elections of directors shall be by written ballot. Where a separate vote by a class or classes is required, a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class.

         Section 8. Voting of Shares. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of the stockholders, except to the extent that the voting rights of the shares of any class are limited or denied by the Articles of Incorporation or by a resolution of the Board of Directors designating a series of preferred stock. At each election for directors, every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has the right to vote. Unless permitted by the Articles of Incorporation, no stockholder shall be entitled to cumulate his votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of shares owned by such stockholder or by distributing such votes on the same principle among any number of such candidates.

         Section 9. Proxies. At any meeting of the stockholders, each stockholder having the right to vote shall be entitled to vote either in person or by proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact. No proxy shall be valid after three (3) years from its date of execution unless otherwise provided in the proxy. Each proxy shall be revocable unless expressly provided therein to be irrevocable and the proxy is coupled with an interest or otherwise made irrevocable by law.

         Section 10. Voting List. The officer or agent having charge of the stock ledger of the corporation shall make, at least ten days before each meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and number of shares held by each, which list shall be maintained, for a period of ten days prior to such meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held, and shall be subject to inspection by any stockholder at any time during ordinary business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting. The original stock ledger shall be the only evidence as to who are the stockholders entitled to examine such list or transfer books of the corporation or to vote at any such meeting of stockholders.

         Section 11. Action by Written Consent Without a Meeting. Any action required or permitted by law, the Articles of Incorporation, or these Bylaws to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, is signed by all the holders of outstanding stock entitled to vote thereon. Every written consent must bear the date of signature of each stockholder who signs the consent. No written consent shall be effective to take the action that is the subject of the consent unless, within 60 days after the date of the earliest dated consent delivered to the corporation in the manner required by this Section 11, a consent or consents signed by all the holders entitled to vote on the subject of the consent of outstanding stock are delivered to the corporation by delivery to its registered office, its principal place of business, or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery shall be by hand or certified or registered mail, return receipt requested. Delivery to the corporation's principal place of business shall be addressed to the President or Chief Executive Officer of the Corporation.


                                  ARTICLE III

                               BOARD OF DIRECTORS

         Section 1. Powers. The business and affairs of the corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised and done by the stockholders.

         Section 2. Number of Directors. The number of directors shall consist of one or more members as determined from time to time in accordance with these Bylaws by resolution of the Board of Directors, but no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

         Section 3. Election and Term. The directors, other than the initial directors, shall be elected at the annual meeting of the stockholders except as provided in Section 4 of this Article, and each director of the corporation shall hold office until his successor is elected and qualified or until his death, resignation or removal. Unless required by the Articles of Incorporation, directors need not be residents of the State of Kansas or stockholders of the corporation.

         Section 4. Vacancies. Any vacancy occurring in the Board of Directors shall be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors, or by a sole remaining director, or if no directors remain, by an election at an annual or special meeting of the stockholders called for that purpose. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by the affirmative vote of a majority of the directors. A director elected to fill a newly created directorship shall hold office until his successor is elected and qualified or until his death, resignation or removal.

         Notwithstanding the preceding provisions of this Section 4, whenever the holders of any class or series of shares are entitled to elect one or more directors by the provisions of the Articles of Incorporation, any vacancies in such directorships and any newly created directorships of such class or series to be filled by reason of an increase in the number of such directors may be filled by the affirmative vote of a majority of the directors elected by such class or series then in office or by a sole remaining director so elected.

         Unless otherwise provided in the Articles of Incorporation or these Bylaws, when one or more directors shall resign from the Board of Directors effective at a future date, a majority of the directors then in office, including those who so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this Section 4 in the filling of other vacancies.

         Section 5. Resignation and Removal. Any director may resign at any time upon giving written notice to the corporation. At any meeting of stockholders called expressly for the purpose of removing a director or directors, any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

         Section 6. Compensation of Directors. As specifically prescribed from time to time by resolution of the Board of Directors, the directors of the corporation may be paid their expenses of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary in their capacity as directors. This provision shall not preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

         Section 7. Chairman of the Board. The Board of Directors, at its first meeting after each annual meeting of stockholders, may elect one of its members Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and shall have such other powers and duties as usually pertain to such position or as may be delegated by the Board of Directors.


                                   ARTICLE IV

                             MEETINGS OF THE BOARD

         Section 1. First Meeting. The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of the stockholders and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present.

         Section 2. Regular Meetings. Regular meetings of the Board of Directors may be held with or without notice at such time and at such place either within or without the State of Kansas as from time to time shall be prescribed by the Board of Directors.

         Section 3. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or by a majority of the Board of Directors. Written notice of special meetings of the Board of Directors shall be given to each director at least 24 hours before the time of the meeting.

         Section 4. Business at Regular or Special Meeting. Neither the business to be transacted at nor the purpose of any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

         Section 5. Quorum of Directors. A majority of the Board of Directors shall constitute a quorum for the transaction of business, unless a greater number is required by law or the Articles of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

         Section 6. Act of Directors' Meeting. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by law or the Articles of Incorporation.

         Section 7. Action by Unanimous Written Consent Without a Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors or any executive committee under the provisions of any applicable law, the Articles of Incorporation or these Bylaws may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all members of the Board of Directors or of the executive committee, as the case may be, and such consent is filed with the minutes of proceedings of the Board of Directors or the executive committee, as the case may be. Such consent shall have the same force and effect as a unanimous vote of the Board of Directors or of the executive committee, as the case may be.

         Section 8. Interested Directors. No contract or transaction between the corporation and one or more of its directors or officers or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

                 (a) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

                 (b) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

                 (c) The contract or transaction is fair as to the corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.


                                   ARTICLE V

                                   COMMITTEES

         The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees, each of which, to the extent provided in such resolution or in the Articles of Incorporation or in these Bylaws, shall have and may exercise all the authority of the Board of Directors, subject to the limitations imposed by applicable law. The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate one or more of its members as alternate members of any committee, who may, subject to any limitations imposed by the Board of Directors, replace absent or disqualified members at any meeting of that committee. Vacancies in the membership of any such committee shall be filled by resolution adopted by the majority of the full Board of Directors at a regular or special meeting of the Board. The designation of any such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or him by law. All committees shall keep regular minutes of their proceedings and report the same to the Board of Directors when required. To the extent applicable, the provisions of
Article IV of these Bylaws governing the meetings of the Board of Directors shall likewise govern the meetings of any committee thereof. Any member of the executive committee or any other committee may be removed by the Board of Directors by the affirmative vote of a majority of the full Board, whenever, in its judgment, the best interests of the corporation will be served thereby.


                                   ARTICLE VI

                                    NOTICES

         Section 1. Methods of Giving Notice. Whenever any notice is required to be given to any stockholder or director under the provisions of any law, the Articles of Incorporation or these Bylaws, it shall be given in writing and delivered personally or mailed to such stockholder or director at such address as appears on the books of the corporation, and such notice shall be deemed to be given at the time the same shall be deposited in the United States mail with sufficient postage thereon prepaid. Notice to directors may also be given by telegram, telex, telecopy, or similar means of visual data transmission, and notice given by any of such means shall be deemed to be delivered when transmitted for delivery to the recipient.

         Section 2. Waiver of Notice. Whenever any notice is required to be given to any stockholder or director under the provisions of any law, the Articles of Incorporation, or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

         Section 3. Attendance as Waiver. Attendance of a stockholder or director at a meeting shall constitute a waiver of notice of such meeting, except where a stockholder or director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in any written waiver unless required by the Articles of Incorporation or these Bylaws.


                                  ARTICLE VII

                   DIRECTORS' ACTION WITHOUT A MEETING BY USE
                            OF CONFERENCE TELEPHONE

         Subject to the provisions required or permitted for notice of meetings, unless otherwise restricted by the Articles of Incorporation or these Bylaws, members of the Board of Directors or members of any committee designated by such Board of Directors may participate in and hold a meeting of such Board of Directors or committee by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.


                                  ARTICLE VIII

                                    OFFICERS

         Section 1. Executive Officers. The officers of the corporation shall consist of a President and a Secretary and may also include one or more Vice Presidents, a Treasurer, and such other officers as are provided for in this Article VIII, each of whom shall be elected by the Board of Directors as provided in Section 2 of this Article. Any two (2) or more offices may be held by the same person.

         Section 2. Election and Qualification. The Board of Directors, at its first meeting held immediately after each annual meeting of stockholders, shall choose a President and a Secretary. The Board of Directors also may elect one or more Vice Presidents, a Treasurer, and such other officers, including assistant officers and agents as may be deemed necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

         Section 3. Salaries. The compensation of all officers and agents of the corporation shall be determined by the Board of Directors.

         Section 4. Term, Removal, and Vacancies. Each officer of the corporation shall hold office until his successor is chosen and qualified or until his death, resignation, or removal. Any officer may resign at any time upon giving written notice to the corporation. Any officer or agent or member of the executive committee elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights. Any vacancy occurring in any office of the corporation by death, resignation, removal, or otherwise shall be filled by the Board of Directors.

         Section 5. Chief Executive Officer. Unless the Board of Directors designates otherwise, the President shall be the Chief Executive Officer of the corporation. The Chief Executive Officer shall preside at all meetings of the stockholders. The Chief Executive Officer shall have such other powers and duties as usually pertain to such office or as may be delegated by the Board of Directors.

         Section 6. President. The President shall be ex-officio a member of all standing committees and shall have general powers of oversight, supervision, and management of the business and affairs of the corporation, and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall have such other powers and duties as usually pertain to such office or as may be prescribed by the Board of Directors. He shall execute bonds, mortgages, instruments, contracts, agreements, and other documentation, except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

         Section 7. Vice Presidents. Unless otherwise determined by the Board of Directors, the Vice Presidents, in the order of their seniority as such seniority may from time to time be designated by the Board of Directors, shall perform the duties and exercise the powers of the President in the absence or disability of the President. They shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

         Section 8. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders, shall record all the proceedings of the meetings of the stockholders and of the Board of Directors in books to be kept for that purpose, and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors. He shall keep in safe custody the seal of the corporation, and, when authorized by the Board of Directors, affix the same to any instrument requiring it. When so affixed, such seal shall be attested by his signature or by the signature of the Treasurer or an Assistant Secretary.

         Section 9. Assistant Secretaries. Unless otherwise determined by the Board of Directors, the Assistant Secretaries, in the order of their seniority as such seniority may from time to time be designated by the Board of Directors, shall perform the duties and exercise the powers of the Secretary in the absence or disability of the Secretary. They shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

         Section 10. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

         Section 11. Assistant Treasurer. Unless otherwise determined by the Board of Directors, the Assistant Treasurer shall perform the duties and exercise the powers of the Treasurer in the absence or disability of the Treasurer. He shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

         Section 12. Officers' Bond. If required by the Board of Directors, any officer so required shall give the corporation a bond, which shall be renewed as the Board of Directors may require, in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of any and all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

                                   ARTICLE IX

                            CERTIFICATES FOR SHARES

         Section 1. Certificates Representing Shares. The corporation shall deliver certificates representing all shares to which stockholders are entitled. Such certificates shall be numbered and shall be entered in the books of the corporation as they are issued, and shall be signed by the Chairman of the Board of Directors, the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation, and may be sealed with the seal of the corporation or a facsimile thereof. Any or all signatures on the certificate may be a facsimile. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of its issuance.
If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent certificated shares of such class or series of stock, provided that, except as otherwise provided in K.S.A. 17-6426, and amendments thereto, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Each certificate representing shares shall state upon the face thereof that the corporation is organized under the laws of the State of Kansas, the name of the person to whom issued, the number and the class and the designation of the series, if any, which such certificate represents and the par value of each share represented by such certificate or a statement that the shares are without par value. No certificate shall be issued for any share until the consideration therefor has been fully paid.

         Section 2. Restriction on Transfer of Shares. If any restriction on the transfer, or registration of the transfer, of shares shall be imposed or agreed to by the corporation, as permitted by law, the Articles of Incorporation, or these Bylaws, such restriction shall be noted conspicuously on each certificate representing shares in accordance with applicable law.

         Section 3. Voting Agreements. A written counterpart of any voting agreement entered into among any number of stockholders of the corporation, or any number of stockholders of the corporation and the corporation itself, for the purpose of providing that shares of the corporation shall be voted in the manner prescribed in the agreement shall be deposited with the corporation at its registered office in Kansas and shall be subject to the inspection by any stockholder of the corporation or any beneficiary of the agreement daily during business hours. In addition, certificates of stock or uncertificated stock shall be issued to the person or persons or corporation or corporations authorized to act as trustee for purposes of vesting in such person or persons, corporation or corporations the right to vote such shares, to represent any stock of an original issue so deposited with him or them, and any certificates of stock or uncertificated stock so transferred to the voting trustee or trustees shall be surrendered and cancelled and new certificates or uncertificated stock shall be issued therefore to the voting trustee or trustees. In the certificate so issued, if any, it shall be stated that it is issued pursuant to such agreement, and that fact shall also be stated in the stock ledger of the corporation.

         Section 4.       Transfer of Shares.  Subject to the provisions of
Section 7 of this Article IX, upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.

         Section 5. Lost, Stolen, or Destroyed Certificate. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct to indemnify the corporation against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate.

         Section 6.       Closing of Transfer Books and Fixing Record Date.
For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution, or in order to make a determination of stockholders for any other proper purpose (other than determining stockholders entitled to consent to action taken by stockholders that is proposed to be taken without a meeting of stockholders), the Board of Directors may fix a date as the record date for any such determination of stockholders, such date to not precede the date of adoption of the resolution fixing the record date, and such date to be not more than 60 days, and, in case of a meeting of stockholders, not less than ten days, prior to the date on which the particular action requiring such determination of stockholders is to be taken. If no record date is fixed for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders, or stockholders entitled to receive payment of a dividend or other distribution, or for any other proper purpose, the close of business on the day next preceding the date on which notice of the meeting is mailed or if notice is waived, the close of business on the day next preceding the day on which the meeting is held or the date on which the resolution of the Board of Directors declaring such dividend or relating to such other proper purpose is adopted, as the case may be, shall be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this Section 6, such determination shall apply to any adjournment thereof; provided that the Board of Directors may fix a new record date for the adjourned meeting. Whenever action by stockholders is proposed to be taken by consent in writing without a meeting of stockholders, the Board of Directors may fix a record date for the purpose of determining stockholders entitled to consent to that action, which record date shall not precede, and shall not be more than ten days after, the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors and the prior action of the Board of Directors is not required by law, the record date for determining stockholders entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date shall have been fixed by the Board of Directors and prior action of the Board of Directors is required by law, the record date for determining stockholders entitled to consent to action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts a resolution taking such prior action.

         Section 7. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Kansas.


                                   ARTICLE X

                               GENERAL PROVISIONS

         Section 1. Dividends. The Board of Directors from time to time may declare, and the corporation may pay, dividends on its outstanding shares in cash, property, or its own shares pursuant to law and subject to the provisions of the Articles of Incorporation and these Bylaws.

         Section 2. Reserves. The Board of Directors may by resolution create a reserve or reserves out of earned surplus for any proper purpose or purposes, and may abolish any such reserve in the same manner.

         Section 3. Negotiable Instruments. All bills, notes, checks, or instruments for the payment of money shall be signed by such officer or officers or such other person or persons as permitted by these Bylaws or in such manner as the Board of Directors from time to time may designate.

         Section 4. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

         Section 5. Seal. The corporate seal shall have inscribed thereon the name of the corporation and may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

         Section 6. Books and Records. The corporation shall keep books and records of account and shall keep minutes of the proceedings of the stockholders, the Board of Directors, and each committee of the Board of Directors. The corporation shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of the original issuance of shares issued by the corporation and a record of each transfer of those shares that have been presented to the corporation for registration of transfer. Such records shall contain the names and addresses of all past and current stockholders of the corporation and the number and class of shares issued by the corporation held by each of them. Any books, records, minutes, and share transfer records may be in written form or in any other form capable of being converted into written form within a reasonable time.


                                   ARTICLE XI

                                INDEMNIFICATION

         Section 1. Mandatory Indemnification. To the fullest extent permitted by the Kansas General Corporation Law, as the same may be amended from time to time, the corporation shall indemnify any and all of its directors and officers, or former directors and officers, or any person who is serving or has served at the corporation's request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise provided, however, that notwithstanding the foregoing, the corporation may, but shall not be required to, indemnify any person:

                 (i) who serves as a director, officer, agent or employee, or who served as a former director, officer, agent or employee, of the corporation, or

                 (ii) who served at the corporation's request as a director, officer, agent or employee, of, or in any other capacity with, another corporation, partnership, joint venture, trust, or other enterprise, for any claim, liability, expense, action, suit or proceeding, relating to or based upon such service by such person or to any action taken by such person or any failure by such person to take any action, that relates to, or that occurred during, the period prior to the effectiveness of the merger (the "Merger") of WHC Acquisition Corporation, a Delaware corporation ("WHC Acquisition"), with and into the corporation pursuant to that certain Agreement and Plan of Merger, dated July __, 1997, by and among WHC Acquisition, Wyndham Hotel Corporation and the corporation.

         Section 2. Mandatory Advancement of Expenses. To the fullest extent permitted by the Kansas General Corporation Law, as the same may be amended from time to time, the corporation shall pay in advance all expenses (including attorneys' fees) incurred by any director or officer, or former director or officer, or any person who is serving or has served at the corporation's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, in defending any civil, criminal, administrative or investigative action, suit or proceeding; provided, however, that notwithstanding the foregoing, the corporation may, but shall not be required to, pay in advance all expenses (including attorneys' fees) incurred by any person:

                 (i) who serves as a director, officer, agent or employee, or who served as a former director, officer, agent or employee, of the corporation, or

                 (ii) who served at the corporation's request as a director, officer, agent or employee, of, or in any other capacity with, another corporation, partnership, joint venture, trust, or other enterprise, in defending any civil, criminal, administrative or investigative action, suit or proceeding, relating to, based upon or arising from such service by such person or any action taken by such person or any failure by such person to take any action, that relates to, or that occurred during, the period prior to the effectiveness of the Merger. Such person shall repay such amount to the corporation if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized by this Article XI.

                                  ARTICLE XII

                                   AMENDMENTS

         These Bylaws may be altered, amended, or repealed or new Bylaws may be adopted by the Board of Directors at any regular or special meeting of the Board, subject to the stockholders' right to adopt, amend, or repeal these Bylaws or adopt new Bylaws.

                            CERTIFICATE OF SECRETARY


         The undersigned hereby certifies that (i) he is the duly elected and qualified Secretary of Clubhouse Hotels, Inc., a Kansas corporation (the "Company"), and (ii) the foregoing is a true and correct copy of the Bylaws of the Company reviewed and adopted by the Board of Directors of the Company by unanimous written consent dated as of _______________, 1997.



                             By:
                                ---------------------------------------------
                             Name:
                                  -------------------------------------------



                             ------------------------------------------------
                             Date

                                 EXHIBIT 2.6(F)

               CERTAIN INDEBTEDNESS TO BE INCLUDED IN DEDUCTIONS
                          FROM TOTAL ENTERPRISE VALUE

                  (Principal balances shown are for reference
              purposes only.  Actual principal balances as of the
            Closing Date will be used for purposes of the Agreement)


Salomon Debt

         Description                                                         Amount
         -----------                                                         ------

Atlanta C.I. Associates II, L.P.:                           Outstanding principal
Indebtedness evidenced by Promissory Note                   balance as of July 1,
issued by Atlanta C.I. Associates II, L.P. to               1997: $4,698,868.06
Salomon Brothers Realty Corp. dated
September 14, 1995 in the original
principal sum of $4,870,000.

Overland Park C.I. Associates, L.P.:                        Outstanding principal
Indebtedness evidenced by Promissory Note                   balance as of July 1,
issued by Overland Park C.I. Associates, L.P.               1997: $5,026,920.63
to Salomon Brothers Realty Corp. dated
September 14, 1995 in the original
principal sum of $5,210,000.

Omaha C.I. Associates, L.P.:                                Outstanding principal
Indebtedness evidenced by Promissory Note                   balance as of July 1,
issued by Omaha C.I. Associates, L.P. to                    1997: $5,827,754.44
Salomon Brothers Realty Corp. dated
September 14, 1995 in the original
principal sum of $6,040,000.

Knoxville C.I. Associates, L.P.:                            Outstanding principal
Indebtedness evidenced by Promissory Note                   balance as of July 1,
issued by Knoxville C.I. Associates, L.P. to                1997: $4,708,516.73
Salomon Brothers Realty Corp. dated
September 14, 1995 in the original
principal sum of $4,880,000.

Wichita C.I. Associates III, L.P.:                          Outstanding principal
Indebtedness evidenced by Promissory Note                   balance as of July 1,
issued by Wichita C.I. Associates, L.P. to                  1997: $3,269,596.63
Salomon Brothers Realty Corp. dated
September 14, 1995 in the original
principal sum of $3,400,000.


Other Indebtedness

         Description                                                Amount
         -----------                                                ------
ClubHouse Properties, Inc.:                                 Outstanding principal
Indebtedness evidenced by Promissory Note                   balance as of July 1,
issued by ClubHouse Hotels, Inc. to                         1997: $888,650.36
North American Savings Bank, Kansas City,
Missouri, dated May 26, 1994 in the
original principal sum of $1,000,000.

ClubHouse Inns of America, Inc.:                            Outstanding principal
Indebtedness evidenced by Debenture                         balance as of July 1,
issued by ClubHouse Properties, Inc. to                     1997: $2,925,000
K.D.F. dated May 25, 1994 in the original
principal sum of $3,000,000.

Topeka C.I. Associates, L.P.:                               Outstanding principal
Indebtedness evidenced by Promissory Note                   balance as of July 1,
issued by Topeka C.I. Associates, L.P.                      1997: $2,763,432.93
to GE Capital Asset Management Corp. dated                  Loan 1 - $2,738,571.62
November 7, 1986 in the original principal                  Loan 2 - $24,861.31
sum of $3,400,000 and $400,000, respectively.

Albuquerque C.I. Associates, L.P.:                          Outstanding principal
Indebtedness evidenced by Promissory Note                   balance as of July 1,
issued by Albuquerque C.I. Associates, L.P. to              1997: $5,308,916.49
Bank Midwest, N.A. dated February 26, 1988
in the original principal sum of $5,600,000.

Valdosta C.I. Associates, L.P.:                             Outstanding principal
Indebtedness evidenced by Promissory Note                   balance as of July 1,
issued by Valdosta C.I. Associates, L.P. to                 1997: $3,510,657.58
GE Capital Asset Management Corp., dated
February 19, 1988 in the original principal
sum of $4,500,000.

Tenth Street C.I., Inc.:                                    Outstanding principal
Indebtedness evidenced by Promissory Note                   balance as of July 20,
issued by Tenth Street C.I., Inc. to Metro                  1997: $6,248,067.05
North State Bank dated August 20, 1991
in the original principal sum of $6,700,000.

Airport C.I., Inc.:                                         Outstanding principal
Indebtedness evidenced by Promissory Note                   balance as of July 8,
issued by Airport C.I., Inc. to Metro North                 1997: $4,754,720.02
State Bank (now held by NationsBank of Kansas               Loan 1:  $3,230,202.19
City) dated January 8, 1991 in the                          Loan 2:  $1,524,517.83
original principal sum of $5,000,000.

Richardson C.I. Associates, L.P.:                           Outstanding principal
Indebtedness evidenced by Promissory Note                   balance as of July 1,
issued by Richardson C.I. Associates, L.P. to               1997: $4,895,881.73
Boatmen's Bank IV, N.A. dated November 7, 1995 in
the original principal sum of $5,000,000.

St. Louis C.I. Associates, L.P.:                            Outstanding principal
Indebtedness evidenced by Promissory Note                   balance as of July 31,
issued by St. Louis C.I. Associates, L.P. to                1997: $5,577,785.40
First Bank & Savings Bank, Clayton, Missouri
dated April 1, 1996 in the original principal
sum of $6,000,000.


Indebtedness of Non-Consolidated Entities

         Description                                                Amount
         -----------                                                ------
Westmont C.I. Associates, L.P.:                             Outstanding principal
Indebtedness evidenced by Promissory Note                   balance as of July 1,
issued by Westmont C.I. Associates, L.P. to                 1997: $4,268,171.22
North American Savings Bank, FSB, Kansas City,
Missouri, dated December 12, 1995 in the
original principal sum of $4,500,000.

Savannah C.I. Associates, L.P.:                             Outstanding principal
Indebtedness evidenced by Promissory Note                   balance as of July 1,
issued by Savannah C.I. Associates, L.P. to                 1997: $3,353,000
The Dai-Ichi Kangyo Bank Limited dated October
9, 1990 in the original principal sum of
$3,353,000.

Marquis Hotel Associates:                                   Outstanding principal
Indebtedness evidenced by Promissory Note                   balance as of July 1,
issued by Marquis Hotel Associates to                       1997: $5,548,011.81
Midland Loan Services, LP dated March 15,
1994 in the original principal sum of $6,000,000.


                                OTHER DEDUCTIONS
                          FROM TOTAL ENTERPRISE VALUE


Purchase Price for Certain Partnership Interests and Assets

         Description                                                Amount
         -----------                                                ------

         Partnership Interests
         ---------------------
Topeka C.I. Associates, L.P.                                        $2,800,000
(96.50% limited partnership interests)

Albuquerque C.I. Associates, L.P.                                   $1,407,000
(99.0% limited partnership interests -
28 Units at $50,250 each)

Atlanta C.I. Associates II, L.P.                                    $1,402,000
(49.0% limited partnership interests)

Wichita C.I. Associates III, L.P.                                   $3,500,000
(86.4% limited partnership interests)

---------

Note:  each such partnership will retain its working capital.

         Asset Purchase
         --------------

Valdosta ClubHouse Inn                                              $2,101,000*

_________

Note: With the exception of its inventory, Valdosta C.I. Associates, L.P. will retain its working capital, which will not be sold with the other assets.

*Subject to adjustment based on any reduction prior to the Closing Date in the outstanding principal of the Valdosta C.I. Associates, L.P. indebtedness listed under "Other Indebtedness" above.

                                EXHIBIT 2.7(a)-1


                       ESCROW AND CONTRIBUTION AGREEMENT

                       ESCROW AND CONTRIBUTION AGREEMENT

     This Escrow and Contribution Agreement, dated as of July 31, 1997, is made by and among Roland W. Samples and David H. Aull (collectively the "Principal Shareholders"), the other shareholders of CLUBHOUSE HOTELS, INC. listed on Schedule A hereto (collectively the "Minority Shareholders"), (the Principal Shareholders and the Minority Shareholders are referred to herein collectively as the "Shareholders"), K.D.F., a Massachusetts general partnership ("K.D.F.") , William Morgan as agent for the Minority Shareholders and K.D.F.) (the "Agent"), and Exchange National Bank (Trust Department) (the "Escrow Agent"),

                              W I T N E S S E T H:

     Wyndham Hotel Corporation, a Delaware corporation (the "Acquiror"), ClubHouse Hotels, Inc., a Kansas corporation (the "Target Company"), and the Principal Shareholders are among the parties to an Agreement and Plan of Merger dated as of July 21, 1997 (the "Merger Agreement"), which provides for the merger of the Target Company and a wholly-owned subsidiary of the Acquiror (the "Merger") and for the issuance to the Shareholders and K.D.F. of shares of common stock of the Acquiror (the "Acquiror Stock"). A Warrant Conversion Agreement, dated as of July 25, 1997 (the "Warrant Conversion Agreement") among the Target Company, Clubhouse Inns of America, Inc., Acquiror, WHC Acquisition Corporation and K.D.F. provides for K.D.F. to receive shares of the Acquiror stock in conversion of a warrant to purchase common stock of the Target Company.

     The Principal Shareholders are parties to the Merger Agreement and in that capacity are potentially liable to the Acquiror and others as provided in the Merger Agreement. As beneficiaries of the transactions contemplated by the Merger Agreement and the Warrant Conversion Agreement, the Minority Shareholders and K.D.F. have agreed to share proportionally with the Principal Shareholders certain liabilities of the Principal Shareholders under the Merger Agreement. In that connection, each of the Minority Shareholders and K.D. F. has agreed to deposit with the Escrow Agent the shares of the Acquiror's Stock (the "Escrowed Stock") listed on Schedule A, to be held and disposed of by the Escrow Agent in accordance with the terms and conditions of this Escrow and Contribution Agreement.

     Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement.

     In consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Contribution. Subject to the provisions of Section 14 hereof each of the Minority Shareholders and K.D.F. hereby agrees to contribute to the Principal Shareholders his or its pro rata portion set forth on Schedule A hereto of the cost of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel in connection with any investigation or any administrative or judicial proceeding, regardless of whether any Minority Shareholder and K.D.F. is designated a party thereto) that may be imposed on, incurred by or asserted against the Principal Shareholders pursuant to the Merger Agreement, including for breach of any representation or warranty, the non-fulfillment of any agreement or covenant, as a result of any indemnity by the Principal Shareholders or a result of any agreement to pay any cost or expenses that are not satisfied out of the Target Company's working capital prior to Closing under the Merger Agreement. The maximum liability for each Minority Shareholder and K.D. F. to the Principal Shareholders for contributions under this Escrow and Contribution Agreement is set forth on Schedule A hereto.

     2. Appointment of Escrow Agent. The Shareholders and K.D. F. hereby appoint Exchange National Bank (Trust Department) as the escrow agent under this Escrow and Contribution Agreement (the "Escrow Agent"), and the Escrow Agent accepts such appointment according to the terms and conditions set forth herein.

     3. Appointment of Agent. The Minority Shareholders and K.D.F. hereby appoint William Morgan to act as their agent and attorney-in-fact for purposes of this Agreement (the "Agent").

     4. Establishment of Escrowed Stock. In order to provide one means of discharging any contribution obligations herein provided for, promptly following the Effective Time, (i) the Principal Shareholders shall cause the Acquiror, pursuant to written instructions from each of the Minority Shareholders and K.D.F. , to deliver to the Escrow Agent certificates representing the Escrowed Stock registered in the names of each of the Minority Shareholders and K.D.F. and (ii) each Minority Shareholder and K.D.F. will deliver to the Escrow Agent a stock power duly endorsed in blank, with respect to each of the shares of Escrowed Stock registered in his name. The Escrow Agent shall execute a receipt with respect to the Escrowed Stock and shall hold, distribute and dispose of the Escrowed Stock in accordance with the terms and conditions of this Escrow and Contribution Agreement. So long as shares of Escrowed Stock are held by the Escrow Agent, the Minority Shareholders and K.D.F. shall have the right to receive all dividends and other distributions in respect thereof (excluding any distribution of shares of capital stock of Acquiror or any successor to Acquiror, which shares shall become part of the Escrowed Stock). In the event of a stock dividend on, stock split with respect to, or reclassification of, the Acquiror's Stock, or any successor to Acquiror , each Minority Shareholder and K.D.F. shall deliver the shares on account of his portion of the Escrowed Stock to the Escrow Agent along with a stock power endorsed in blank with respect to each certificate representing such shares. With the written consent of the Principal Shareholders, a Minority Shareholder or K.D.F. may substitute other collateral for shares of Escrowed Stock.

     5. Procedures with Respect to Claims. If a claim is made by the Acquiror against one or both of the Principal Shareholders pursuant to the Merger Agreement (a "Claim"), the Principal Shareholders shall promptly notify the Escrow Agent and the Agent of such Claim. The Principal Shareholders shall provide the Agent from time to time with such information as the Agent may reasonably request with respect to such Claim. At such time as there is a Final Determination (as hereinafter defined) with respect to the Claim, the Principal Shareholders shall notify the Escrow Agent and the Agent of such Final Determination. A Final Determination with respect to a Claim shall occur when (1) the Acquiror and the Principal Shareholders agree in writing with respect to the amount of the Claim, or (2) a final determination is made with respect to such Claim pursuant to the Merger Agreement. If a Final Determination requires a payment to be made to the Acquiror by one or both of the Principal

Shareholders, the notice to the Escrow Agent and the Agent shall certify the number of shares of Escrowed Stock to be released from escrow by the Escrow Agent, with instructions for the distribution of such shares and other assets, and fifteen (15) days later the Escrow Agent shall then deliver such shares and other assets in accordance with those instructions unless the Agent notifies the Escrow Agent prior to such time that the Claim is not subject to contribution hereunder. Distributions from the Escrowed Stock following a Final Determination shall be made pro rata in proportion to each Minority Shareholder's and K.D.F.'s contribution obligation as set forth on Schedule A hereto with the value of any shares of the Acquiror's Stock, or the stock of any successor to Acquiror, to be based on the average closing price of such shares on the New York Stock Exchange over the ten trading days immediately preceding the date that the Escrow Agent and the Agent receives notice of the Final Determination. Notwithstanding the foregoing, if the Escrow Agent receives a notice from the Agent pursuant to Section 14 hereof, the Escrow Agent shall not make any distribution with respect to any Claim that is the subject of such notice until and unless so directed by the Principal Shareholders and the Agent jointly or by the arbitrator appointed pursuant to
Section 14.

     6. Release of Escrowed Stock.

     (a) Within ninety (90) days after the third anniversary date of the Effective Time, the Principal Shareholders shall send a notice (the "Anniversary Notice") to the Agent describing each then outstanding Claim with respect to which a Final Determination has not theretofore been made and specifying what the Principal Shareholders believe, acting in good faith, to be the aggregate amount of damages that have been incurred theretofore or are likely to be incurred thereafter as a result of or arising out of each such Claim (the "Damage Amount").

     (b) If the Agent believes, acting in good faith, that the Principal Shareholders' estimate of the Damage Amount with respect to one or more of the Claims as set forth in the Anniversary Notice is unreasonable or that pursuant to Section 14 hereof the Minority Shareholders and K.D.F. have no liability with respect thereto (a "Disputed Amount"), the Agent shall send a notice (the "Dispute Notice") to the Principal Shareholders and the Escrow Agent, within thirty (30) business days after receipt of the Anniversary Notice, specifying the amount that the Agent believes to be the proper Damage Amount, if any, with respect to any Claim described in the Anniversary Notice. Upon the issuance of a Dispute Notice, the Agent and the Principal Shareholders shall meet in a concerted, good faith effort to resolve all Disputed Amounts within ten (10) business days after issuance of the Dispute Notice. If the Agent and the Principal Shareholders resolve such dispute within the 10-day period as aforesaid, the Agent shall notify the Escrow Agent in writing of the agreed-upon Damage Amount with respect to each Claim, and such notice shall constitute a Final Determination with respect to the relevant Claims. If the dispute is not so resolved, the Agent and the Principal Shareholders shall submit the dispute to binding arbitration before a single arbitrator in Topeka, Kansas in accordance with the rules of the American Arbitration Association.
In any such arbitration proceeding the burden of proof on the proper Damage Amount shall be on the Principal Shareholders, while the burden of proof on any claim of intentional and willful misrepresentation by the Principal Shareholders shall be on the Agent.

     (c) If the Agent and the Principal Shareholders do not so agree with respect to any Claim, then the Escrow Agent shall continue to hold in escrow the Escrowed Stock or such lesser number of shares of Escrowed Stock and cash or other assets as shall have a value as of the date of such determination equal to the Damage Amount claimed by the Principal Shareholders with respect to all Claims for which there is no Final Determination. When all such Claims are finally resolved in accordance with this Escrow and Contribution Agreement, such resolution shall be considered a Final Determination and any assets still held in escrow shall be distributed to the Principal Shareholders, the Minority Shareholders or K.D.F. so as to reflect such Final Determination.

     (d) If the Anniversary Notice does not contain notice of a Claim, the Agent shall direct the Escrow Agent to release the Escrowed Stock to the Minority Shareholders and K.D.F. in the manner specified by the Agent to the Escrow Agent, and the Escrow Agent shall release the Escrowed Stock in accordance with those instructions. If one or more pending Claims are identified in the Anniversary Notice but the aggregate Damage Amounts are less than the value of the Escrowed Stock as of the date the Escrow Agent receives the Anniversary Notice, the Agent shall direct the Escrow Agent to effect a pro rata release of the balance of the Escrowed Stock to the Minority Shareholders and K.D.F., and the Escrow Agent shall so release such balance.

     7. Duties and Liabilities of Escrow Agent.

        7.1. Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. The Escrow Agent makes no representation or warranty of any nature whatsoever.

        7.2. Liability of Escrow Agent. The Escrow Agent shall incur no liability in connection with its duties hereunder except as a result of its bad faith or willful misconduct. The

Escrow Agent may consult with its counsel and shall be fully protected in any action taken in good faith in accordance with advice of such counsel. The Escrow Agent may rely on any certificate, statement, request, consent, agreement or other instrument that it believes to be genuine and to have been signed or presented by a proper person or persons. The Escrow Agent shall not be bound by any modification of this Escrow and Contribution Agreement that is not in writing and signed by the parties hereto. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any person with respect to the Escrowed Stock that, in its opinion, are in conflict with any of the provisions of this Escrow and Contribution Agreement, it shall be entitled, without liability to any party, to refrain from taking any action other than to keep safely the Escrowed Stock until it shall be directed otherwise in writing by all the other parties hereto or by final order of a court of competent jurisdiction.

     8. Termination; Successor Escrow Agent. Except as hereinafter provided, the Principal Shareholders and the Agent shall have the right to terminate the appointment of the Escrow Agent hereunder by joint written agreement which shall specify the date upon which such termination shall take effect and to appoint a successor escrow agent. In the event of any such termination, the Escrow Agent shall turn over and deliver to any successor escrow agent agreed to by the Principal Shareholders and the Agent all of the Escrowed Stock and any other instruments and amounts held by the Escrow Agent pursuant to this Escrow and Contribution Agreement. Upon receipt of the Escrowed Stock and other instruments and amounts, the successor escrow agent shall thereupon be bound by all of the provisions hereof.

     9. Duties and Liabilities of Agent. The Agent shall incur no liability in connection with his duties hereunder except as a result of his bad faith or willful misconduct. The Agent may consult with his counsel and shall be fully protected in any action taken in good faith in accordance with advice of such counsel. The Agent may rely on any certificate, statement, request, consent, agreement or other instrument that he believes to be genuine and to have been signed or presented by a proper person or persons. The Agent shall not be bound by any modification of this Escrow and Contribution Agreement that is not in writing and signed by the parties hereto. In the event that the Agent shall be uncertain as to his duties or rights hereunder or shall receive instructions from any person with respect to the Escrowed Stock that, in his opinion, are in conflict with any of the provisions of this Escrow and Contribution Agreement, he shall be entitled, without liability to any party, to refrain from taking any action other than to keep safely the Escrowed Stock until he shall be directed otherwise in writing by all the other parties hereto or by final order of a court of competent jurisdiction. The Agent shall be entitled to reimbursement by the Shareholders and K.D.F. (which reimbursement shall be paid from the assets held by the Escrow Agent prior to their distribution) for his out-of-pocket expenses incurred hereunder, including any legal fees incurred in connection with any proceeding under Section 6 or 14 hereof, but shall not be entitled to any compensation for serving as Agent.

     10. Successor Agent. If the Agent resigns or is otherwise unable to serve in that capacity, a successor Agent shall be selected by K.D.F. subject to the approval of the Principal Shareholders, whose approval shall not be unreasonably withheld.

     11. Waiver and Modifications. This Escrow and Contribution Agreement may be amended, modified, extended, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term contained in this Escrow and Contribution Agreement as a condition to such party's obligation hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, a waiver of any other condition or a waiver of any other breach of any term of this Escrow and Contribution Agreement.

     12. Sale of Shares of Escrowed Stock. Subject to compliance with federal or state securities laws, during the term of this Escrow and Contribution Agreement, a Minority Shareholder or K.D.F. (a "Selling Shareholder") may elect to sell all or a portion of his or its respective shares of Escrowed Stock (a "Sale") by delivering a written demand (a "Sale Demand") to the Escrow Agent to sell such shares of Escrowed Stock. The Sale Demand shall include instructions as to the time and manner in which to effect the Sale and an executed stock power, endorsed in blank, if the Escrow Agent does not have such a stock power for the Selling Shareholder. Upon completion of the Sale, the Escrow Agent will retain the proceeds of the Sale to the extent necessary to maintain the Selling Shareholder's balance of Escrowed Stock (valued at the Acquiror Per Share Equity Value as defined in Section 2.6(f) of the Merger Agreement) or cash with the Escrow Agent at a value equal to the value of the Escrowed Stock listed for the Selling Shareholder on Schedule A (the "Required Escrow Amount"). For purposes of determining the Required Escrow Amount for a Selling Shareholder, the shares of Escrowed Stock remaining after a Sale shall be valued at the price per share obtained from the Sale. A

Selling Shareholder shall be entitled to a distribution of the proceeds of a Sale from the Escrow Agent to the extent that the Required Escrow Amount is exceeded.

     13. Investment of Cash Proceeds. If any cash proceeds are deposited with the Escrow Agent pursuant to a Sale, the cash proceeds shall be invested by the Escrow Agent on instructions from the Selling Shareholder in U.S. government obligations, certificates of deposit or deposit accounts of any commercial bank and in any investment grade bond of any U.S. corporation and/or a Federated Investors money market mutual fund or other comparable money market mutual funds. Any income earned on such investments shall be distributed by the Escrow Agent quarterly to the Selling Shareholder.

     14. No Liability. Notwithstanding any other provision of this Escrow and Contribution Agreement, the Principal Shareholders shall not be entitled to any contribution from the Minority Shareholders or K.D.F. or to any of the Escrowed Stock for any claim by Wyndham that was caused by a breach of the Non-Competition and Non-Disclosure Agreements that the Principal Shareholders are entering into, or that was caused by an intentional and willful misrepresentation or breach of warranty by either of the Principal Shareholders in the Merger Agreement. If the Agent, acting in good faith, believes that any Claim was caused by an intentional and willful misrepresentation or breach of warranty by the Principal Shareholders in the Merger Agreement, he shall send a notice to that effect to the Principal Shareholders and the Escrow Agent within thirty (30) days after his receipt of notice that the Claim has been resolved pursuant to the Merger Agreement. If the Agent and the Principal Shareholders are unable to agree whether the Principal Shareholders are entitled to contributions hereunder with respect to the Claim, the Agent and the Principal Shareholders shall submit the dispute to binding arbitration before a single arbitrator in Topeka, Kansas in accordance with the rules of the American Arbitration Association. In any such arbitration proceeding the burden of proof on any claim of intentional and willful misrepresentation by the Principal Shareholders shall be on the Agent.

     15. Notices. Unless otherwise specifically provided herein, all notices, demands, consents, waivers and other communications required or permitted by the terms of this Agreement shall be in writing, and any notice shall become effective three (3) days after deposit in the United States mails, first class postage prepaid, or one (1) day after delivery to a reputable overnight courier or express company that provides a receipt of delivery or immediately upon delivery by hand or in the form of telecopy, telegram or other electronic means of communication that produces a written copy, and, if mailed or delivered by courier, express company or hand, shall be addressed as set forth on Schedule B hereto.

     16. Governing Law. This Escrow and Contribution Agreement shall be governed and construed in accordance with the laws of the State of Kansas.

     17. No Assignment. This Escrow and Contribution Agreement shall be binding upon the successors and permitted assigns of the parties hereto. No assignment of any rights or delegation of any obligations provided for herein may be made by any party hereto without the express written consent of all other parties hereto, except for the provisions hereof respecting successor escrow agents and the provisions of this Section regarding the transfer of a Minority Shareholder's rights upon death. Neither a Minority Shareholder nor K.D.F. may transfer any interest in the Escrowed Stock or any other right under this Escrow and Contribution Agreement to any other party, except that upon written notice from the legal representative of the estate of a Minority Shareholder to the Escrow Agent, the rights of the Minority Shareholder under this Escrow and Contribution Agreement may be transferred to the estate of such Minority Shareholder, and subsequently to any beneficiary thereof, in the event of the death of such Minority Shareholder; provided, however, that any such beneficiary or the legal representative of any such estate shall be bound by the provisions of this Escrow and Contribution Agreement without taking any further action. The Escrow Agent shall be entitled to treat the legal representative of the estate of the Minority Shareholder, and subsequently any beneficiary thereof, as the absolute owner of the rights of such Minority Shareholder under this Escrow and Contribution Agreement in all respects and shall incur no liability for distributions made in good faith to the legal representative of such Minority Shareholder or such beneficiary in accordance with the terms of this Escrow and Contribution Agreement.

     18. Limit on Liability. The Principal Shareholders agree that their rights of contribution from the Minority Shareholders or K.D.F. with respect to any liabilities that the Principal Shareholders may have to Acquiror pursuant to the Merger are limited to their rights under this Escrow and Contribution Agreement.

     19. Acts of Principal Shareholders. Whenever this Escrow and Contribution Agreement provides for action to be taken by the Principal Shareholders, such action must be agreed to by both Principal Shareholders to be effective.

     20. Entire Agreement. This Escrow and Contribution Agreement, the Merger Agreement and the agreements and documents contemplated herein and therein, as applicable, contain the entire agreement among the parties hereto with respect to the subject matter hereof, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein and therein. This Escrow and Contribution Agreement may be amended, modified or terminated at any time or times by unanimous agreement in writing of the parties hereto.

     21. Counterparts. This Escrow and Contribution Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     22. Section Headings. The section headings contained in this Escrow and Contribution Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation hereof.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Escrow and Contribution Agreement as of the date first above written.


                                        K.D.F.

                                        By:
                                             ----------------------------------
                                        Name:

                                        Title:


                                        ---------------------------------------
                                        Name:


                                        ---------------------------------------
                                        Name:

                                        ---------------------------------------
                                        Name:


                                        ---------------------------------------
                                        Name:


                                        ---------------------------------------
                                        Name:


                                        ---------------------------------------
                                        Name:


                                        ---------------------------------------
                                        Name:


                                        ---------------------------------------
                                        Name:


                                        ---------------------------------------
                                        Name:


                                        ---------------------------------------
                                        Name:


                                        ---------------------------------------
                                        Name:


                                        ---------------------------------------
                                        Name:

                                                              (as Escrow Agent)
                                        ---------------------------------------
                                        By:


                                        ---------------------------------------
                                                                       (Agent)

                                   Schedule A



                                                                    Share of
Shareholder                          Ownership%  Acquiror Stock**  Obligation
-----------------------------------  ----------  ----------------  ----------

K.D.F.                                      20%                    $1,000,000
G. Michael Caughlin, M.D.                    1%                        50,000
Michael Alan Reisman as Trustee
 of the Michael A. Reisman Living
 Trust, an inter vivos trust
 created October 29, 1991, and
 his successor in trust                      1%                        50,000
Flora Gruarin Marymont                       1%                        50,000
Michael P. Brown, M.D.                       1%                        50,000
Edward J. Wade, M.D.                       0.5%                        25,000
Gerald D. Nelson, M.D.                     0.5%                        25,000
Richard C. Shaw, M.D.                      0.5%                        25,000
Gregory Francis Duick, Trustee of
 Gregory Francis Duick Living Trust        0.5%                        25,000
Peggy Ann Duick, Trustee of Peggy
 Ann Duick Living Trust                    0.5%                        25,000
*Richard L. Merkel                           5%                       250,000
*Max E. Eberhart                             1%                        50,000
*David Elkouri                               1%                        50,000
                                     ---------                     ----------
  TOTAL                                   33.5%                    $1,675,000
                                     =========                     ==========


----------------
*When stock options are exercised.


**Shares of Acquiror Stock will be valued at the Acquiror Per Share Equity Value, as defined in the Merger Agreement. Number of shares to be escrowed will be determined by dividing Acquiror Per Share Equity Value into the Share of Obligation set forth above.

                                   Schedule B


Michael P. Brown, M.D.
3233 East Second Street
Wichita, KS  67208

G. Michael Caughlin, M.D.
818 N. Emporia
Wichita, KS 67214

Gregory Fancis Duick,
  Trustee of Gregory Francis
  Duick Living Trust
Peggy Ann Duick, Trustee
  of Peggy Ann Duick
  Living Trust
1035 N. Emporia, Suite 210
Wichita, KS 67214

Max E. Eberhart
Hinkle, Eberhardt & Elkouri, L.L.C.
2000 Epic Center
301 North Main
Wichita, KS  67202

David S. Elkouri
Hinkle, Eberhardt & Elkouri, L.L.C.
2000 Epic Center
301 North Main
Wichita, KS  67202

Exchange National Bank (Trust Department)
(Escrow Agent)
1016 Broadway
Marysville, KS  66508
Attn: Mr. Gary Howland

David H. Aull
11230 College Boulevard, Suite 130
Overland Park, KS  66210

Mrs. Flora Gruarin Marymont
3350 McCue Road #301
Houston, TX 77056

Richard L. Merkel
11230 College Boulevard, Suite 130
Overland Park, KS  66210

William Morgan, Agent
Pacholder Associates, Inc.
8044 Montgomery Road
Suite 382
Cincinnati, Ohio 45236

Gerald D. Nelson, M.D.
825 N. Hillside
Wichita, KS  67214

Michael Alan Reisman, as Trustee
201 S. Hillside
Wichita, KS 67211

Roland W. Samples
11230 College Boulevard, Suite 130
Overland Park, KS  66210

Richard C. Shaw, M.D.
9202 Killarney Place
Wichita, KS 67214

Edward J. Wade, M.D.
818 N. Emporia
Wichita, KS  67214

                                EXHIBIT 2.7(a)-2

                              EXCESS SHARES LETTER

                                EXHIBIT 2.7(a)-2



ClubHouse Hotels, Inc.
2001 Bryan Tower
Suite 2300
2001 Bryan Street
Dallas, Texas 75201

         Re: Agreement and Plan of Merger dated July ____, 1997 by and among ClubHouse Hotels, Inc. ("ClubHouse"), Wyndham Hotel Corporation, WHC Acquisition Corporation, David H. Aull and Roland W. Samples (the "Merger Agreement")

Ladies/Gentlemen:

         This letter is delivered to you pursuant to Section 2.7(a) of the Merger Agreement. Capitalized terms used in this letter that are not defined herein shall have the meanings assigned those terms in the Merger Agreement. The undersigned hereby agrees that, upon final determination of the Working Capital Adjustment Amount, the undersigned shall promptly deliver to ClubHouse, at the address set forth above, any Excess Shares received by the undersigned in connection with the Merger (together with any cash required pursuant to the terms of Section 2.8(d) of the Merger Agreement).

         The undersigned agrees that in the event of a breach of this letter by the undersigned, ClubHouse shall be entitled to specific performance of the terms hereof in addition to any other remedy available to ClubHouse at law or in equity.


                               Very truly yours,

                                EXHIBIT 6.2(1)-1

                             CLUBHOUSE HOTELS, INC.
                             CERTIFICATE OF MERGER

                             CERTIFICATE OF MERGER

                         (UNDER SECTION 17-6702 OF THE
                        KANSAS GENERAL CORPORATION CODE)



         ClubHouse Hotels, Inc., a Kansas corporation, hereby certifies that:


                                   ARTICLE 1

         The name and state of incorporation of each of the constituent corporations is:

         (a)     ClubHouse Hotels, Inc., a Kansas corporation; and

         (b)     WHC Acquisition Corporation, a Delaware corporation.


                                   ARTICLE 2

         An agreement of merger (captioned "Agreement and Plan of Merger") has been approved, adopted, certified, executed and acknowledged by each of WHC Acquisition Corporation and ClubHouse Hotels, Inc. in accordance with the provisions of Section 17-6702 of the Kansas General Corporation Code.


                                   ARTICLE 3

         The name of the surviving corporation is ClubHouse Hotels, Inc. The surviving corporation is a corporation of Kansas.


                                   ARTICLE 4

         At the effective time of the merger, the Articles of Incorporation of ClubHouse Hotels, Inc., shall be amended to read in their entirety as set forth in Exhibit A hereto.

                                   ARTICLE 5

         The executed Agreement and Plan of Merger is on file at the principal place of business of ClubHouse Hotels, Inc., which is located at 2001 Bryan Tower, 2001 Bryan Street, Suite 2300, Dallas, Texas 75201.

                                   ARTICLE 6

         A copy of the Agreement and Plan of Merger will be furnished by ClubHouse Hotels, Inc., on request and without cost, to any stockholder of ClubHouse Hotels, Inc. or WHC Acquisition Corporation.


                                   ARTICLE 7

         The authorized capital stock of WHC Acquisition Corporation consists of Ten Thousand (10,000) shares of Common Stock, par value $.01 per share.

         IN WITNESS WHEREOF, Clubhouse Hotels, Inc. has caused this Certificate of Merger to be executed by the undersigned officer this _____ day of July, 1997.


                                        CLUBHOUSE HOTELS, INC.


                                        By:
                                            ----------------------------------
                                        Printed Name:  Roland W. Samples
                                        Title:  President


ATTEST:


By:
    -----------------------------
Printed Name:  David H. Aull
Title:  Secretary, Clubhouse Hotels, Inc.



STATE OF ____________________     )
                                  )
COUNTY OF _________________       )

         The foregoing instrument was acknowledged to me, a Notary Public in and for the State of ______________________ ___, duly commissioned and sworn, on this ________ day of July, 1997, by Roland W. Samples, personally known to me to be the President of CLUBHOUSE HOTELS, INC., a Kansas corporation, the corporation that executed the said instrument.



                       --------------------------------------------------------
[SEAL]
                       Notary Public in and for the State of
                                                             ------------------

                       My Commission Expires:
                                             ----------------------------------

                                EXHIBIT 6.2(l)-2

                          WHC ACQUISITION CORPORATION
                             CERTIFICATE OF MERGER

                             CERTIFICATE OF MERGER

                       (UNDER SECTION 252 OF THE GENERAL
                          CORPORATION LAW OF DELAWARE)



      ClubHouse Hotels, Inc., a Kansas corporation, hereby certifies that:


                                   ARTICLE 1

         The name and state of incorporation of each of the constituent corporations is:

         (a)     ClubHouse Hotels, Inc., a Kansas corporation; and

         (b)     WHC Acquisition Corporation, a Delaware corporation.


                                   ARTICLE 2

         An agreement of merger (captioned "Agreement and Plan of Merger") has been approved, adopted, certified, executed and acknowledged by each of WHC Acquisition Corporation and ClubHouse Hotels, Inc. in accordance with the provisions of Section 252(c) of the General Corporation Law of Delaware.


                                   ARTICLE 3

         The name of the surviving corporation is ClubHouse Hotels, Inc. The surviving corporation is a corporation of Kansas.


                                   ARTICLE 4

         At the effective time of the merger, the Articles of Incorporation of ClubHouse Hotels, Inc., shall be amended to read in their entirety as set forth in Exhibit A hereto.

                                   ARTICLE 5

         The executed Agreement and Plan of Merger is on file at the office of ClubHouse Hotels, Inc. located at 2001 Bryan Tower, 2001 Bryan Street, Suite 2300, Dallas, Texas 75201.

                                   ARTICLE 6

         A copy of the Agreement and Plan of Merger will be furnished by ClubHouse Hotels, Inc., on request and without cost, to any stockholder of ClubHouse Hotels, Inc. or WHC Acquisition Corporation.


                                   ARTICLE 7

         ClubHouse Hotels, Inc. hereby consents and agrees that it may be served with process in Delaware in any proceeding for enforcement of any obligation of any constituent corporation of Delaware, as well as for enforcement of any obligation of ClubHouse Hotels, Inc. arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation Law. ClubHouse Hotels, Inc. also hereby irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any suit referenced above. A copy of any such service of process shall be mailed to ClubHouse Hotels, Inc., 2001 Bryan Tower, 2001 Bryan Street, Suite 2300, Dallas, Texas 75201, Attention: Legal Department.

         IN WITNESS WHEREOF, Clubhouse Hotels, Inc. has caused this Certificate of Merger to be executed by the undersigned officer this _____ day of July, 1997.


                                           CLUBHOUSE HOTELS, INC.


                                           By:
                                               ---------------------------------
                                           Name: Roland W. Samples
                                           Title: President

                                EXHIBIT 6.2(o)

                        NON-COMPETITION AGREEMENTS FOR
                              DAVID W. AULL AND
                              ROLAND W. SAMPLES




NOTE: See Exhibits 2.3 and 2.4 to this Report for the full text of these documents.

                                 EXHIBIT 6.2(p)

                             CLUBHOUSE HOTELS, INC.
                             OFFICER'S CERTIFICATE

                               Exhibit 6.2(p)

                           CLUBHOUSE HOTELS, INC.

  CERTIFICATE OF THE CHAIRMAN OF THE BOARD AND SECRETARY AND THE PRESIDENT

         David H. Aull hereby certifies that he is the Chairman of the Board and Secretary of ClubHouse Hotels, Inc. (the "Target Company") and that in that capacity and as a stockholder of the Target Company, he is familiar with the books and records of the Target Company and is a person who has knowledge of the matters referenced below. Roland W. Samples hereby certifies that he is the President of the Target Company and that in that capacity and as a stockholder of the Target Company, he is familiar with the books and records of the Target Company and is a person who has knowledge of the matters referenced below. Mr. Aull and Mr. Samples each hereby further certifies to Wyndham Hotel Corporation and WHC Acquisition Corporation as follows:

         1. The Target Company and the Principal Stockholders have performed and complied in all material respects with all of their obligations under the Agreement and Plan of Merger by and among the Target Company, Wyndham Hotel Corporation, WHC Acquisition Corporation and the Principal Stockholders dated July __, 1997 (the "Merger Agreement") that are to be performed or complied with by them prior to or on the date of the closing of the merger of WHC Acquisition with and into the Target Company (the "Merger"); and

         2. The representations and warranties made by the Target Company and the Principal Stockholders in the Merger Agreement were true and correct when made, and except for Section 3.9(b) of the Merger Agreement, are true and correct.

         IN WITNESS WHEREOF, the undersigned has executed this certificate as of the _____ day of July, 1997.


                              -------------------------------------------------
                                       David H. Aull, Chairman of the
                                       Board and Secretary of ClubHouse
                                       Hotels, Inc.



                              -------------------------------------------------
                                       David H. Aull



                              -------------------------------------------------
                                       Roland W. Samples, President
                                       of ClubHouse Hotels, Inc.



                              -------------------------------------------------
                                       Roland W. Samples

Date:  July __, 1997

                                 EXHIBIT 6.2(s)

                          VALDOSTA PURCHASE AGREEMENT



NOTE:   See Exhibit 2.5 to this Report for the full text of this document.

                                 EXHIBIT 6.3(f)

                          WYNDHAM HOTEL CORPORATION
                             OFFICER'S CERTIFICATE

                           WYNDHAM HOTEL CORPORATION

                             OFFICER'S CERTIFICATE

         The undersigned, ___________________________, _______________of
Wyndham Hotel Corporation, a Delaware corporation ("Wyndham"), does hereby certify that this Officer's Certificate is executed pursuant to Section 6.2(h) of that certain Agreement and Plan of Merger dated as of July ____, 1997, among ClubHouse Hotels, Inc., Wyndham, WHC Acquisition Corporation, David H. Aull and Roland W. Samples (the "Agreement") (with capitalized terms not otherwise defined herein having the meaning ascribed to them in the Agreement); and does hereby further certify as follows:

                 1. Wyndham and MergerSub have performed and complied in all material respects with all of their respective obligations under the Agreement that are to be performed and complied with by them prior to or on the date hereof.

                 2. The representations and warranties made by Wyndham and MergerSub in the Agreement have been true and correct in all material respects when made and are true and correct in all material respects as of the date hereof with the same force and effect as though such representations and warranties had been made on the date hereof (with such exceptions, if any, necessary to give effect to events or transactions permitted by the Agreement).

         IN WITNESS WHEREOF, the undersigned has executed this certificate on _________________, 1997.



                                            -----------------------------------

                                            -----------------------------------

                                            -----------------------------------

                               EXHIBIT 7.2(A)(IV)

                             EXAMPLE OF CALCULATION
                            OF "STOCKHOLDER AMOUNT"



ASSUMPTIONS:

         Shareholder X receives 333,333 shares of Wyndham Common Stock in the Merger, continues to hold such shares on January 1, 1998, and has satisfied all requirements for being entitled to indemnification. These are the "Retained Shares." X's basis in the ClubHouse Common Stock converted into such Retained Shares is $3.00, which carries over to the Retained Shares. The fair market value of Wyndham Common Stock on the Closing Date based on the Acquiror Per Share Equity Value is $30.00. The combined effective federal capital gains tax rate and state tax rate is 30%. X is liable for penalties and interest of $100,000.

DETERMINATION OF STOCKHOLDER AMOUNT:

         The excess of fair market value of the Retained Shares over their basis is determined as follows:

                    (333,333 x $30.00) - (333,333 x $3.00) =

                       $9,999,999 - $999,999 = $9,000,000

         Such amount is then multiplied by the combined effective federal and state income tax rate:

                         $9,000,000 x 30% = $2,700,000

         The resulting amount is then multiplied by the specified investment rate of 10% for an assumed investment period of 12 months:

                          $2,700,000 x 10% = $270,000

         To determine the "Stockholder Amount", penalties and interest are added to such amount.

             "Stockholder Amount" = $270,000 + $100,000 = $370,000

                                EXHIBIT 7.11(B)

                       APPROVED ENVIRONMENTAL CONSULTANTS


BCM Engineers, Inc.

Clayton Environmental Consultants

Dames and Moore

The Earth Technology Corp.

EMG

Goldberg Ziong Associates, Inc.
(Also known as GZA Inc.)

Harding Lawson Associates

Hygienetics Environmental Services

IVI Environmental Inc.

Kaselann & D'Angelo Associates
(Hill International)

Kilam Associates, Inc.

Law Engineering

McClaren Hart

Roy F. Weston, Inc.

TRC Environmental Consultants

PSI Environmental Geotechnical Construction

                                 EXHIBIT 7.12




                         REGISTRATION RIGHTS AGREEMENT

                        dated as of ____________, 199__

                                     among

                           WYNDHAM HOTEL CORPORATION

                                      and

             THE OTHER PARTIES LISTED ON THE SIGNATURE PAGES HERETO

                         REGISTRATION RIGHTS AGREEMENT


         THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement"), is made and entered into as of ____________, 199__ by and among Wyndham Hotel Corporation, a Delaware corporation (the "Company"), and the other parties signatory hereto.

                                    RECITALS

         The Company, David H. Aull ("Aull") and Roland W. Samples ("Samples") (together with certain other parties) have entered into that certain Agreement and Plan of Merger dated of even date herewith (the "Merger Agreement"). The Merger Agreement contemplates, among other things, the execution and delivery of this Agreement by the parties hereto.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms have the following meanings when used herein with initial capital letters:

                 Advice:  As defined in Section 5 hereof.

                 Common Stock: The Common Stock, par value $0.01 per share, of the Company.

                 Demand Notice:  As defined in Section 2 hereof.

                 Demand Registration:  As defined in Section 2 hereof.

                 Effective Date: The earlier of (i) January 1, 1998; and (ii) the date of any termination of the Patriot Merger Agreement.

                 GE Registration Rights: The rights to require the Company to register shares of Common Stock pursuant to the Registration Rights Agreement dated as of April 29, 1996 among Wyndham Hotel Company Ltd., General Electric Investment Corporation and the Trustees of General Electric Pension Trust.

                 Losses:  As defined in Section 7 hereof.

                 Merger Agreement:  As defined in the Recitals set forth above.

                 Patriot Merger: The merger of the Company and Patriot American Hospitality, Inc. described in the Patriot Merger Agreement.

                 Patriot Merger Agreement: The Agreement and Plan of Merger between Patriot American Hospitality, Inc. and the Company dated as of April 14, 1997.

                 Piggyback Registration:  As defined in Section 3 hereof.

                 Prospectus: The prospectus included in any Registration Statement (including without limitation a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

                 Registrable Securities: The Shares, upon the respective original issuance thereof, and at all times subsequent thereto, until, in the case of any such security, (i) it is effectively registered under the Securities Act and disposed of in accordance with the Registration Statement covering it, (ii) it is saleable by the holder thereof pursuant to Rule 144(k), or (iii) it is distributed to the public by the holder thereof pursuant to Rule 144.

                 Registration Expenses:  As defined in Section 6 hereof.

                 Registration Statement: Any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

                 Rule 144: Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

                 SEC:  The Securities and Exchange Commission.

                 Securities Act:  The Securities Act of 1933, as amended.

                 Shares: All shares of Common Stock acquired by any party hereto (other than the Company) pursuant to the Merger Agreement.

                 Special Counsel:  As defined in Section 6(b) hereof.

                 Underwritten registration or underwritten offering: A registration in which securities of the Company are sold to an underwriter for reoffering to the public.

                 WEL:  Wyndham Employees Ltd., a Texas limited partnership.

                 WEL Registration: A registration effected at the request of WEL pursuant to Section 2 of the 5/24/96 Registration Rights Agreement.

                 5/24/96 Registration Rights Agreement: The Registration Rights Agreement dated as of May 24, 1996 among the Company and the other parties listed on the signature pages thereof.

                 5/24/96 Demand Sellers:  As defined in Section 3(b) hereof.

         2. Demand Registration. (a) Requests for Registration. At any time and from time to time after the Effective Date, each of Aull and Samples will have the right, by written notice delivered to the Company (a "Demand Notice"), to require the Company to register (a "Demand Registration") Registrable Securities under and in accordance with the provisions of the Securities Act; provided, however, that (i) no such Demand Registration may be required unless the total amount of Registrable Securities sought to be included in such Demand Registration has a market value (calculated based on the average of the closing sale prices of such securities on the principal securities exchange on which such securities are listed for the ten (10) trading days immediately preceding the date of the Demand Notice) as of the time the related Demand Notice is given of (A) at least $15,000,000 or (B) if the Registrable Securities to be included in such Demand Registration constitute all of the Registrable Securities then owned by Aull or Samples, as the case may be, at least $10,000,000, (ii) no Demand Notice may be given prior to six months after the effective date of the immediately preceding Demand Registration, and (iii) no Demand Registration may be required at any time when there is a then-effective "shelf" registration statement in which the Company has offered to include all Registrable Securities and a current available prospectus for the sale of shares under such registration statement. Notwithstanding the foregoing, each of Aull and Samples shall be limited to one
(1) Demand Registration, and the Company shall not be obligated to effect more than a total of two (2) Demand Registrations pursuant to this Agreement.

                 (b) Filing and Effectiveness. The Company will file a Registration Statement relating to any Demand Registration within 60 calendar days of the date on which the Demand Notice is given and will use all reasonable efforts to cause the same to be declared effective by the SEC within 120 calendar days of the date on which the holders of Registrable Securities first give the Demand Notice required by Section 2(a) hereof with respect to such Demand Registration.

         All requests made pursuant to this Section 2 will specify the number of Registrable Securities to be registered.

         Any Demand Registration shall be effected as a non-underwritten "shelf" registration permitting sales "at the market" on the primary national securities exchange or automated interdealer quotation option on which the class of Registrable Securities is traded. The Company will keep the Registration Statement filed in respect thereof effective until the earlier of
(i) the date that is six months from the date on which the SEC declares such Registration Statement effective (subject to extension pursuant to Sections 4 and 5 hereof) or (ii) the date when the securities covered thereby cease to be Registrable Securities.

                 (c) Postponement of Demand Registration. The Company will be entitled to postpone the filing period of any Demand Registration for a reasonable period of time not in excess of 90 calendar days, if the Company determines, in the good faith exercise of the business judgment of its Board of Directors, that such registration and offering could materially interfere with bona fide financing plans of the Company or would require disclosure of information, the premature disclosure of which could materially and adversely affect the Company. If the

Company postpones the filing of a Registration Statement, it will promptly notify the holders of Registrable Securities in writing when the events or circumstances permitting such postponement have ended. If the Company postpones the filing of a Registration Statement, the holder of Registrable Securities who gave the Demand Notice may withdraw the Demand Notice prior to the filing of the Registration Statement by the Company, and such Demand Notice shall not be deemed to have been given and shall not be considered to have utilized such holder's Demand Registration right.

         3. Piggyback Registration. (a) Right to Piggyback. If at any time after the Effective Date the Company proposes to file a registration statement under the Securities Act with respect to (i) a primary offering of any class of equity securities (or securities convertible into, exchangeable for or exercisable for a class of equity securities of the Company) by the Company (other than a registration statement (A) on Form S-4, S-8 or any successor form thereto, (B) filed in connection with an exchange offer or an offering of securities solely to the Company's existing stockholders or (C) filed solely in connection with an offering made solely to employees of the Company or in connection with a WEL Registration), (ii) an offering effected pursuant to a Demand Registration hereunder, or (iii) an offering effected pursuant to a demand registration under Section 3 of the 5/24/96 Registration Rights Agreement, then the Company will give written notice of such proposed filing to the holders of Registrable Securities at least 30 calendar days before the anticipated filing date. Such notice will offer such holders the opportunity to register such amount of Registrable Securities as each such holder may request (a "Piggyback Registration"). Subject to Section 3(b) hereof, the Company will include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein. The holders of Registrable Securities will be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.

                 (b) Priority on Piggyback Registrations. If any offering of the type referred to in Section 3(a)(i) or 3(a)(iii) is proposed to be effected as an underwritten offering, the Company will cause the managing underwriter or underwriters of the proposed underwritten offering to permit holders of Registrable Securities requested to be included in the registration for such offering to include therein all such Registrable Securities requested to be so included on the same terms and conditions as any securities of the Company or of holders of securities of the Company exercising rights under
Section 3 of the 5/24/96 Registration Rights Agreement (the "5/24/96 Demand Seller") included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering deliver an opinion to the holders of Registrable Securities to the effect that the total amount of securities which such holders and the Company and/or any 5/24/96 Demand Sellers propose to include in such offering is such as to materially and adversely affect the success of such offering, then (i) with respect to a primary offering of the type referred to in Section 3(a)(i), the amount of securities to be included therein for the account of holders of Registrable Securities (allocated pro rata among such holders and all other persons (other than the Company) participating in such offering whose shares are subject to cutback on a pro rata basis on the basis of the Registrable Securities requested to be included therein by each such holder and the securities of the same class requested to be included by such other persons) will be reduced (to zero if necessary) to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters, and (ii) with respect to an offering of the type referred to in
Section 3(a)(iii), the amount of securities to be included therein for the account of holders of Registrable Securities hereunder (allocated pro rata among such holders on the basis of the Registrable Securities requested to be included therein by each such holder) will be reduced (to zero if necessary) to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters before any reduction in shares to be included in such offering by any of the 5/24/96 Demand Sellers. The managing underwriter or underwriters, applying the same standard, may also exclude entirely from such offering all Registerable Securities proposed to be included in such offering to the extent the Registrable Securities are not of the same class as securities of the Company included in such offering.

         4. Restrictions on Sale by Holders of Registrable Securities. Each holder of Registrable Securities agrees, if such holder is so requested (pursuant to a timely written notice) by the managing underwriter or underwriters in an underwritten offering of any class of securities that constitutes Registrable Securities, not to effect any public sale or distribution of any of the Company's securities of such class (except as part of such underwritten offering), including a sale pursuant to Rule 144, during the 10-calendar day period prior to, and during the 90-calendar day period beginning on, the closing date of such underwritten offering.

         5. Registration Procedures. In connection with the Company's registration obligations pursuant to Sections 2 and 3 hereof, the Company will effect such registrations to permit the sale of such Registrable Securities in accordance with the permitted method or methods of disposition thereof, and pursuant thereto the Company will as expeditiously as possible, in each case, to the extent applicable:

                 (a) Prepare and file with the SEC a Registration Statement or Registration Statements on any appropriate form under the Securities Act available for the sale of the Registrable Securities by the holders thereof in accordance with the permitted method or methods of distribution thereof, and cause each such Registration Statement to become effective and remain effective as provided herein; provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference) the Company will furnish to the holders of the Registrable Securities covered by such Registration Statement, the Special Counsel and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the review of such holders, the Special Counsel and such underwriters, and the Company will not file any such Registration Statement relating to a Demand Registration hereunder or amendment thereto or any Prospectus or any supplement thereto (including such documents which, upon filing, would or would be incorporated or deemed to be incorporated by reference therein) to which the holders of a majority of the Registrable Securities covered by such Registration Statement, the Special Counsel or the managing underwriter, if any, shall reasonably object on a timely basis.

                 (b) Prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep any Registration Statement relating to a Demand Registration hereunder continuously effective for the applicable period specified in Section 2; cause any Prospectus relating any Registration Statement to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by any Registration Statement during the applicable period in accordance with the permitted methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or to such Prospectus as so supplemented.

                 (c) Notify the selling holders of Registrable Securities, the Special Counsel and the managing underwriters, if any, promptly, and (if requested by any such person) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (iii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose,
(iv) if at any time the representations and warranties of the Company contained in any agreement contemplated by Section 5(n) hereof (including any underwriting agreement) cease to be true and correct, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (vi) of the occurrence of any event which makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in a Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or that is necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vii) of the Company's reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

                 (d) Use every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment.

                 (e) If requested by the managing underwriters, if any, or the holders of a majority of the Registrable Securities being registered, (i) promptly incorporate in a Prospectus supplement or post-effective amendment such information furnished by the managing underwriters or holders of Registrable Securities as may be required to be included therein by applicable law and (ii) make all required filings of such Prospectus supplement or such post- effective amendment as soon as practicable after the Company has received notification of such matters to be incorporated in such Prospectus supplement or post-effective amendment; provided, however, that the Company will not be required to take any actions under this Section 5(e) that are not, in the opinion of counsel for the Company, in compliance with applicable law.

                 (f) Furnish to each selling holder of Registrable Securities, the Special Counsel and each managing underwriter, if any, without charge, at least one conformed copy of the Registration Statement and any post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed incorporated therein by reference and all exhibits, unless requested in writing by such holder, counsel or underwriter).

                 (g) Deliver to each selling holder of Registrable Securities, the Special Counsel and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses relating to such Registrable Securities (including each preliminary prospectus) and any amendment or supplement thereto as such persons may reasonably request; and the Company hereby consents to the use of such Prospectus or each amendment or supplement thereto by each of the selling holders or Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto.

                 (h) Prior to any public offering of Registrable Securities, to register or qualify or cooperate with the selling holders of Registrable Securities, the underwriters, if any , and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as any seller or underwriter reasonably requests in writing; use all reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdiction of the Registrable Securities covered by the applicable Registration Statement; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction in which it is not then so qualified or (ii) take any action that would subject it to general service of process in any such jurisdiction in which it is not then so subject.

                 (i) Cooperate with the selling holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, shall request at least two business days prior to any sale of Registrable Securities to any underwriters.

                 (j) Use all reasonable efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities within the United States except as may be required solely as a consequence of the nature of such selling holder's business, in which case the Company will cooperate in all reasonable respects with the filing of such Registration Statement and the granting of such approvals as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities.

                 (k)      Upon the occurrence of any event contemplated by
Section 5(c)(vi) or 5(c)(vii) hereof, prepare a supplement or post-effective amendment to each Registration Statement or a supplement to the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (l) Use all reasonable efforts to cause all Registrable Securities covered by such Registration Statement to be (i) listed on each securities exchange, if any, on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then so listed, on the New York Stock Exchange or another national securities exchange if the securities qualify to be so listed or (ii) authorized to be quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or the National Market System of NASDAQ if the securities qualify to be so quoted; in each case, if requested by the holders of a majority of the Registrable Securities covered by such Registration Statement or the managing underwriters, if any.

                 (m) Prior to the effective date of the first Demand Registration or the first Piggyback Registration, whichever shall occur first,
(i) engage an appropriate transfer agent and provide the transfer agent with printed certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and (ii) provide a CUSIP number for the Registrable Securities.

                 (n) Enter into such agreements (including, in the event of an underwritten offering, an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other actions in connection therewith (including those reasonably requested by the holders of a majority of the Registrable Securities being sold or, in the event of an underwritten offering, those requested by the managing underwriters) in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, if an underwriting agreement is entered into, (i) make such representations and warranties to the underwriters, if any, with respect to the business of the Company and its subsidiaries, the Registration Statement, Prospectus and documents incorporated by reference or deemed incorporated by reference, if any, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same if and when requested; (ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, and the holders of a majority of the Registrable Securities being sold) addressed to such selling holder of Registrable Securities and each of the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings; (iii) use its best efforts to obtain "comfort" letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data is, or is required to be, included in the Registration Statement), addressed to each selling holder of Registrable Securities and each of the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "comfort" letters in connection with underwritten offerings; and (iv) deliver such documents and certificates as may be reasonably requested by the managing underwriters, if any, to evidence the continued validity of the representations and warranties of the Company and its subsidiaries made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or similar agreement entered into by the Company. The foregoing actions will be taken in connection with each closing under such underwriting or similar agreement as and to the extent required thereunder.

                 (o) Make available for inspection by a representative of the holders of Registrable Securities being sold, any underwriter participating in any disposition of Registrable Securities, and any attorney or accountant retained by such selling holders or underwriter, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement; provided, however, that any records, information or documents that are designated by the Company in writing as confidential at the time of delivery of such records, information or documents will be kept confidential by such persons unless (i) such records, information or documents are in the public domain or otherwise publicly available, (ii) disclosure of such records, information or documents is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities, or
(iii) disclosure of such records, information or documents, in the opinion of counsel to such person, is otherwise required by law (including, without limitation, pursuant to the requirements of the Securities Act) for such person to avoid personal liability for such non-disclosure.

                 (p) Comply with all applicable rules and regulations of the SEC and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than 45 calendar days after the end of any 12-month period (or 90 calendar days after the end of any 12-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts underwritten offering, and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Company, after the effective date of a Registration Statement, which statements shall cover said 12-month period.

         The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing and the Company may exclude from such registration the Registrable Securities of any seller who unreasonably fails to furnish such information within a reasonable time after receiving such request.

         Each holder of Registrable Securities will be deemed to have agreed by virtue of its acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 5(c)(ii), 5(c)(iii), 5(c)(v), 5(c)(vi) or 5(c)(vii) hereof, such holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(k) hereof, or until it is advised in writing (the "Advice") by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus. In the event the Company shall give any such notice, the time period prescribed in Section 2(a) hereof will be extended by the number of days during the time period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement shall have received (x) the copies of the supplemented or amended Prospectus contemplated by Section 5(k) hereof or (y) the Advice.

         6. Registration Expenses. (a) All fees and expenses incident to the performance of or compliance with this Agreement by the Company will be borne by the Company whether or not any of the Registration Statements become effective. Such fees and expenses will include, without limitation, (i) all registration and filing fees (including without limitation fees and expenses
(x) with respect to filings required to be made with the National Association of Securities Dealers, Inc. and (y) of compliance with securities or "blue sky" laws (including without limitation fees and disbursements of counsel for the underwriters, if any, or selling holders in connection with "blue sky" qualifications of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such jurisdictions as the managing underwriters, if any, or holders of a majority of the Registrable Securities being sold may designate)), (ii) printing or copying expenses (including without limitation expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company and the Special Counsel for the sellers of the Registrable Securities, (v) fees and disbursements of all independent certified public accountants referred to in Section 5(n)(iii) hereof (including the expenses of any special audit and "comfort" letters required by or incident to such performance), (vi) any fees and expenses of any "qualified independent underwriter" or other independent appraiser participating in an offering pursuant to Section 3 of Schedule E to the By-laws of the National Association of Securities Dealers, Inc., (vii) Securities Act liability insurance if the Company so desires such insurance, and (viii) fees and expenses of all other persons retained by the Company. In addition, the Company will pay its internal expenses (including without limitation all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange on which similar securities issued by the Company are then listed and the fees and expenses of any person, including special experts, retained by the Company. In no event, however, will the Company be responsible for any underwriting discount or selling commission with respect to any sale of Registrable Securities pursuant to this Agreement.

                 (b) In connection with any Demand Registration or Piggyback Registration hereunder, the Company will reimburse the holders of the Registrable Securities being registered in such registration for the reasonable fees and disbursements of not more than one counsel (the

"Special Counsel"), together with appropriate local counsel, chosen by the holders of a majority of the Registrable Securities being registered.

         7. Indemnification. (a) Indemnification by the Company. The Company will, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities registered pursuant to this Agreement, the officers, directors and agents and employees of each of them, each person who controls such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of any such controlling person, from and against all losses, claims, damages, liabilities, costs (including without limitation the costs of investigation and attorneys' fees) and expenses (collectively, "Losses"), as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or form of Prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are based solely upon information furnished in writing to the Company by any holder of Registrable Securities expressly for use therein; provided, however, that the Company will not be liable to any holder of Registrable Securities to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if either (A) (i) such holder failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale by such holder of a Registrable Security to the person asserting the claim from which such Losses arise and (ii) the Prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission; or
(B) such untrue statement or alleged untrue statement, omission or alleged omission is corrected in an amendment or supplement to the Prospectus previously furnished by or on behalf of the Company with copies of the Prospectus as so amended or supplemented, and such holder thereafter fails to deliver such Prospectus as so amended or supplemented prior to or concurrently with the sale of a Registrable Security to the person asserting the claim from which such Losses arise.

                 (b) Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a holder of Registrable Securities is participating, such holder of Registrable Securities will furnish to the Company in writing such information as the Company reasonably requests for use in connection with any Registration Statement or Prospectus and will indemnify, to the fullest extent permitted by law, the Company, its directors and officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, and each other holder of Registrable Securities participating in such Registration Statement, from and against all Losses arising out of or based upon any untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary prospectus or arising out of or based upon any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by any such holder to the Company expressly for use in such Registration Statement or Prospectus and was relied upon by the Company in the preparation of such Registration Statement, Prospectus or preliminary prospectus. In no event will the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds (net of payment of all expenses) received by such holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

                 (c) Conduct of Indemnification Proceedings. If any person shall become entitled to indemnity hereunder (an "indemnified party"), such indemnified party shall give prompt notice to the party from which such indemnity is sought (the "indemnifying party") of any claim or of the commencement of any action or proceeding with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; provided, however, that the failure to so notify the indemnifying party will not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been prejudiced materially by such failure. All fees and expenses (including any fees and expenses incurred in connection with investigating or preparing to defend such action or proceeding) will be paid to the indemnified party, as incurred, within five calendar days of written notice thereof to the indemnifying party (subject to repayment if it is ultimately determined that an indemnified party is not entitled to indemnification hereunder). The indemnifying party will not consent to entry of any judgment or enter into any settlement or otherwise seek to terminate any action or proceeding in which any indemnified party is or could be a party and as to which indemnification or contribution could be sought by such indemnified party under this Section 7, unless such judgment, settlement or other termination includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder.

                 (d) Contribution. If the indemnification provided for in this Section 7 is unavailable to an indemnified party under Section 7(a) or 7(b) hereof in respect of any Losses or is insufficient to hold such indemnified party harmless, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, will, jointly and severally, contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party or indemnifying parties, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statement or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party or indemnifying parties, on the one hand, and such indemnified party, on the other hand, will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or related to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses will be deemed to include any legal or other fees or expenses incurred by such party in connection with any action or proceeding.

         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provision of this Section 7(d), an indemnifying party that is a selling holder of Registrable Securities will not be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities sold by such indemnifying party and distributed to the public were offered to the public exceed the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         The indemnity, contribution and expense reimbursement obligations of the Company hereunder will be in addition to any liability the Company may otherwise have hereunder or otherwise. The provisions of this Section 7 will survive so long as Registrable Securities remain outstanding, notwithstanding any transfer of the Registrable Securities by any holder thereof or any termination of this Agreement.

         8. Rule 144. The Company will file the reports required to be filed by it under the Securities Act and the Exchange Act, and will cooperate with any holder of Registrable Securities (including without limitation by making such representations as any such holder may reasonably request), all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemptions provided by Rule 144. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such filing requirements. Notwithstanding the foregoing, nothing in this Section 8 will be deemed to require the Company to register any of its securities under any section of the Exchange Act.

         9. Underwritten Registrations. If any Piggyback Registration is an underwritten offering, the Company will have the right to select the investment banker or investment bankers and managers to administer the offering.

         10. Termination. This Agreement shall terminate on, and no party hereto shall have any further obligation hereunder from and after, the date that the parties signatory hereto (other than the Company) no longer hold any Registrable Securities; provided, however, that the obligations, if any, of the parties under Sections 6 and 7 hereof shall survive such termination.

         11. Miscellaneous. (a) Remedies. In the event of a breach by the Company of its obligations under this Agreement, each holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it will waive the defense that a remedy at law would be adequate.

                 (b) No Inconsistent Agreements. The Company has not, as of the date hereof, and will not, on or after the date hereof, enter into any agreement with respect to its securities which is inconsistent with the rights granted to the holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof. The parties to this Agreement, however, acknowledge the existence of the GE Registration Rights and the 5/24/96 Registration Rights Agreement.

                 (c) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of the holders of a majority of the then- outstanding Registrable Securities. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of holders of Registrable Securities whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other holders of Registrable Securities may be given by holders of a majority of the Registrable Securities being sold by such holders; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence.

                 (d) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing and will be deemed given (i) when made, if made by hand delivery, (ii) upon confirmation, if made by telecopier, or (iii) one business day after being deposited with a reputable next-day courier, to the parties as follows:

                          (x)     if to the Company, initially at 2001 Bryan
Street, Suite 2300, Dallas, Texas 75201, Telecopier Number (214) 863-1262
Attention: General Counsel, and thereafter at such other address, notice of which is given to the holders of Registrable Securities in accordance with the provisions of this Section 11(d); and

                          (y)     if to any holder of Registrable Securities,
at the most current address given by such holder to the Company in accordance with the provisions of this Section 11(d).

                 (e) Owner of Registrable Securities. The Company will maintain, or will cause its registrar and transfer agent to maintain, a stock book with respect to the Common Stock, in which all transfers of Registrable Securities of which the Company has received notice will be recorded. The Company may deem and treat the person in whose name Registrable Securities are registered in the stock book of the Company as the owner thereof for all purposes, including without limitation the giving of notices under this Agreement.

                 (f) Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the successors and assigns of each of the parties (including any pledgee acquiring securities by foreclosure) and will inure to the benefit of each holder of any Registrable Securities. Notwithstanding the foregoing, (i) no transferee will have any of the rights granted under this Agreement (A) until such transferee shall have acknowledged its rights and obligations hereunder by a signed written statement of such transferee's acceptance of such rights and obligations or (B) if the transferor notifies the Company in writing on or prior to such transfer that the transferee shall not have such rights, and (ii) the Demand Registration right granted hereunder to each of Aull and Samples hereunder may not be subdivided or held by more than one transferee at any time, and no transfers or assignments inconsistent with the foregoing shall be made and, if attempted to be made, shall be null and void.

                 (g) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same instrument.

                 (h) Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning hereof.

                 (i) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

                 (j) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein will remain in full force and effect and will in no way be affected, impaired or invalidated, and the parties hereto will use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

                 (k) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the registration rights granted by the Company with respect to the Registrable Securities. This Agreement supersedes all prior agreements and understandings among the parties with respect to such registration rights.

                 (l) Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by the court, will be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                        WYNDHAM HOTEL CORPORATION


                                        By:
                                           -----------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                              --------------------------------




                                        David H. Aull


                                        --------------------------------------
                                        Roland W. Samples


   [TO BE SIGNED BY CLUBHOUSE STOCKHOLDERS AND K.D.F., AS THE HOLDER OF A WARRANT TO PURCHASE COMMON STOCK OF CLUBHOUSE INNS OF AMERICA, INC.]




                                        --------------------------------------




                                        --------------------------------------




                                        --------------------------------------




                                        --------------------------------------




                                        --------------------------------------

                           Wyndham Hotel Corporation
                          WHC Acquisition Corporation
                           Suite 2300, 2001 Bryan St.
                              Dallas, Texas  75201





                                 July 30, 1997


ClubHouse Hotels, Inc.
Mr. David H. Aull
Mr. Roland W. Samples
11230 College Blvd.
Suite 130
Overland Park, KS  66210-2700

         RE:     Environmental Investigation and Remediation Costs

Gentlemen:

         Pursuant to the Agreement and Plan of Merger dated as of July 21, 1997, by and among ClubHouse Hotels, Inc. (the "Target Company"), Wyndham Hotel Corporation (the "Acquiror"), WHC Acquisition Corporation ("Merger Sub") and Messrs. David H. Aull and Roland W. Samples (the "Merger Agreement"), such parties have agreed upon a method for allocating the costs and expenses of an environmental investigation and possible remediation relating to four hotel properties referred to in the Merger Agreement as the "Specified Sites." The Merger Agreement contemplates that a portion of the costs of investigating the Specified Sites for environmental conditions and all or a portion of the potential costs of remediation will be paid by the Target Company and/or certain Related Entities (as defined in the Merger Agreement). To the extent paid or reflected as a current liability by the Target Company or Related Entities in the Closing Balance Sheet (as defined in the Merger Agreement), the Net Working Capital (as defined in the Merger Agreement) would be reduced, thereby also reducing the number of shares of Acquiror Common Stock potentially issuable to the stockholders and warrant holder of ClubHouse.

         In accordance with Section 7.11 of the Merger Agreement, reports containing the findings of Law Engineering as to their investigation and their recommendations regarding remediation in respect of the Specified Sites and the estimated costs thereof (the "Reports") have been delivered to Messrs. Aull and Samples and the other parties hereto. Messrs. Aull and Samples hereby acknowledge receipt of the Reports and elect not to object to the recommendations and/or estimates of potential remediation costs contained in such Reports.

         The invoices to date of Law Engineering for the investigation of the environmental condition of the Specified Sites (excluding the costs of Phase I Environmental Investigations and Reports) (the "Phase II Environmental Investigations") have been submitted to Messrs. Aull and Samples. Messrs. Aull and Samples hereby approve such invoices.

         In accordance with Section 7.11(a) of the Merger Agreement, fifty percent (50%) of the amount of such invoices (such 50% being equal to $15,885.51) is to be paid by ClubHouse. Messrs. Aull and Samples hereby agree that the amount of $15,885.51 shall be reflected as a current liability of ClubHouse on the Closing Balance Sheet and that fifty percent (50%) of any subsequent costs and expenses relating to such Phase II Environmental Investigations that are invoiced following the Closing and prior to the determination of the Working Capital Adjustment Amount (as defined in the Merger Agreement) shall also be reflected as current liabilities of ClubHouse on the Closing Balance Sheet. Acquiror will pay the remaining fifty percent (50%) of the costs and expenses of the Phase II Environmental Investigations.

         The Reports state that certain remediation work may be required at the Specified Sites in Kansas City, Missouri and Albuquerque, New Mexico, and, based thereon, the parties agree that the estimated remediation costs for the Specified Sites in Albuquerque, New Mexico, and the Specified Site in Kansas City, Missouri could reach $1,000,000 in the aggregate.

         Because it will be impossible to perform remediation at the Kansas City and Albuquerque Specified Sites prior to the closing of the Merger, the parties hereto agree that the amount of $500,000 (representing the amount payable by ClubHouse pursuant to Section 7.11(c)(i) of the Merger Agreement plus one half the total amount payable pursuant to Section 7.11(c)(iii) of the Merger Agreement) shall be reserved by ClubHouse in its financial records for ClubHouse's cost of remediation under the Merger Agreement and shall be reflected as a current liability of ClubHouse in the Closing Balance Sheet (subject to reduction if it is determined in connection with the final determination of the Closing Balance Sheet that the costs of remediation will be less than $1,000,000 and that ClubHouse's share thereof should be reduced).

         The parties agree that in light of the foregoing uncertainties in determining the actual remediation costs to be incurred, the date for preparation of the Closing Balance Sheet pursuant to Section 2.8(a) of the Merger Agreement shall be extended to the earliest practicable date (after 30 days after the Closing) that all remediation costs can be finally determined for work at the Albuquerque, New Mexico and Kansas City, Missouri Specified Sites. If no final determination of such remediation costs can be made by January 1, 1998, then a provisional Closing Balance Sheet shall be prepared which shall reflect the amount of $500,000 (or such lesser amount as the parties agree represents ClubHouse's share of the maximum amount that should be paid or payable as such remediation costs) as a current liability of ClubHouse and the provisions of Section 2.6(a)(ii), Section 2.6(e)(ii), and the other provisions of Section 2.8 of the Merger Agreement shall be given effect on a provisional basis, and, if any Additional Shares (as defined in the Merger Agreement) would be issuable pursuant to Section 2.6(a)(ii) or any additional shares would be issuable in respect of the Warrant (as defined in the Merger Agreement) pursuant to Section 2.6(e)(ii) ("Additional Warrant Shares") based thereon, such Additional Shares and Additional Warrant Shares shall be issued based thereon as if a final determination of the Working Capital Adjustment Amount and the Per Share Working Capital Adjustment Amount (as defined in the Merger Agreement) had been made. Upon a final determination of all remediation costs at the Albuquerque, New Mexico and Kansas City, Missouri Specified Sites, a final Closing Balance Sheet shall be prepared and a final determination of the Working Capital Adjustment Amount and the Per Share Working Capital Adjustment Amount shall be made, all in accordance with the Merger Agreement, and, if based thereon, any Additional Shares and Additional Warrant Shares (in excess of those issued based on the provisional Closing Balance Sheet) are issuable, such shares shall be issued.

         If no final determination of the remediation costs at the Albuquerque, New Mexico and Kansas City, Missouri Specified Sites can be made by July 31, 1998, then a final Closing Balance Sheet shall be prepared which shall reflect the amount of $500,000 (or such lesser amount as the parties agree represents ClubHouse's share of the maximum amount that should be paid or payable as such remediation costs) as a current liability of ClubHouse and the provisions
Section 2.6(a)(ii), Section 2.6(e)(ii), and the other provisions of Section 2.8 of the Merger Agreement shall be given effect on a final basis, and, if any Additional Shares or Additional Warrant Shares (in excess of those issued based on the provisional Closing Balance Sheet) would be issuable based thereon, such Additional Shares and Additional Warrant Shares shall be issued based thereon and no further Additional Shares or Additional Warrant Shares shall be thereafter be issuable.

         If either the provisional, or the final, determination and issuance of the Additional Shares and Additional Warrant Shares does not occur prior to the effectiveness of the merger of Wyndham with and into Patriot American Hospitality, Inc. pursuant to the Patriot-Acquiror Merger Agreement (as defined in the Merger Agreement) then in lieu of the Additional Shares or Additional Warrant Shares that would otherwise have been issuable there shall be issued the amount of paired shares of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company, (to become Wyndham International, Inc.) that would have been issuable in respect of the Additional Shares and Additional Warrant Shares had the same been outstanding on the date of effectiveness of the Patriot Merger and had no election to receive cash in the Patriot Merger been made with respect to the Additional Shares and Additional Warrant Shares.

         ClubHouse, Aull and Samples shall, prior to the Effective Time, cause Albuquerque C.I. Associates, L.P. to reserve as a current liability on its financial records the amount of $125,000 to apply toward any costs of remediation at the Albuquerque, New Mexico Specified Site and to retain and not distribute to its partners prior to the Effective Time a like amount to fund such current liability. The parties agree that following the Effective Time, Wyndham may cause Albuquerque C.I. Associates, L.P. to pay any amounts payable by Wyndham under

Sections 7.11(c)(iii) and/or (iv) of the Merger Agreement up to $125,000, and such payments shall, to the extent of such payments, satisfy Wyndham's obligations thereunder.

         David H. Aull and Roland W. Samples, jointly and severally, shall indemnify and hold harmless Wyndham, Merger Sub and ClubHouse, and their respective directors, officers, employees, representatives, agents, and attorneys from and against, and agree to defend promptly, such persons from and reimburse such persons for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, attorneys' fees and other legal costs and expenses which such persons may suffer or incur, or become subject to, as a result of or in connection with any and all actions taken pursuant to the preceding paragraph.

         Wyndham agrees to undertake in good faith to obtain confirmation from the appropriate regulatory authorities in New Mexico that no remediation of the Albuquerque, New Mexico Specified Site is required by Wyndham or any of its affiliates and to allow Messrs. Aull and Samples or their representatives to participate in any substantive meetings with the New Mexico authorities.

         Wyndham shall control the remediation work to be performed at the Albuquerque, New Mexico and Kansas City, Missouri Specified Sites, but Messrs. Samples and Aull shall be given notice by Wyndham of all material decisions and/or actions to be taken in connection therewith that affect the scope of the work to be performed or the costs thereof and shall be entitled to discuss the same with Wyndham and advise Wyndham of its input on such decisions and/or actions. In connection with any such remediation work, Wyndham shall obtain at least two bids or estimates on each contract that provides for total payments in excess of $100,000 for such work that are to be entered into in connection with such remediation, and shall utilize the lower bid unless in its reasonable judgment there are sound business reasons to utilize the higher bidder.

         Except with respect to the paragraph that is three paragraphs above this paragraph (relating to indemnification), the provisions of this letter agreement shall be without prejudice to the right of Messrs. Aull and Samples to obtain contribution with respect to any post-Closing payments made by them under the Escrow and Contribution Agreement dated July 21, 1997.

         The parties agree that they will share in proportion to amounts expended in remediation by each in any net amounts recovered from adjacent landowners and other third parties with respect to the Specified Sites in Albuquerque, New Mexico and Kansas City, Missouri.

         The provisions of the Merger Agreement shall, except to the extent amended hereby, remain in full force and effect.

         If the foregoing is acceptable to you, please execute this letter in the space provided below, whereupon this letter will constitute our agreement.


                                  WYNDHAM HOTEL CORPORATION


                                  By: /s/ MICHAEL SILVERMAN
                                     --------------------------------------


                                  WHC ACQUISITION CORPORATION


                                  By: /s/ MICHAEL SILVERMAN
                                     --------------------------------------

Accepted and Agreed to:

CLUBHOUSE HOTELS, INC.



By: /s/ROLAND W. SAMPLES
   ----------------------------

/s/ DAVID H. AULL
-------------------------------
David H. Aull

/s/ ROLAND W. SAMPLES
-------------------------------
Roland W. Samples

                           Wyndham Hotel Corporation
                          WHC Acquisition Corporation
                           Suite 2300, 2001 Bryan St.
                              Dallas, Texas  75201





                                 July 31, 1997


ClubHouse Hotels, Inc.
Mr. David H. Aull
Mr. Roland W. Samples
11230 College Blvd.
Suite 130
Overland Park, KS  66210-2700

         RE:     Responsibility for Certain Costs and Expenses

Gentlemen:

         Pursuant to the Agreement and Plan of Merger dated as of July 21, 1997, by and among ClubHouse Hotels, Inc. (the "Target Company"), Wyndham Hotel Corporation (the "Acquiror"), WHC Acquisition Corporation ("Merger Sub") and Messrs. David H. Aull and Roland W. Samples (the "Merger Agreement"), such parties have agreed upon a method for determining the Working Capital Adjustment Amount (as defined in the Merger Agreement), which contemplates that certain costs and expenses are to be paid by Target Company prior to the Effective Time of the Merger or reflected as current liabilities on the Closing Balance Sheet (as defined in the Merger Agreement) in order to allocate such costs and expenses to the stockholders of the Target Company and to K.D.F.

         The parties to the Merger Agreement wish to specify certain categories of costs and expenses that they agree will be reflected as current liabilities on the Closing Balance Sheet.

         Accordingly, the parties agree that costs and expenses of the categories reflected on Exhibit A hereto shall be reflected as current liabilities on the Closing Balance Sheet whether incurred or invoiced before or after the Effective Time.

         This letter agreement is intended to specify certain costs and expenses to be reflected on the Closing Balance Sheet and is not intended to be exclusive.

         The provisions of this letter agreement shall be without prejudice to the right of Messrs. Aull and Samples to obtain contribution with respect to any post-Closing payments made by them under the Escrow and Contribution Agreement dated July 21, 1997.

         The provisions of the Merger Agreement shall, except to the extent amended hereby, remain in full force and effect. The provisions of the separate letter agreement among the parties regarding Environmental Investigation and Remediation Costs shall remain in full force and effect.

         If the foregoing is acceptable to you, please execute this letter in the space provided below, whereupon this letter will constitute our agreement.


                                            WYNDHAM HOTEL CORPORATION



                                            By: /s/ MICHAEL SILVERMAN
                                               ---------------------------------


                                            WHC ACQUISITION CORPORATION



                                            By: /s/ MICHAEL SILVERMAN
                                               ---------------------------------

Accepted and Agreed to:

CLUBHOUSE HOTELS, INC.



By: /s/ ROLAND W. SAMPLES
   --------------------------------


/s/ DAIVD H. AULL
-----------------------------------
David H. Aull


/s/ ROLAND W. SAMPLE
-----------------------------------
Roland W. Samples

                                   EXHIBIT A

                        Certain Costs and Expenses to be
           Reflected as Current Liabilities on Closing Balance Sheet


1. Fees and expenses of Smith Barney relating to the Merger and related transactions.

2. Fees and expenses of Hunton & Williams relating to the Merger and related transactions.

3. Fees and expenses of Hinkle, Elkouri & Eberhart relating to the Merger and related transactions.

4. Fees and expenses of other local counsel to ClubHouse relating to the Merger and related transactions.

5. Fees and expenses of independent accountants and other professionals engaged by ClubHouse or Mr. Aull or Mr. Samples relating to the Merger and related transactions.